                                                                   EXHIBIT 10.14

                                 LOAN AGREEMENT

                            Dated as of May 17, 2001

                                     between

                            THE OBLIGORS NAMED HEREIN
                                  as Obligors,

                                       and

                          SECORE FINANCIAL CORPORATION,
                                    as Lender

Loan Agreement

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                                TABLE OF CONTENTS

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
    DEFINITIONS.............................................................       1

                                    ARTICLE I
                                  GENERAL TERMS

    Section 1.1.   The Loans................................................      32
    Section 1.2.   Floating Rate Loans......................................      33
    Section 1.3.   Fixed Rate Loans.........................................      35
    Section 1.4.   Method and Place of Payment..............................      37
    Section 1.5.   Release..................................................      37
    Section 1.5.   Rating Agency Monitoring Fees............................      37

                                   ARTICLE II
                   PREPAYMENTS, DISPOSITIONS AND SUBSTITUTIONS

    Section 2.1.   Voluntary Prepayment of Floating Rate Loans..............      38
    Section 2.2.   Property Releases........................................      38
    Section 2.3.   Substitution.............................................      41
    Section 2.4.   Assumption...............................................      43
    Section 2.5.   Release of Development Parcels...........................      45

                                   ARTICLE III
                                    ACCOUNTS

    Section 3.1.   Cash Management Account..................................      46
    Section 3.2.   Distributions from Cash Management Account...............      48
    Section 3.3.   Tax, Insurance and Ground Rents Escrow Account...........      48
    Section 3.4.   TI/LC Reserve Account....................................      50
    Section 3.5.   Capital Expenditure Reserve Account......................      52
    Section 3.6.   Loss Proceeds Account....................................      52
    Section 3.7.   [Intentionally Omitted]..................................      53
    Section 3.8.   [Intentionally Omitted]..................................      53
    Section 3.9.   Account Collateral.......................................      53
    Section 3.10.  Permitted Investments....................................      53
    Section 3.11.  Bankruptcy...............................................      54

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

    Section 4.1.   Organization.............................................      55
    Section 4.2.   Authorization............................................      55
    Section 4.3.   No Conflicts.............................................      55
    Section 4.4.   Consents.................................................      55
    Section 4.5.   Enforceable Obligations..................................      55
    Section 4.6.   No Event of Default......................................      55
    Section 4.7.   Payment of Taxes.........................................      56
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
    Section 4.8.   Compliance with Law......................................      56
    Section 4.10.   ERISA; Employee Benefits Matters........................      56
    Section 4.10.   Government Regulation...................................      56
    Section 4.11.   No Bankruptcy Filing....................................      57
    Section 4.12.   Other Debt..............................................      57
    Section 4.13.   Litigation..............................................      57
    Section 4.14.   Leases; Material Agreements.............................      57
    Section 4.15.   Full and Accurate Disclosure............................      58
    Section 4.16.   Financial Condition.....................................      58
    Section 4.17.   Single-Purpose Requirements.............................      58
    Section 4.18.   Location of Chief Executive Offices.....................      58
    Section 4.19.   Not Foreign Person......................................      58
    Section 4.20.   Labor Matters...........................................      58
    Section 4.21.   Title...................................................      58
    Section 4.22.   No Encroachments........................................      59
    Section 4.23.   Physical Condition......................................      59
    Section 4.24.   Solvency................................................      60
    Section 4.25.   Management..............................................      60
    Section 4.26.   Condemnation............................................      60
    Section 4.27.   Utilities and Public Access.............................      60
    Section 4.28.   Environmental Matters...................................      60
    Section 4.29.   Assessments.............................................      61
    Section 4.30.   No Joint Assessment.....................................      61
    Section 4.31.   Separate Lots...........................................      61
    Section 4.32.   Permits; Certificate of Occupancy.......................      61
    Section 4.33.   Flood Zone..............................................      61
    Section 4.34.   Security Deposits.......................................      62
    Section 4.35.   Parking.................................................      62
    Section 4.36.   Intentionally Omitted...................................      62
    Section 4.37.   Ground Leased Parcel....................................      62
    Section 4.38.   Insurance...............................................      70
    Section 4.39.   Survival................................................      71

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

    Section 5.1.   Existence................................................      71
    Section 5.2.   Maintenance of Properties; Compliance with Legal
                   Requirements.............................................      71
    Section 5.3.   Impositions and Other Claims.............................      71
    Section 5.4.   Access to Property.......................................      72
    Section 5.5.   Notice of Default........................................      72
    Section 5.6.   Litigation...............................................      72
    Section 5.7.   Cooperate in Legal Proceedings...........................      72
    Section 5.8.   Leases...................................................      72
    Section 5.18.  Plan Assets, etc.........................................      74
    Section 5.10.  Further Assurances.......................................      74
    Section 5.11.  Management of Collateral.................................      75


                                       ii

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
    Section 5.12.  Annual Financial Statements..............................      76
    Section 5.13   Quarterly Reporting......................................      76
    Section 5.14.  Assignment or Participation of Note......................      77
    Section 5.15.  Insurance................................................      77
    Section 5.16.  Casualty and Condemnation................................      80
    Section 5.17.  General Indemnity........................................      82

                                   ARTICLE VI
                               NEGATIVE COVENANTS

    Section 6.1.   Liens on the Properties..................................      83
    Section 6.2.   Ownership................................................      84
    Section 6.3.   Transfer.................................................      84
    Section 6.4.   Debt.....................................................      84
    Section 6.5.   Dissolution; Merger or Consolidation.....................      84
    Section 6.6.   Change In Business.......................................      84
    Section 6.7.   Debt Cancellation........................................      84
    Section 6.8.   Affiliate Transactions...................................      84
    Section 6.9.   Misapplication of Funds..................................      84
    Section 6.10.  Place of Business........................................      84
    Section 6.11.  Modifications and Waivers................................      84
    Section 6.12.  ERISA....................................................      85
    Section 6.13.  Alterations and Expansions...............................      85
    Section 6.14.  Advances and Investments.................................      86
    Section 6.15.  Single-Purpose Entity....................................      86
    Section 6.16.  Zoning and Uses..........................................      86
    Section 6.17.  Waste....................................................      86

                                   ARTICLE VII
                                    DEFAULTS

    Section 7.1.  Event of Default..........................................      87
    Section 7.2.  Remedies..................................................      89
    Section 7.3.  Remedies Cumulative.......................................      90
    Section 7.4.  Application of Payments after an Event of Default.........      91

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

    Section 8.1.   Conditions Precedent to Closing..........................      91
    Section 8.1.   Conditions Precedent to Addition of Qualified
                   Substitute Property......................................      94

                                   ARTICLE IX
                                  MISCELLANEOUS

    Section 9.1.   Successors...............................................      99
    Section 9.2.   GOVERNING LAW............................................      99
    Section 9.3.   Modification, Waiver in Writing..........................      99
    Section 9.4.   Notices..................................................     100
    Section 9.5.   TRIAL BY JURY............................................     100
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                                      iii

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
    Section 9.6.   Headings.................................................     101
    Section 9.7.   Assignment and Participation.............................     101
    Section 9.8.   Severability.............................................     101
    Section 9.9.   Preferences..............................................     102
    Section 9.10.  Rating Confirmations.....................................     102
    Section 9.11.  Offsets, Counterclaims and Defenses......................     102
    Section 9.12.  No Joint Venture.........................................     102
    Section 9.13.  Conflict; Construction of Documents......................     102
    Section 9.14.  Brokers and Financial Advisors...........................     103
    Section 9.15.  Counterparts.............................................     103
    Section 9.16.  Estoppel Certificates....................................     103
    Section 9.17.  Payment of Expenses; Mortgage Recording Taxes............     103
    Section 9.18.  No Third-Party Beneficiaries.............................     104
    Section 9.19.  Recourse.................................................     104
    Section 9.20.  Right of Set-Off.........................................     106
    Section 9.21.  Exculpation of Lender....................................     106
    Section 9.22.  Servicer.................................................     106
    Section 9.23.  Prior Agreements.........................................     106


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

                                 LOAN AGREEMENT

            THIS LOAN AGREEMENT, made as of May 17, 2001, is among Secore Financial Corporation, a Pennsylvania corporation having an address at 3 Bethesda Metro Center, Suite 700, Bethesda MD 20814, as lender (together with its successors and assigns, "Lender"), the entities identified as "Borrowers" on the signature page of this Agreement, each of which is a Delaware or Virginia limited liability company having an address at c/o TrizecHahn Office Properties Inc., 233 South Wacker Drive, Suite 4600, Chicago, Illinois 60606, as borrower (each, a "Borrower" and collectively, the "Borrowers") and the entities identified as "Maryland Guarantors" on the signature page of this Agreement, each of which is a Maryland limited liability company having an address at c/o TrizecHahn Office Properties Inc., 233 South Wacker Drive, Suite 4600, Chicago, Illinois 60606 (each, a "Maryland Guarantor" and collectively, the "Maryland Guarantors"; and collectively with the Borrowers, the "Obligors").

                                    RECITALS

            WHEREAS, Borrowers desire to obtain from Lender the Loans (as hereinafter defined) in connection with the financing of a portfolio of office properties; and

            WHEREAS, Lender is willing to make the Loans on the terms and conditions hereof if the Borrowers issue the Notes and the Obligors and the Nonrecourse Carveout Indemnitor join in the execution and delivery of this Agreement and execute and deliver the other Loan Documents which shall establish the terms and conditions of the Loans;

            NOW, THEREFORE, in consideration of the making of the Loans by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

                                   DEFINITIONS

            (a) When used herein, the following capitalized terms shall have the following meanings:

            "Acceptable Counterparty" means any counterparty to an Interest Rate Cap Agreement that shall have and maintain either a long-term unsecured debt rating of AAA by S&P or a short-term unsecured debt rating of not less than A-1+ by S&P, a long-term unsecured debt rating of not less than Aa3 by Moody's and either a long-term unsecured debt rating of A by Fitch or a short-term unsecured debt rating of F-1 by Fitch, or any other counterparty to an Interest Rate Cap Agreement with respect to which Rating Confirmation shall have been received.

             "Account Collateral" means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including, without limitation, proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

            "Affected Property" has the meaning set forth in Section 2.5(a).

            "Affiliate" of any specified Person means any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests (determined in a manner analogous to the method for determining beneficial ownership under Rule 13d-3 under the Securities Exchange Act of 1934, as amended), by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Aggregate Loan Amount" means $1,440,000,000.

            "Agreement" means this Loan Agreement, as the same may from time to time hereafter be modified or replaced.

            "Allocated Loan Amount" means:

            (1) with respect to any Property on the date hereof, the portion of the Aggregate Loan Amount allocated thereto on the Closing Date, as set forth on Schedule E; and

            (2) with respect to any Qualified Substitute Property added to the Collateral in connection with a Property Substitution pursuant to Section 2.3, the sum of the Allocated Loan Amounts of the related Replaced Properties (which the Qualified Substitute Property replaced) immediately prior to such Property Substitution (if a Property Substitution involves more than one Qualified Substitute Property, the sum of the Allocated Loan Amounts of the related Replaced Properties shall be allocated among such Qualified Substitute Properties in proportion to each such Qualified Substitute Property's Initial Value);

in each case minus the portion of any voluntary prepayment pursuant to this Agreement that is not associated with the release of a Property and the amount of any Release Premium in connection with the release of a Property pursuant to
Section 2.2 (any such allocation to be pro rata among all of the Properties on the basis of their Allocated Loan Amounts as in effect immediately prior to such prepayment or release). In addition, for all purposes other than the determination of a Release Price, the Allocated Loan Amount of any Property shall be reduced by the amount of any Loss Proceeds with respect to such Property which are applied toward the reduction of the Indebtedness in accordance herewith.

            "ALTA" means the American Land Title Association, or any successor thereto.

            "Alteration" means any demolition, alteration, installation, improvement or expansion of or to any Property or any portion thereof.


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

            "Annual Budget" means a capital and operating expenditure budget for each Property prepared by the Obligors.

             "Appraisal" means, with respect to any Property, an as-is appraisal thereof prepared by CB Richard Ellis or another member of the American Institute of Real Estate Appraisers selected by Lender and reasonably approved by the applicable Obligor, which appraisal shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA).

            "Assignee" has the meaning set forth in Section 9.7(a).

            "Assignment" has the meaning set forth in Section 5.15.

            "Assignment of Contracts" means each Collateral Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, in substantially the form of Exhibit G, as the same may from time to time be modified or replaced in accordance herewith.

            "Assignment of Rents and Leases" means each assignment of rents and leases, in substantially the form of Exhibit F, as the same may from time to time be modified or replaced in accordance herewith.

            "Association" means the Plaza of the Americas Condominium
Association.

            "Assumption" has the meaning set forth in Section 2.4.

            "Bankruptcy Code" has the meaning set forth in Section 7.1(d).

            "Borrowers" means (i) initially, the borrowers identified on the signature page of this Agreement, (ii) from and after any substitution pursuant to Section 2.3 or assignment and assumption of the Loans pursuant to Section 2.4, the applicable Qualified Successor Borrower together with each remaining Borrower, and (iii) from and after a release of a Borrower under Section 2.2, each remaining Borrower.

            "Business Day" means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its Servicer or its Servicer's collection account are located are authorized or obligated by law, governmental decree or executive order to be closed. Notwithstanding the foregoing, when used with respect to an Interest Determination Date, "Business Day" means a day on which banks are open for dealing in foreign currency and exchange in London.

            "Capital Expenditure" means, with respect to any Property, hard and soft costs incurred by the applicable Obligor with respect to replacements, capital repairs, improvements and alterations made to such Property (including, without limitation, repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP or which are non-recurring and individually cost in excess of $25,000.


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

            "Capital Expenditure Reserve Account" has the meaning set forth in
Section 3.5.

             "Cash Management Account" has the meaning set forth in Section 3.1(a).

            "Cash Management Agreement" means each Cash Management Agreement, in substantially the form of Exhibit A, as the same may from time to time be modified or replaced in accordance herewith.

            "Cash Management Bank" means The Chase Manhattan Bank, or any other depository institution from time to time selected by the Obligors and reasonably approved by Lender (or selected by Lender during the continuance of an Event of Default), in which Eligible Accounts may be maintained.

            "Casualty" means a fire, explosion, flood, collapse or other casualty affecting any of the Properties.

            "Certificates" means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in any of the Loans.

            "Change of Control" with respect to any Obligor or Single-Purpose Equityholder means any of the following: (i) any event following which (a) Qualified Equityholders, individually or collectively, do not directly or indirectly own more than 50% of the equity interests of such Obligor or Single-Purpose Equityholder or (b) Qualified Equityholders, individually or collectively, fail to control such Obligor or Single-Purpose Equityholder; or
(ii) any pledge of any membership interest in any Obligor or Single-Purpose Equityholder the foreclosure on which would result in a Change of Control under clause (i).

            "Closing Date" means the date hereof.

            "Closing Date Net Operating Income" means, with respect to each Property, the amount specified opposite the name of such Property in Schedule D.

            "Code" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

            "Collateral" means the Properties, the Revenues and all other tangible and intangible property (including, without limitation, any Defeasance Collateral) in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

            "Collateral Accounts" means, collectively, the Cash Management Account, the Tax, Insurance and Ground Rents Escrow Account, the TI/LC Reserve Account, the Loss Proceeds Account and the Capital Expenditure Reserve Account.

            "Commercially Reasonable" means, with respect to the terms and conditions of any proposed Lease, commercially reasonable when compared with terms and conditions of


                                       4
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Leases in similarly situated office buildings in similar contexts at the time in question, taking into account, inter alia, the size, creditworthiness and bargaining power of a prospective Tenant and the location, view and height of the space covered by such proposed Lease.

            "Condemnation" means a taking or voluntary conveyance during the term hereof of all or part of a Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.

            "Condominium" means the Plaza of the Americas Condominium, Dallas, Texas.

            "Condominium Estoppel" means a condominium Estoppel Certificate executed by the applicable Obligor and the Association in form and substance satisfactory to the Lender.

            "Contingent Obligation" means any obligation of any Obligor directly or indirectly guaranteeing any Debt of any other Person in any manner.

            "Damages" to a party means any and all liabilities, obligations, losses, damages, penalties, assessments, actions, judgments, suits, claims, costs, expenses (including, without limitation, reasonable attorneys' fees whether or not suit is brought), settlement costs and disbursements imposed on, incurred by or asserted against such party, excluding consequential, special or punitive damages.

            "Debt" means, with respect to any Person, without duplication:

            (i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including, without limitation, indebtedness for borrowed money or for the deferred purchase price of property or services;

            (ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

            (iii) all indebtedness secured by a Lien (other than Permitted Encumbrances) on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable;

            (iv) all Contingent Obligations of such Person;

            (v) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, floors, collars or similar agreements) and similar agreements; and

            (vi) all contractual indemnity obligations of such Person.

            "Declaration" means that certain Declaration of Covenants, Conditions and Restrictions, dated March 6, 1989 (as the same was amended on September 6, 1991 and again on September 5, 1997), creating the Condominium.


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

             "Default" means the occurrence and uncured continuance of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

            "Default Rate" means, with respect to any Note, the greater of (x) 3% per annum in excess of the interest rate otherwise applicable to such Note hereunder and (y) 1% per annum in excess of the Prime Rate from time to time.

            "Defeased Note" has the meaning set forth in Section 2.2(a).

            "Defeasance Borrower" has the meaning provided in Section
2.2(a)(iii).

            "Defeasance Collateral" means (i) direct, non-callable obligations of the United States of America, or (ii) any investment vehicles that are then customarily used as defeasance collateral in securitized commercial mortgage loan transactions, provided Rating Confirmation is received with respect thereto.

            "Defeasance Pledge Agreement" has the meaning set forth in Section 2.2(a)(ii).

            "Defease" means to deliver Defeasance Collateral as substitute Collateral for the Loans in accordance herewith); and the terms "Defeased" and "Defeasance" have meanings correlative to the foregoing.

            "Defeased Amount" has the meaning set forth in Section 2.2(a)(i).

            "DSCR" means, with respect to any Fiscal Quarter, the quotient of
(i) DSCR NOI for such Fiscal Quarter (less any portion thereof attributable to any Properties released from the Collateral during such Fiscal Quarter and plus any portion thereof attributable to any Properties added to the Collateral during such Fiscal Quarter) divided by (ii) the product of (x) the aggregate outstanding principal balance of the Notes (other than any Defeased Notes) plus the aggregate outstanding principal balance of any Permitted Five-Year Refinancing Debt and any Permitted Seven-Year Refinancing Debt times (y) 1/4 times (z) 9%.

            "DSCR NOI" means, with respect to any Fiscal Quarter, the excess of
(x) the Operating Income for such Fiscal Quarter contained in such Fiscal Quarter, over (y) the Operating Expenses for such Fiscal Quarter.

            "Eligible Account" means (i) an account maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity.

            "Eligible Institution" means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least A-1, Prime-1 or F-1, as applicable, by each of the Rating Agencies if the deposits are to be held in the account for less than 30 days or (ii) whose long-term senior unsecured debt obligations are rated at least AA or Aa2, as applicable, by each of the Rating Agencies if the deposits are to be held in the account for at least 30 days, or (iii) with respect to which Lender shall have received Rating Confirmation.

            "Engineer" means ATC Associates Inc., Penta Engineering Group, Inc., Clayton Group Services, Inc., Marx/Okubo Associates Ltd., or any other independent engineer as shall be reasonably approved by Lender and the Obligors.

            "Engineering Report" means, with respect to each Property, a structural and seismic engineering report or reports with respect to such Property prepared by an Engineer and delivered to Lender in connection with the Loans, and any amendments or supplements thereto delivered to Lender.

            "Environmental Auditor" means ATC Associates Inc., URS Corporation Americas, QORE, Inc., or any other independent environmental auditor reasonably approved by Lender and the Obligors.

            "Environmental Claim" means any written notice, claim, proceeding, investigation or demand by any Person or Governmental Authority alleging or asserting liability with respect to any Obligor or its Properties arising out of, based on or resulting from (i) the alleged presence, Use or Release of any Hazardous Substance in violation of Environmental Laws, (ii) any alleged violation of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances present on the Property in violation of Environmental Laws.

            "Environmental Indemnity" means each Environmental Indemnity Agreement, in substantially the form of Exhibit H, executed and delivered by each Obligor and the Nonrecourse Carveout Indemnitor to Lender in accordance herewith, as the same may from time to time be modified or replaced in accordance herewith.

            "Environmental Laws" means any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the Use or Release of Hazardous Substances.

            "Environmental Reports" means a "Phase I Environmental Site Assessment" as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-94 (and, if necessary, a "Phase II Environmental Site Assessment"), prepared by an Environmental Auditor and delivered to Lender and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

            "ERISA Affiliate," at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with one or more of the Obligors as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

            "Event of Default" has the meaning set forth in Section 7.1.

            "Exception Report" means the report prepared by the Obligors and attached hereto as Schedule C, setting forth any exceptions to the representations and warranties set forth in Article IV.

            "Fiscal Quarter" means the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of the Obligors as the Obligors may select from time to time (which selection shall be subject to the consent of Lender if such change would result in the avoidance of a Low DSCR Period).

            "Fiscal Year" means the 12-month period ending on December 31 of each year, or such other fiscal year of the Obligors as the Obligors may select from time to time (which selection shall be subject to the consent of Lender if such change would result in the avoidance of a Low DSCR Period).

            "Fitch" means Fitch, Inc. and its successors.

            "Five-Year Floating Rate Loan" has the meaning set forth in Section 1.1(a).

            "Five-Year Floating Rate Loan Amount" means $304,500,000.

            "Five-Year Floating Rate Notes" means those certain promissory notes made by the Borrowers, jointly and severally, to the order of Lender as of the Closing Date to evidence the Five-Year Floating Rate Loan, as such promissory notes may be modified, assigned (in whole or in part) and/or replaced from time to time in accordance with this Agreement and the other Loan Documents.

            "Five-Year Maturity Date" means the Initial Five-Year Maturity Date, subject to extension in accordance with Section 1.2(a), or such earlier date as may result from acceleration in accordance with this Agreement.

            "Fixed Rate" means, with respect to each Fixed Rate Note, the interest rate of such Fixed Rate Note as indicated therein.

            "Fixed Rate Interest Accrual Period" means, with respect to any specified Payment Date, the period from and including the previous Payment Date to but excluding such specified Payment Date. THE FIRST FIXED RATE INTEREST ACCRUAL PERIOD COMMENCED ON MAY 10, 2001 NOTWITHSTANDING THE FACT THAT SUCH DATE PRECEDES THE CLOSING DATE. THE BORROWERS UNDERSTAND AND AGREE THAT INTEREST SHALL BE PAYABLE ON THE INITIAL PAYMENT DATE FOR AN ENTIRE MONTH AS IF THE FIXED RATE LOANS HAD BEEN ADVANCED ON MAY 10, 2001.

            "Fixed Rate Loans" has the meaning set forth in Section 1.1(a).

            "Fixed Rate Notes" means the Seven-Year Fixed Rate Notes, the Ten-Year Non-Amortizing Fixed Rate Notes and the Ten-Year Amortizing Fixed Rate Note.

            "Floating Rate Interest Accrual Period" means, with respect to any specified Payment Date, the period from and including the 15th day of the calendar month preceding such Payment Date through but excluding the 15th day of the calendar month containing such specified Payment Date (or, if either such 15th day is not a Business Day, the Floating Rate Interest Accrual Period shall be based upon the immediately succeeding Business Day). Notwithstanding the foregoing, the first Floating Rate Interest Accrual Period shall commence on the Closing Date.

            "Floating Rate Loans" has the meaning set forth in Section 1.1(a).

            "Floating Rate Notes" means the Five-Year Floating Rate Notes and the Seven-Year Floating Rate Notes.

            "GAAP" means generally accepted accounting principles in the United States of America, consistently applied as of the date of the applicable financial report.

            "Governmental Authority" means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any court).

            "Ground Lease" means any lease, license or other agreement in which any Obligor is the lessee (or licensee) thereunder now or hereafter relating to or affecting the use and occupancy of any Property, or any portion thereof, as the same may be modified or replaced from time to time in accordance herewith.

            "Ground Leased Parcel" means any portion of any Property with respect to which any Obligor is the lessee under a Ground Lease.

            "Ground Rent" means rent payable by any Obligor pursuant to a Ground Lease.

            "Hazardous Substance" means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs") and lead-based paint, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law, and (iii) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

            "Indebtedness" means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrowers under the Loan Documents, including all

Transaction Costs and other amounts due or to become due to Lender pursuant hereto, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrowers to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

            "Independent Manager" or "Independent Director" of any limited liability company or corporation, as the case may be, means an individual who is duly appointed as a member of the board of managers of such limited liability company or as a director of the board of directors of such corporation, as the case may be, and who is not, and has never been, and will not while serving as Independent Manager or Independent Director, be any of the following:

            (i) a member, partner, equityholder, manager, director, officer or employee of an Obligor or its members or Affiliates (other than as an independent director or manager of an Affiliate of any Obligor that is required by a creditor to be a single purpose bankruptcy remote entity);

            (ii) a creditor, supplier or service provider (including provider of professional services) to an Obligor or any of its members or Affiliates (other than a company that provides professional independent managers and which also provides other corporate services to an Obligor or any of its Members or Affiliates in the ordinary course of business);

            (iii) a member of the immediate family of any such member, partner, equityholder, manager, director, officer, employee, customer, supplier or service provider; or

            (iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

            "Initial Five-Year Maturity Date" means the Payment Date in April 2004.

            "Initial Payment Date" means the Payment Date in June 2001.

            "Initial Value" means, with respect to each initial Property, the dollar amount specified opposite the name of such Property in Schedule J, and with respect to each Qualified Substitute Property, the market value thereof as determined in accordance with Section 2.3(a)(iii).

            "Insurance Premium Default" has the meaning set forth in Section 3.3(d).

            "Insurance Requirements" means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting any Property or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any Property, or any other body exercising similar functions.

             "Interest Accrual Period" means (i) with respect to the Floating Rate Loans, the Floating Rate Interest Accrual Period and (ii) with respect to the Fixed Rate Loan, the Fixed Rate Interest Accrual Period.

            "Interest Determination Date" means, in connection with the calculation of interest accrued on the Floating Rate Notes for any Floating Rate Interest Accrual Period, the second Business Day preceding the first day of such Floating Rate Interest Accrual Period.

            "Interest Rate Cap Agreement" means an interest rate cap agreement between an Acceptable Counterparty and the Borrowers that satisfies the requirements set forth in Schedule H.

             "Lease" means any lease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect) to which any Obligor is a party, existing as of the date hereof or hereafter entered into by any Obligor, or, for purposes of Section 5.8 only, any sublease to which any Obligor has a consent right, in each case pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in a Property, and every modification, amendment or other agreement relating to such lease, or other agreement entered into, in accordance with the terms of the Loan Documents, in connection with such lease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

            "Leasing Commissions" means leasing commissions required to be paid by any Obligor in connection with the leasing of space to Tenants at the Properties pursuant to Leases entered into by any Obligor in accordance herewith and payable in accordance with third-party/arm's-length brokerage agreements or in accordance with any Property Management Agreement or in accordance with agreements with any Trizec Affiliate (provided that the commissions payable to a Trizec Affiliate, including commissions payable to a Trizec Affiliate pursuant to a Property Management Agreement, are commercially reasonable based upon the then current brokerage market for the geographic market in which the applicable Property is located for property of a similar type and quality).

            "Legal Requirements" means:

            (i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Laws) affecting either the Obligors or any Property or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force);

            (ii) all permits, licenses and authorizations and regulations relating thereto; and

            (iii) all covenants, conditions and restrictions contained in any instruments (except Leases and Material Agreements) at any time in force (whether or not involving Governmental Authorities) affecting any Property or any portion thereof which, in the case of this clause (iii), require repairs, modifications or alterations in or to such Property or any portion thereof, or in any material way limit or restrict the existing use and enjoyment thereof.

            "Lender" has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

            "Lender Settlement Event" means an Event of Default resulting from
(i) the Borrowers' failure to pay interest when due, (ii) the Borrowers' failure to repay principal on the dates due hereunder, (iii) a default by any Obligor under Section 6.1, Section 6.2, Section 6.3 or 6.4, (iv) any failure by any Obligor to satisfy the requirement as set forth in clause (q) of the definition of Single-Purpose Entity, or (v) an Event of Default under Section 7.1(d).

            "LIBOR" means the rate per annum calculated as set forth below:

            (i) On each Interest Determination Date, LIBOR for the applicable period will be the rate for deposits in United States dollars for a one-month period which appears as the London inter-bank offered rate on Telerate Page 3750 as of 11:00 a.m., London time, on such date.

            (ii) With respect to an Interest Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the applicable period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period (each a "Reference Bank Rate"). Lender shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, LIBOR for such period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Lender, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one-month period.

            (iii) If, on any Interest Determination Date, Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and
      (ii) above, LIBOR for the applicable period shall be LIBOR as determined on the previous Interest Determination Date.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

            "LIBOR Spread" means, with respect to each Floating Rate Note, the spread over LIBOR applicable to such Floating Rate Note as indicated therein.

            "Lien" means (A) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics', materialmen's and other similar liens and encumbrances) and (B) any option to purchase, right of first refusal or right of first offer, in each case with respect to all or any portion of any Property, if such option or right is senior to the Lien of the applicable Mortgage.

            "Loan" has the meaning set forth in Section 1.1(a).

            "Loan Documents" means this Agreement, the Notes, the Mortgages (and related financing statements), the Assignments of Rents and Leases, the Assignment of Contracts, the Environmental Indemnity, the Subordinations of Property Management Agreement, the Collateral Assignments of Interest Rate Cap Agreement, the Cash Management Agreement, the Maryland Guarantees, the Unfunded Obligations Guaranty and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above, as all of the aforesaid may be modified or replaced from time to time in accordance herewith.

            "Loss Proceeds" means amounts, awards or payments payable to any Obligor or Lender in respect of all or any portion of any Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to such Obligor and Lender, respectively, of any and all reasonable expenses incurred by such Obligor and Lender in the recovery thereof, including all reasonable attorneys' fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

            "Loss Proceeds Account" has the meaning set forth in Section 3.6.

            "Low DSCR Period" means the period from (i) the first Business Day after the last day of any Fiscal Quarter for which DSCR is less than 1.25, to
(ii) the last day of the first Fiscal Quarter thereafter for which DSCR is greater than or equal to 1.25.

            "Major Lease" means any Lease which (i) covers more than the lesser of (x) 50,000 rentable square feet and (y) 25% of the rentable square feet contained in the applicable Property, or (ii) contains an option to purchase or a preferential right to purchase any portion of the Property (such as a right of first offer or a right of first refusal), or (iii) is with an Affiliate of any Obligor as Tenant.

            "Manager Appointment Event" means (i) an Event of Default; or (ii) the gross negligence, fraud or willful misconduct of any Obligor or a Property Manager, as the case may be, in its management of the Properties.

            "Maryland Debt" means each loan made by a Borrower to a Maryland Guarantor.

            "Maryland Guarantees" means the guarantees, each dated as of the date hereof, by the Maryland Guarantors in favor of Lender.

            "Maryland Guarantors" means (i) initially, the guarantors identified on the signature page of this Agreement, (ii) from and after any substitution pursuant to Section 2.3 or assignment and assumption of the Loans pursuant to
Section 2.4, in each case with respect to a Property located in Maryland, a Single-Purpose Entity that guarantees the Loans in the same manner as the parties described in clause (i) on the date hereof; and (iii) from and after a release of an Obligor under Section 2.2, each remaining Maryland Guarantor.

            "Maryland Property" means the Properties commonly referred to as Silver Spring Center and Silver Spring Metro Plaza, each of which is located in Silver Spring, Maryland, and any Qualified Substitute Properties located in Maryland.

            "Material Adverse Effect" means a material adverse effect upon (i) the business operations, assets or financial condition of the Obligors, taken as a whole, or (ii) the ability of the Obligors to perform, or of Lender to enforce, any material provisions of the Mortgages and other Loan Documents (taken as a whole).

            "Material Agreements" means each contract and agreement (other than Leases or subleases) relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any Property, or otherwise imposing obligations on any Obligor, under which such Obligor would have the obligation to pay more than $1,000,000 per annum, except for any contract or agreement pertaining to the performance of work under or pursuant to a Lease that has been approved by Lender or that is not required to be approved by Lender under Section 5.8 hereof.

            "Material Alteration" shall mean any Alteration to be performed by or on behalf of any Obligor at a Property (other than Tenant Improvements) which
(a) is reasonably likely to have a Material Adverse Effect, (b) is reasonably expected to cost in excess of 5% of the Allocated Loan Amount of the applicable Property, based on the Obligors' good faith estimate or (c) is reasonably anticipated to permit (or is reasonably likely to induce) tenants to terminate their Leases or abate rent with respect to the lesser of (x) 50,000 rentable square feet and (y) 25% of the rentable square feet contained in the applicable Property.

            "Minimum Balance" means (a) so long as no Low DSCR Period is continuing, zero, and (b) during the continuance of a Low DSCR Period, the aggregate amount of payments required to be made under Sections 3.2(b)(i) through (iv) on the next Payment Date, as specified in the most recent notice from the Servicer to the Cash Management Bank pursuant to the Cash Management Agreement.

            "Monthly Low DSCR Capital Expenditure Amount" at any time means the product of (x) the aggregate number of rentable square feet then contained in the Properties times (y) $0.16 times (z) 1/12.

            "Monthly Low DSCR TI/LC Amount" at any time means the product of (x) the aggregate number of rentable square feet then contained in the Properties times (y) $1.50 times (z) 1/12.

            "Moody's" means Moody's Investors Service, Inc. and its successors.

             "Mortgage" means each mortgage, deed of trust and/or deed to secure debt on a Property, in substantially the form of Exhibit E, granted by an Obligor to Lender, as the same may from time to time be modified or replaced in accordance herewith. Each Mortgage shall secure the entire Indebtedness, provided that in the event that the jurisdiction in which the Property is located imposes a mortgage recording, intangibles or similar Tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such Tax payable, the principal amount secured by such Mortgage shall be equal to 125% of such Property's Allocated Loan Amount.

            "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "Net Operating Income" means the excess of Operating Income over Operating Expenses.

            "NOI Concentration Test" means a test which shall be satisfied if, at the time of determination, (i) no single Tenant contributes more than 5% of the aggregate Net Operating Income of the Properties, (ii) no two Tenants each contribute more than 3% of the aggregate Net Operating Income of the Properties, and (iii) no proposed Qualified Substitute Property contributes more than 10% of the aggregate Net Operating Income of the Properties.

            "Nonconsolidation Opinion" means those certain opinion letters, dated the date hereof, delivered by the Obligors' counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

            "Nonrecourse Carveout Indemnitor" means Trizec or any other party that assumes the obligations of Nonrecourse Carveout Indemnitor pursuant to
Section 2.4(b).

            "Note" means a Fixed Rate Note or a Floating Rate Note, as the context may require.

            "Obligors" means the Borrowers and the Maryland Guarantors.

            "Obligor Units" means those certain Units owned in fee by the applicable Obligor.

            "Officer's Certificate" means a certificate delivered to Lender which is signed by an authorized officer of the applicable Obligor, Single-Purpose Equityholder, Nonrecourse Carveout Indemnitor or its managing member and certifies the information therein to the best of such officer's knowledge.

            "Operating Expenses" means, for any period, the sum of all operating, renting, administrative, management, legal and other ordinary expenses of the Obligors or, without duplication, which come due and payable by any Obligor during such period in connection with its ownership of the Properties, determined in accordance with GAAP; provided, however, that (A) such expenses shall not include (i) depreciation, amortization or other noncash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loans, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, Leasing Commissions and costs of Tenant Improvements, (v) equity distributions, or (vi) remittances to any Collateral Account, and (B) the amount of property taxes and insurance premiums included shall be the amount of such taxes and insurance premiums properly accrued by the Obligors for such period (rather than the amount of property taxes and insurance premiums actually expended during such period).

            "Operating Income" means, for any period, the sum of all operating income of the Obligors from the Properties during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue (other than pass throughs for real estate taxes and operating expenses) attributable to a Lease to the extent it is paid more than 30 days prior to the due date, (iii) any repayments received from any third party of principal loaned or advanced to such third party by any Obligor, (iv) any proceeds resulting from the Transfer of all or any portion of any Property, and (v) any other extraordinary or non-recurring items. Termination Fees shall not constitute Operating Income, except that during each month following any Lease termination with respect to which any Obligor receives a Termination Fee which is deposited into the TI/LC Reserve Account in accordance with Section 3.4(e), for so long as the applicable space generates no rental income, the applicable Obligor shall be deemed to have received Operating Income in an amount equal to (x) the amount of such Termination Fee divided by (y) the number of whole and partial months which would have been contained in the remainder of the term of such Lease, had it not been terminated, from the effective date of its termination through the date on which its term was scheduled to expire (including any extension periods).

            "Participation" has the meaning set forth in Section 5.14.

            "Payment Date" means, with respect to each of the Loans and each Interest Accrual Period, the 10th day of the month in which such Interest Accrual Period ends (or, if such 10th day is not a Business Day, the first Business Day immediately preceding such 10th day); provided with respect to each Floating Rate Interest Accrual Period in which the Borrowers make a payment of principal in respect of a Floating Rate Loan, the Payment Date for such Floating Rate Loan and such Interest Accrual Period shall mean the second Business Day prior to the 15th day of the month in which such Floating Rate Interest Accrual Period ends.

            "Permits" means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of the Properties (including, without limitation, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of such Property).

            "Permitted Bond Debt" shall mean the Debt evidenced by those certain Taxable Economic Development Revenue Bonds (TrizecHahn Project), Series 2000 and secured by that certain Deed to Secure Debt and Security Agreement dated as of November 1, 2000 given by Development Authority of Cobb County to First Union National Bank, as Trustee under Trust Indenture dated November 1, 2000 and that certain Guaranty Agreement dated November 1,

2000 given by TrizecHahn Interstate North Development LLC, a Delaware limited liability company, as the same may be modified or amended.

            "Permitted Debt" means:

            (i) the Indebtedness;

            (ii) Trade Payables not represented by a note, customarily paid by the applicable Obligor within 60 days of incurrence and in fact not more than 60 days outstanding (other than amounts disputed by the applicable Obligor in good faith, provided that if such disputed amounts in the aggregate exceed 1% of the sum of the Allocated Loan Amounts of the Properties which are then Collateral for the Loans , Borrower shall have deposited with Lender, by the end of such 60-day period, an amount equal to 125% of the amount in dispute as security for the payment of such Trade Payables or the resolution of such dispute), which are incurred in the ordinary course of the applicable Obligor's ownership and operation of the Properties, in amounts reasonable and customary for similar properties, provided that the sum of the aggregate outstanding Trade Payables shall not at any time exceed 3% of the sum of the Allocated Loan Amounts of the Properties which are then Collateral for the Loans ;

            (iii) written indemnities entered into in the ordinary course of business and on customary terms and conditions in connection with the acquisitions of goods or services;

            (iv) financing leases and purchase money debt, in each case incurred in the ordinary course of business in connection with the financing or purchase of equipment and other personal property used on the Properties, provided that the aggregate capitalized amount of all such permitted financing leases plus the aggregate amount of all such permitted purchase money debt shall not exceed 1% of the sum of the Allocated Loan Amounts of the Properties which are then Collateral for the Loans at any time or require payments aggregating in excess of 0.5% of the sum of the Allocated Loan Amounts of the Properties which are then Collateral for the Loans in any one calendar year (notwithstanding the foregoing, financing leases and/or purchase money debt shall be permitted in connection with energy-saving projects at the Properties, provided that the aggregate amount of all such purchase money debt and the aggregate capitalized amount of all such financing leases shall be borne entirely by Tenants as additional rent or pursuant to a separate agreement with the applicable Obligor);

            (v) obligations, not evidenced by a note and not more than 60 days past due, in respect of Tenant Improvements, Leasing Commissions and Capital Expenditures which are otherwise permitted hereunder;

            (vi) Permitted Seven-Year Refinancing Debt;

            (vii) Permitted Five-Year Refinancing Debt;

            (viii) the Permitted Bond Debt, provided Lender is granted a first-priority perfected security interest in the bonds evidencing such Debt;

             (ix) the Maryland Debt in amounts not exceeding the respective amounts secured by the respective Mortgages; and

            (x) any other Debt which is hereafter approved in writing by Lender in its sole discretion and with respect to which Lender shall have received Rating Confirmation.

            "Permitted Encumbrances" means:

            (i) the Liens created by the Loan Documents;

            (ii) all Liens and other matters specifically disclosed on Schedule B of the Qualified Title Insurance Policies;

            (iii) Liens, if any, for Taxes and other impositions not yet delinquent;

            (iv) mechanics', materialmen's or similar Liens, if any, and Liens for delinquent Taxes, in each case only if being contested in good faith and by appropriate proceedings, provided that neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited or lost, and provided further that with respect to any Lien that exceeds $750,000, either (a) such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Qualified Title Insurance Policy within 60 days of the creation of such Lien, or (b) the applicable Obligor deposits with Lender, by the expiration of such 60-day period, an amount equal to 125% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as shall be reasonably satisfactory to Lender, as security for the payment or release of such Lien. Notwithstanding the requirement in the preceding sentence that each Lien be contested by appropriate proceedings, in the event that an Obligor contests any such Lien in good faith and neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited or lost, and such Obligor in its reasonable judgment decides the best way to contest such Lien (other than a Lien for delinquent Taxes) is to allow the applicable statute of limitations to expire without commencing a legal proceeding, then in such event, subject to the other conditions contained in the preceding sentence, the applicable Obligor, upon notice to Lender, shall be permitted to do so, but shall immediately after the expiration of the statute of limitations commencing such action as is necessary to strike the Lien, if any, which may encumber title to the Property;

            (v) Liens on personal property securing financing leases or purchase money debt permitted under clause (iv) in the definition of Permitted Debt;

            (vi) rights of existing and future Tenants as tenants only pursuant to written Leases existing as of the date hereof or entered into in conformity with the provisions of this Agreement;

            (vii) zoning restrictions, building codes, land use laws and other Legal Requirements regulating the use or occupancy of Properties and easements, rights-of-way, covenants, conditions, restrictions on use of real property and other similar matters affecting the Properties which do not have a Material Adverse Effect;

            (viii) Liens created by the documents evidencing and securing the Permitted Bond Debt;

            (ix) Ground Leases existing on the date hereof or hereafter approved by Lender; and

            (x) any other Liens which are hereafter approved in writing by Lender in its sole discretion and with respect to which Lender shall have received Rating Confirmation.

            "Permitted Five-Year Refinancing Debt" means floating or fixed rate debt incurred by the Borrowers on or prior to the Five-Year Maturity Date (following not less than 30 days' prior written notice to Lender, and subject to the restrictions on prepayment described herein) to refinance in full the then-outstanding principal balance of the Five-Year Floating Rate Loan and/or the Seven-Year Fixed Rate Loan Principal Reduction, which debt shall be secured by the Collateral (other than any Defeasance Collateral) with a first mortgage lien on a pari passu basis with the Loan and shall satisfy the following conditions:

            (i) no Event of Default or material monetary Default shall be continuing at the time such debt is incurred;

            (ii) the principal amount of such debt shall not exceed the sum of
      (a) if the Five-Year Floating Rate Loan is refinanced with Permitted Five-Year Refinancing Debt, the lesser of (i) the outstanding principal balance of the Five-Year Floating Rate Loan and (ii) the initial principal balance of the Five-Year Floating Rate Loan, plus (b) if the Seven-Year Fixed Rate Loan Principal Reduction is refinanced with Permitted Five-Year Refinancing Debt, the Seven-Year Fixed Rate Loan Principal Reduction, plus
      (c) all reasonable out-of-pocket transaction costs incurred by the Borrowers in connection with the Permitted Five-Year Refinancing Debt;

            (iii) such debt shall have a maturity date which shall be no earlier than the Ten-Year Maturity Date and no later than the second anniversary of the Ten-Year Maturity Date, shall not prohibit prepayment (or, if prepayment is prohibited, shall not prohibit defeasance) at any time on or after the Ten-Year Maturity Date and shall not impose a prepayment premium or similar fee on any such prepayment in excess of reasonable and customary amounts;

            (iv) if such debt bears a fixed rate of interest, it shall amortize on not more than a 30-year schedule;

            (v) each holder of such debt shall have executed and delivered to Lender an intercreditor agreement in form and substance reasonably satisfactory to Lender and such holder which shall provide, inter alia, that such holder may not exercise remedies thereunder without the consent of the Servicer;

            (vi) Lender shall have received Rating Confirmation with respect to the incurrence of such debt, the identity of its holder and the form and substance of its documentation and the related intercreditor agreement (Lender hereby agrees to affirmatively recommend to the Rating Agencies that they grant Rating Confirmation if Lender determines that the conditions described in this definition (other than such Rating Confirmation requirement) have been satisfied); and

            (vii) the Borrowers shall have paid all reasonable out-of-pocket expenses of Lender in connection with the Borrowers' incurrence of such debt including, without limitation, the reasonable fees and expenses of legal counsel and the Rating Agencies and the reasonable out-of-pocket expenses of the Servicer.

            "Permitted Investments" means the following, subject to qualifications hereinafter set forth:

            (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;

            (ii) federal funds, unsecured certificates of deposit, time deposits, banker's acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short term debt obligations of which are rated A-1+ (or the equivalent);

            (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

            (iv) debt obligations that are rated AAA (or the equivalent) by each of the Rating Agencies;

            (v) commercial paper rated A-1+ (or the equivalent) by each of the Rating Agencies;

            (vi) investment in money market funds rated AAAm or AAAm-G (or the equivalent) by each of the Rating Agencies; and

            (vii) such other investments as to which Lender shall have received Rating Confirmation.

Notwithstanding the foregoing, "Permitted Investments" (i) shall exclude any security with the Standard & Poor's "r" symbol (or any other Rating Agency's corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as "strips"; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of
(x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

            "Permitted Seven-Year Refinancing Debt" means floating or fixed rate debt incurred by the Borrowers on or prior to the Seven-Year Maturity Date (following not less than 30 days' prior written notice to Lender, and subject to the restrictions on prepayment described herein) to refinance in full the then-outstanding principal balance of the Seven-Year Floating Rate Loan and/or the Seven-Year Fixed Rate Loan, which debt shall be secured by the Collateral (other than any Defeasance Collateral) with a first mortgage lien on a pari passu basis with the Loan and shall satisfy the following conditions:

            (i) no Event of Default or material monetary Default shall be continuing at the time such debt is incurred;

            (ii) the principal amount of such debt shall not exceed the sum of
      (a) the lesser of (i) the outstanding principal balance of the Seven-Year Floating Rate Loan and (ii) the initial principal balance of the Seven-Year Floating Rate Loan, plus (b) the lesser of (i) the outstanding principal balance of the Seven-Year Fixed-Rate Loan and (ii) the initial principal balance of the Seven-Year Fixed Rate Loan minus (after the Payment Date in April 2006 or earlier prepayment of the Seven-Year Fixed Rate Loan Principal Reduction as permitted hereunder) the Seven-Year Fixed Rate Loan Principal Reduction, plus (c) all reasonable out-of-pocket transaction costs incurred by the Borrowers in connection with the Permitted Seven-Year Refinancing Debt;

            (iii) such debt shall have a maturity date which shall be no earlier than the Ten-Year Maturity Date and no later than the fourth anniversary of the Ten-Year Maturity Date, shall not prohibit prepayment (or, if prepayment is prohibited, shall not prohibit defeasance) from and after a date that is no later than the Ten-Year Maturity Date and shall not impose a prepayment premium or similar fee on any such prepayment in excess of reasonable and customary amounts;

            (iv) if such debt bears a fixed rate of interest, it shall amortize on not more than a 30-year schedule;

            (v) each holder of such debt shall have executed and delivered to Lender an intercreditor agreement in form and substance reasonably satisfactory to Lender and such holder which shall provide, inter alia, that such holder may not exercise remedies thereunder without the consent of the Servicer;

            (vi) Lender shall have received Rating Confirmation with respect to the incurrence of such debt, the identity of its holder and the form and substance of its documentation and intercreditor arrangements (Lender hereby agrees to affirmatively recommend to the Rating Agencies that they grant Rating Confirmation if Lender determines that the conditions described in this definition (other than such Rating Confirmation requirement) have been satisfied); and

            (vii) the Borrowers shall have paid all reasonable out-of-pocket expenses of Lender in connection with the Borrowers' incurrence of such debt including, without limitation, the reasonable fees and expenses of legal counsel and the Rating Agencies and the reasonable out-of-pocket expenses of the Servicer.

             "Person" means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

            "Plan" means an employee benefit plan other than a Multiemployer Plan, (i) which is maintained for employees of any Obligor or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which any Obligor or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including Section 4069 of ERISA).

            "Plan Assets" means assets of any employee benefit plan subject to
Part 4, Subtitle A, Title I of ERISA.

            "Policies" has the meaning set forth in Section 5.16(b).

            "Prepayment Premium" means, with respect to any prepayment of the Seven-Year Floating Rate Loan from and including the first Payment Date following the first anniversary of the Closing Date to but excluding the first Payment Date following the fourth anniversary of the Closing Date, the product of (x) the amount so prepaid times (y) the applicable Prepayment Premium Percentage.

            "Prepayment Premium Percentage" means (i) from and including the first Payment Date following the first anniversary of the Closing Date to but excluding the first Payment Date following the second anniversary of the Closing Date, 2%, (ii) from and including the first Payment Date following the second anniversary of the Closing Date to but excluding the first Payment Date following the third anniversary of the Payment Date, 1%, and (iii) from and including the first Payment Date following the third anniversary of the Closing Date to but excluding the first Payment Date following the fourth anniversary of the Closing Date, 0.5%.

            "Prime Rate" means the "prime rate" published in the "Money Rates" section of The Wall Street Journal. If The Wall Street Journal ceases to publish the "prime rate," then Lender shall select an equivalent publication that publishes such "prime rate," and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall reasonably select a comparable interest rate index.

            "Principal Indebtedness" means the aggregate principal balance of the Loan outstanding from time to time.

            "Properties" means each property listed on Schedule A, together with all buildings and other improvements thereon owned by any Obligor and all interests of any Obligor under any related Ground Lease and any greater interest Borrower may hereafter have therein, and each Qualified Substitute Property hereafter acquired by any Obligor and added to the Collateral in accordance herewith.

            "Property Management Agreement" means a property management agreement entered into by an Obligor and any Property Manager and approved by Lender as set forth in Section 5.11, pursuant to which the applicable Property Manager is to provide property management and other services with respect to one or more of the Properties.

            "Property Manager" shall mean a property manager appointed pursuant to Section 5.11.

            "Property Material Adverse Effect" means (a) a Material Adverse Effect or (b) a material adverse effect on the value, use or operation of any Property.

            "Property Substitution" has the meaning set forth in Section 2.3(a).

            "Qualified Adjuster" means an insurance adjustment company selected by Lender and approved by the Obligors (such approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given if Borrowers shall not have notified Lender in writing of their disapproval, the reasons therefor and a proposed Qualified Adjuster within 10 Business Days after the Obligors' receipt of Lender's selection).

            "Qualified Equityholder" means (i) TZH, (ii) Trizec, (iii) THUSA,
(iv) any Trizec Affiliate, (v) a real estate investment trust or other real estate operating company, in either case that is reasonably experienced in the ownership of office properties and has an investment grade rating from each of the Rating Agencies, (vi) a pension fund with in excess of $10 billion in assets, (vii) an entity with a current net worth of $1.5 billion or more and which controls office assets of $2.5 billion or more (such net worth and assets under control to be calculated exclusive of the Properties), or (viii) any other entity reasonably acceptable to Lender with respect to which Rating Confirmation is received.

            "Qualified Letter of Credit" means a clean, irrevocable, unconditional, transferable letter of credit with respect to which no Obligor has any reimbursement obligation, payable on sight draft only accompanied by a statement by Lender in the form attached hereto as Exhibit B, in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic bank or the U.S. agency or branch of a foreign bank the long-term unsecured debt rating of which is not less than AA (or the equivalent) from each of the Rating Agencies. The following terms and conditions shall apply to each Qualified Letter of Credit:

           (i) Each such Qualified Letter of Credit shall expressly provide that partial draws are permitted thereunder.

           (ii) Each such Qualified Letter of Credit shall expressly provide that it is freely transferable to any successor or assign of Lender.

           (iii) Lender shall be entitled to draw on any Qualified Letter of Credit immediately and without further notice (a) upon the occurrence and during the continuance of any Event of Default, (b) if the Obligors shall not have delivered to

      Lender, no less than 30 days prior to the expiration date of such Qualified Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Qualified Letter of Credit or a replacement Qualified Letter of Credit for a term of not less than one year (or through the date that is 30 days beyond the Maturity Date, whichever is earlier), or (c) if the credit rating or financial condition of the issuing bank falls below the ratings set forth above in this definition and the Obligors fail to provide a replacement Qualified Letter of Credit to Lender within 15 days after written notice from Lender to the Obligors. Lender shall apply any proceeds from any letter of credit provided to Lender in accordance with Sections 7.2, 7.3 and 7.4 hereof.

            "Qualified Manager" means a property manager which, together with all of its Affiliates, manages no fewer than 20 office buildings of the same or better quality as the applicable Property or Properties, containing in the aggregate at least 5 million rentable square feet (exclusive of the applicable Property or Properties), with significant experience in the applicable market or otherwise reasonably acceptable to Lender, or with respect to which Lender shall have received Rating Confirmation.

            "Qualified Substitute Property" means real property located in the United States of America, together with all buildings and other improvements thereon and leasehold interests therein, added to the Collateral in connection with a Property Substitution pursuant to Section 2.3 after satisfaction of the conditions described in such Sections and in Section 8.2.

            "Qualified Successor Borrower" means a Single-Purpose Entity that is wholly owned (directly or indirectly) by one or more Qualified Equityholders and that assumes all or a portion of the Loans in connection with a Property Substitution pursuant to Section 2.3 or an Assumption pursuant to Section 2.4.

            "Qualified Survey" means, with respect to each Property, a current title survey of the Property, certified to the title company issuing the Qualified Title Insurance Policies and Lender and their respective successors and assigns, that is acceptable to Lender based on commercially reasonable lending standards.

            "Qualified Title Insurance Policy" means, with respect to each Property, an ALTA extended coverage mortgagee's title insurance policy (1970 unmodified form, where issuable) acceptable to Lender based on commercially reasonable lending standards, and (a) issued by one or more title insurance companies reasonably satisfactory to Lender, which policy or policies shall name Lender and its successors and assigns as the insured party, (b) insuring the respective Mortgage as being a first and prior lien upon such Property, (c) showing no encumbrances against such Property (whether junior or superior to the Mortgage) that are unacceptable to Lender except for encumbrances set forth in clauses (iii), (v) and (vi) of the definition of "Permitted Encumbrances", (d) in an amount equal to at least the Allocated Loan Amount of such Property, and
(e) otherwise in form and substance reasonably acceptable to Lender.

            "Rating Agency" means S&P, Moody's and Fitch.

            "Rating Confirmation" means, with respect to any proposed action, confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal or qualification of any rating then assigned to any outstanding Certificates. No Rating Confirmation after the occurrence of a Securitization shall be regarded as having been received unless and until any conditions imposed on its effectiveness by any Rating Agency shall have been satisfied.

            "Reference Banks" means four major banks in the London interbank market selected by Lender.

            "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata) in violation of Environmental Laws.

            "Release Premium" of a Property at any time means the Release Price of such Property minus its Allocated Loan Amount.

            "Release Price" means, with respect to each Property, the sum of the following:

            (i) An amount equal to 100% of that portion of the Allocated Loan Amount of such Property which, when subtracted from the sum of the Allocated Loan Amounts of all Properties (the "Total Allocated Loan Amount") immediately prior to such release, reduces the Total Allocated Loan Amount to 90% of the Aggregate Loan Amount (or a greater percentage, if such portion of the Allocated Loan Amount of such Property is insufficient to reduce the Total Allocated Loan Amount to 90% of the Aggregate Loan Amount); plus

            (ii) An amount equal to 105% of that portion of the remainder of the Allocated Loan Amount of such Property (i.e., that portion of the Allocated Loan Amount not accounted for in clause (i) above) of such Property which, when subtracted from the Total Allocated Loan Amount, as reduced in accordance with clause (i) above, further reduces such sum to 85% of the Aggregate Loan Amount (or a greater percentage, if such portion of the Allocated Loan Amount of such Property is sufficient to reduce the Total Allocated Loan Amount to less than 90% of the Aggregate Loan Amount but is insufficient to reduce the Total Allocated Loan Amount to 85% of the Aggregate Loan Amount); plus

            (iii) An amount equal to 110% of that portion of the remainder of the Allocated Loan Amount of such Property (i.e., that portion of such Allocated Loan Amount not accounted for in clauses (i) and (ii) above) of such Property which, when subtracted from the Total Allocated Loan Amount, as reduced in accordance with clauses (i) and (ii) above, further reduces such sum to 80% of the Aggregate Loan Amount (or a greater percentage, if such portion of the Allocated Loan Amount of such Property is sufficient to reduce the Total Allocated Loan Amount to less than 85% of the Aggregate Loan

      Amount but is insufficient to reduce the Total Allocated Loan Amount to 80% of the Aggregate Loan Amount); plus

            (iv) An amount equal to 115% of that portion of the remainder of the Allocated Loan Amount of such Property (i.e., that portion of such Allocated Loan Amount not accounted for in clauses (i), (ii) and (iii) above) of such Property which, when subtracted from the Total Allocated Loan Amounts, as reduced in accordance with clauses (i), (ii) and (iii) above, further reduces such sum to 70% of the Aggregate Loan Amount (or a greater percentage, if such portion of the Allocated Loan Amount of such Property is sufficient to reduce the Total Allocated Loan Amount to less than 80% of the Aggregate Loan Amount but is insufficient to reduce the Total Allocated Loan Amount to 70% of the Aggregate Loan Amount); plus

            (v) An amount equal to 125% of any remainder of the Allocated Loan Amount of such Property (i.e., that portion of such Allocated Loan Amount not accounted for in clauses (i), (ii), (iii) and (iv) above) of such Property.

The Release Price of any Property shall be reduced by the amount of any Loss Proceeds with respect to such Property which are applied toward the reduction of the Indebtedness in accordance herewith.

            "Replaced Property" shall have the meaning set forth in Section 2.3(a).

            "Representative Obligor" has the meaning set forth in Section
9.4(a).

            "Revenues" means all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of the Obligors from any and all sources including, without limitation, any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by the Obligors and proceeds, if any, from business interruption or other loss of income insurance.

            "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

            "Securitization" means a transaction in which all or any portion of any of the Loans and the Loan Documents is deposited into one or more trusts which issue Certificates to investors, or a similar transaction.

            "Service" means the Internal Revenue Service or any successor agency thereto.

            "Servicer" means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loans. If at any time no entity shall be so appointed, the term "Servicer" shall be deemed to refer to Lender.

            "Seven-Year Fixed Rate Loan" has the meaning set forth in Section 1.1(a).

            "Seven-Year Fixed Rate Loan Amount" means $374,200,000.

            "Seven-Year Fixed Rate Loan Principal Reduction" has the meaning set forth in Section 1.3(a).

             "Seven-Year Fixed Rate Notes" means those certain promissory notes made by the Borrowers, jointly and severally, to the order of Lender as of the Closing Date to evidence the Seven-Year Fixed Rate Loan, as such promissory notes may be modified, assigned (in whole or in part) and/or replaced from time to time in accordance with this Agreement and the other Loan Documents.

            "Seven-Year Floating Rate Loan" has the meaning set forth in Section 1.1(a).

            "Seven-Year Floating Rate Loan Amount" means $280,200,000.

            "Seven-Year Floating Rate Notes" means those certain promissory notes made by the Borrowers, jointly and severally, to the order of Lender as of the Closing Date to evidence the Seven-Year Floating Rate Loan, as such promissory notes may be modified, assigned (in whole or in part) and/or replaced from time to time in accordance with this Agreement and the other Loan Documents.

            "Seven-Year Maturity Date" means the Payment Date in March 2008, or such earlier date as may result from acceleration in accordance with the terms of this Agreement.

            "Single-Purpose Entity" means a Person which (a) was formed solely for the purpose of acquiring, and directly holding an ownership interest in, one or more of the Properties or, in the case of a Single-Purpose Equityholder, an ownership interest in an Obligor or in the case of a Maryland Guarantor, an ownership interest in one or more of the Properties and an ownership interest in a Borrower, (b) has not and does not engage in any business unrelated to the Properties or its ownership interest in a Borrower, (c) has not and does not have any assets other than those related to its interest in the Properties or a Borrower, as the case may be, and/or Defeasance Collateral, if applicable, and has not had any material Debt other than Debt related to the Property, and will not have any Debt other than Permitted Debt, (d) has maintained (in all respects material to the conclusions in the Non-Consolidation Opinion) and will maintain books, records, accounts, financial statements, stationery, invoices, checks or the like which are separate and apart from those of any other Person (except that any Obligor's or Single-Purpose Equityholder's financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an Affiliate of such Obligor or Single-Purpose Equityholder in accordance with GAAP, provided that any such consolidated financial statements shall contain a note indicating that such Obligor or Single-Purpose Equityholder and its Affiliates are separate legal entities and maintain records, books of account and bank accounts separate and apart from any other Person), (e) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Obligor or Single-Purpose Equityholder as of the Closing Date, (f) has held and holds itself out as being a Person separate and apart from each other Person, has conducted and conducts its business in its own name (except for services rendered under a management agreement with an Affiliate, so long as the manager, or equivalent thereof, under such management agreement holds itself out as an agent of such Obligor), and has exercised and exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and has maintained and maintains an arm's length relationship with its Affiliates,
(g) has paid and will pay its own liabilities out of its own funds and reasonably allocates any overhead that is shared with an Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate, (h) has maintained and maintains a sufficient number of employees in light of its contemplated business operations,
(i) has conducted and conducts its business so that the assumptions made with respect to it in the Nonconsolidation Opinion shall at all times be true and correct in all material respects, (j) in the case of a limited partnership, has observed and observes all applicable limited partnership formalities in all material respects, (k) in the case of a limited liability company, has observed and observes all applicable limited liability company formalities in all material respects, (l) has not and does not commingle its assets with those of any other Person, (m) except for the Maryland Guarantors pursuant to the Maryland Guarantees, has not and does not guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations or securities of others, (n) has not and does not acquire obligations or securities of its members, (o) has not and will not pledge its assets for the benefit of any other Person and will not make any loans or advances to any Person (other than the Loan), (p) has maintained and will maintain adequate capital in light of its contemplated business operations, (q) if such Person is not a limited liability company formed under the laws of the state of Delaware, has a Single-Purpose Equityholder, and (r) has at all times while the Loan is outstanding (unless and until it is released from its obligations hereunder in accordance herewith) two Independent Managers on its Board of Managers or a Single-Purpose Equityholder that has two Independent Managers on its Board of Managers and has an operating agreement or a limited partnership agreement, as the case may be, which provides that for so long as the Loan is outstanding (unless and until it is released from its obligations hereunder in accordance herewith), the limited liability company or the limited partnership, as the case may be, shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

            (i) the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets and, in the case of a Single-Purpose Equityholder, the assets of the applicable Obligor;

            (ii) the engagement by it and, in the case of a Single-Purpose Equityholder, the applicable Obligor, in any business other than the acquisition, development, management, leasing, ownership, maintenance and operation of the Properties and activities incidental thereto, and the engagement by any Single-Purpose Equityholder in any business other than the ownership interest in an Obligor;

            (iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for any Obligor or a substantial portion of its properties, in respect of it and, in the case of a Single-Purpose Equityholder, the applicable Obligor, without the approval of both of its

            Independent Managers (or, in the case of any Obligor that is not a Delaware limited liability company, the approval of both of the Independent Managers of the applicable Special-Purpose Equityholder); and

            (iv) the amendment or modification of any provision of its organizational documents and, in the case of a Single-Purpose Equityholder, the organizational documents of the applicable Obligor, relating to qualification as a "Single-Purpose Entity".

            "Single-Purpose Equityholder" means a Single-Purpose Entity that is a limited liability company formed under the laws of the state of Delaware and that serves as a special-purpose member of an Obligor.

            "State Concentration Test" means a test which shall be satisfied if, at the time of determination, (i) the sum of the Allocated Loan Amounts in any one state shall not exceed 40% of the Principal Indebtedness, (ii) no two states have an aggregate Allocated Loan Amount of more than 60% of the Principal Indebtedness, (iii) the sum of the Allocated Loan Amounts of Properties located in Houston, Texas does not exceed more than 35% of the Principal Indebtedness, and (iv) the sum of the Allocated Loan Amounts of Properties located in Atlanta, Georgia shall not exceed more than 20% of the Principal Indebtedness.

            "Subordination of Property Management Agreement" means a Subordination of Property Management Agreement, in substantially the form of Exhibit C, as the same may from time to time be modified or replaced in accordance herewith.

            "Substitution DSCR Improvement" means (x) with respect to any Property Substitution following which the sum of the Allocated Loan Amounts of all Qualified Substitute Properties would be less than 15% of the Aggregate Loan Amount, zero, and (y) with respect to any Property Substitution following which the sum of the Allocated Loan Amounts of all Qualified Substitute Properties would equal or exceed 15% of the Aggregate Loan Amount, 0.1 (e.g., from a DSCR of 1.52 to a DSCR of 1.62).

            "Substitution DSCR Threshold" means, at the time of any Property Substitution, the greater of (x) the applicable Threshold DSCR and (y) DSCR for the Fiscal Quarter then most recently ended.

            "Sweep Account" has the meaning set forth in Section 3.1(a).

            "Sweep Agreement" has the meaning set forth in Section 3.1(a).

            "Sweep Bank" means Bank of America, or any other depository institution selected by the Obligors and reasonably approved by Lender (or selected by Lender during the continuance of an Event of Default) in which Eligible Accounts may be maintained.

             "Tax, Insurance and Ground Rents Escrow Account" has the meaning set forth in Section 3.3(a).

             "Taxes" means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Properties or an Obligor with respect to the Properties or rents therefrom or which may become Liens upon the Properties, without deduction for any amounts reimbursable to the applicable Obligor by third parties.

            "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

            "Ten-Year Amortizing Fixed Rate Loan" has the meaning set forth in
Section 1.1(a).

            "Ten-Year Amortizing Fixed Rate Loan Amount" means $74,900,000.

            "Ten-Year Amortizing Fixed Rate Note" means that certain promissory note made by the Borrowers, jointly and severally, to the order of Lender as of the Closing Date to evidence the Ten-Year Amortizing Fixed Rate Loan, as such promissory note may be modified, assigned (in whole or in part) and/or replaced from time to time in accordance with this Agreement and the other Loan Documents.

            "Ten-Year Non-Amortizing Fixed Rate Loan" has the meaning set forth in Section 1.1(a).

            "Ten-Year Non-Amortizing Fixed Rate Loan Amount" means $406,200,000.

            "Ten-Year Non-Amortizing Fixed Rate Notes" means those certain promissory notes made by the Borrowers, jointly and severally, to the order of Lender as of the Closing Date to evidence the Ten-Year Non-Amortizing Fixed Rate Loan, as such promissory notes may be modified, assigned (in whole or in part) and/or replaced from time to time in accordance with this Agreement and the other Loan Documents.

            "Ten-Year Maturity Date" means the Payment Date in May 2011, or such earlier date as may result from acceleration in accordance with the terms of this Agreement.

            "Tenant" means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

            "Tenant Improvements" means, collectively, (i) tenant improvements to be undertaken for any Tenant which are required to be completed by or on behalf of an Obligor pursuant to the terms of such Tenant's Lease, and (ii) allowances to be paid to a Tenant pursuant to such Tenant's Lease in connection with such Tenant's construction of its tenant improvements at the applicable Property.

            "Tenant Notice" has the meaning provided in Section 3.1(b).

            "Termination Fee" means any amount paid by a Tenant in connection with the cancellation or termination of such Tenant's Lease pursuant to the terms of such Lease.

            "Threshold DSCR" means 1.63.

            "TI/LC Reserve Account" has the meaning set forth in Section 3.4.

            "Total Allocated Loan Amount" has the meaning set forth in the definition of "Release Price".

            "Trade Payables" means unsecured amounts payable by or on behalf of an Obligor for or in respect of the operation of a Property in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to a Property or an Obligor but excluding Taxes.

            "Transaction" means, collectively, the transaction contemplated by the Loan Documents.

            "Transaction Costs" means all actual out-of-pocket costs and expenses incurred by Lender and/or the Obligors in connection with the Transaction and the Securitization (including, without limitation, third-party origination costs, legal fees and disbursements, accounting fees, third-party report costs, recording fees, title insurance premiums, lien searches, survey costs, Rating Agency fees and printing costs) and the costs and expenses described in Section 9.17.

            "Transfer" means, with respect to any Property, the pledge, sale or other whole or partial conveyance of such Property or any direct or indirect interest therein to a third party, other than a Lease.

            "Trizec" means TrizecHahn Office Properties Inc., a Delaware corporation, or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination.

            "Trizec Affiliate" means (i) TZH or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination; or (ii) Trizec or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination; or (iii) THUSA or any successor thereto by merger, conversation, consolidation, reorganization or other form of business combination; or (iv) any entity which directly or indirectly has control over, is controlled by or is under common control with TZH (or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination), Trizec (or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination) or THUSA (or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination).

            "THUSA" means TrizecHahn (USA) Corporation, a Delaware corporation, or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination.

            "TZH" means Trizec Hahn Corporation, a Canadian corporation or any successor thereto by merger, conversion, consolidation, reorganization or other form of business combination.

            "Undefeased Note" has the meaning set forth in Section 2.2(a).

            "Unfunded Obligations Guaranty" means the guaranty, dated as of the date hereof, by Trizec in favor of Lender, relating to the unfunded obligations of the Obligors described therein.

             "Unit" means an individual condominium Unit in the Condominium (together with appurtenant interests therein), and "Units" means all such Units, collectively.

             "Use" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in violation of Environmental Laws.

            "U.S. Person" means a United States person within the meaning of
Section 7701(a)(30) of the Code.

            "U.S. Tax" means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

            "Waste" means any material abuse or destructive use (whether by action or inaction) of any Property.

            "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

            (b) Rules of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified: (i) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined, (iii) "including" means "including, but not limited to", and (iv) "mortgagee" means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as same may be modified herein.

                                    ARTICLE I

                                  GENERAL TERMS

            1.1. The Loans.

            (a) On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make five loans to the Borrowers (each a "Loan" and collectively, the

"Loans"): two loans bearing a floating rate of interest, as described in Section
1.2 (the "Five-Year Floating Rate Loan" and the "Seven-Year Floating Rate Loan", respectively, each of which is referred to herein as a "Floating Rate Loan"), and three loans bearing a fixed rate of interest, as described in Section 1.3 (the "Seven-Year Fixed Rate Loan", the "Ten-Year Non-Amortizing Fixed Rate Loan" and the "Ten-Year Amortizing Fixed Rate Loan", respectively, each of which is referred to herein as a "Fixed Rate Loan").

            (b) Each of the Loans shall be guaranteed by the Maryland Guarantors pursuant to the Maryland Guarantees. Each of the Loans and the Maryland Guarantee shall be secured by (i) the Properties, pursuant to the Mortgages and the Assignments of Rents and Leases, (ii) the Obligors' contract rights, pursuant to the Assignment of Contracts, (iii) the Account Collateral, and (iv) the other security interests and Liens granted in this Agreement and in the other Loan Documents.

            1.2. Floating Rate Loans.

            (a) Five-Year Floating Rate Loan.

            (i) The Five-Year Floating Rate Loan shall be in an aggregate amount equal to the Five-Year Floating Rate Loan Amount and shall be represented by the Five-Year Floating Rate Notes, each of which shall have the initial principal balance and interest rate set forth therein. No voluntary prepayment of the Five-Year Floating Rate Loan shall be permitted except as set forth in Sections 2.1 and 2.2. The entire outstanding principal balance of the Five-Year Floating Rate Loan, together with interest thereon through the end of the Floating Rate Interest Accrual Period in which the Five-Year Maturity Date falls, shall be due and payable by the Borrowers to Lender on the Five-Year Maturity Date.

            (ii) The Borrowers may request, by notice in writing to Lender not less than 10 days prior to the Initial Five-Year Maturity Date (in the case of the first request for an extension hereunder) or the then currently scheduled Five-Year Maturity Date from time to time (in the case of each request for a subsequent extension hereunder) that the then currently scheduled Five-Year Maturity Date be extended for a period to but excluding (i) the Payment Date in April 2005, in the case of the first such extension, and (ii) the Payment Date in April 2006, in the case of the second and final such extension. The Five-Year Maturity Date shall be so extended following each such request, provided that (i) no Event of Default is continuing on the then-current Five-Year Maturity Date, and
      (ii) the Borrowers shall have purchased an Interest Rate Cap Agreement from an Acceptable Counterparty with respect to the applicable extension term and shall have collaterally assigned such Interest Rate Cap Agreement to Lender in accordance with Section 1.2(e).

            (b) Seven-Year Floating Rate Loan. The Seven-Year Floating Rate Loan shall be in an aggregate amount equal to the Seven-Year Floating Rate Loan Amount and shall be represented by the Seven-Year Floating Rate Notes, each of which shall have the initial principal balance and interest rate set forth therein. No voluntary prepayment of the Seven-Year Floating Rate Loan shall be permitted except as provided in Sections 2.1 and 2.2. The entire outstanding principal balance of the Seven-Year Floating Rate Loan, together with interest thereon through the end of the Floating Rate Interest Accrual Period in which the Seven-Year Maturity Date falls, shall be due and payable by the Borrowers to Lender on the Seven-Year Maturity Date.

            (c) Payments of Interest. Commencing with the Initial Payment Date and on each and every Payment Date thereafter, the Borrowers shall pay interest on each outstanding Floating Rate Note for the Floating Rate Interest Accrual Period in which such Payment Date falls at a rate per annum equal to the sum of LIBOR, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period, plus the applicable LIBOR Spread (except that in each case interest shall be payable on the Indebtedness at the Default Rate with respect to any portion of such Floating Rate Interest Accrual Period falling during the continuance of an Event of Default). Interest on the Floating Rate Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed.

            (d) Permitted Refinancing Debt. The Borrowers shall be permitted to refinance the Floating Rate Loans and the Seven-Year Fixed Rate Loan Principal Reduction with Permitted Five-Year Refinancing Debt and/or Permitted Seven-Year Refinancing Debt. The Lender and Servicer shall cooperate with the Borrowers and each holder of such debt in order to permit the Borrowers to obtain the Permitted Five-Year Refinancing Debt and Permitted Seven-Year Refinancing Debt. Lender and Servicer shall execute, acknowledge, record and/or deliver such instruments, agreements, certificates and documents, upon request by the Borrowers or such holder, as may be necessary or reasonably desirable in order to obtain, close, evidence, confirm, perfect and maintain the Permitted Five-Year Refinancing Debt and/or Permitted Seven-Year Refinancing Debt, including, without limitation, to assign, amend and restate the Notes and other Loan Documents, so that, among other things, such holders shall be afforded a first lien against, or other agreed-upon interest in, the Collateral (or portion thereof as determined by the Borrowers in their sole discretion), excluding the Defeasance Collateral, on a pari passu basis with Lender's Lien and do and execute all such further lawful and reasonable acts, conveyances and assurances in furtherance of the foregoing.

      (e) Interest Rate Cap Agreements. On or prior to the Closing Date, Borrower shall enter into, and Borrower shall thereafter maintain in effect, one or more Interest Rate Cap Agreements in an aggregate notional amount not less than the aggregate outstanding balance of the Floating Rate Loans from time to time. The Interest Rate Cap Agreement entered into on or prior to the Closing Date shall have a LIBOR strike price equal to (i) prior to the Payment Date in April 2004, 11.01%, (ii) from the Payment Date in April 2004 to the Payment Date in April 2006, 12.94%, and (iii) from the Payment Date in April 2006 to the Seven-Year Maturity Date, 11.00%, and shall have a notional balance equal to (i) prior to the Payment Date in April 2004, not less than the sum of the outstanding principal balances of the Five-Year Floating Rate Loan and the Seven-Year Floating Rate Loan, and (ii) from and after the Payment Date in April 2004, not less than the outstanding principal balance of the Seven-Year Floating Rate Loan. In addition, on or prior to any extension of the Five Year Maturity Date, the Borrowers shall enter into and deliver, and shall maintain through the maturity of the Five-Year Maturity Date as extended, an additional Interest Rate Cap Agreement with a notional amount not less than the outstanding principal balance of the Five-Year Floating Rate Loan and a LIBOR strike price equal to 8.93%. Each Interest Rate Cap Agreement shall be collaterally assigned to Lender pursuant to a collateral assignment in form and substance reasonably satisfactory to Lender, which assignment shall be consented to by the applicable Counterparty.

            1.3. Fixed Rate Loans.

            (a) Seven-Year Fixed Rate Loan.

            (i) The Seven-Year Fixed Rate Loan shall be in an aggregate amount equal to the Seven-Year Fixed Rate Loan Amount and shall be represented by the Seven-Year Fixed Rate Notes, each of which shall have the initial principal balance and interest rate set forth therein. Except for any prepayment of the Seven-Year Fixed Rate Loan on any Business Day (other than the first Business Day prior to the 15th day of any calendar month) from and after the third Payment Date prior to the Seven-Year Maturity Date, for which no premium or penalty shall be due, and except for any permitted prepayment of the Seven Year Fixed Rate Loan Principal Reduction as set forth in clause (ii) below, no voluntary prepayment of the Seven-Year Fixed Rate Loan shall be permitted (although Defeasance shall be permitted as described in Section 2.2).

            (ii) On the Payment Date in April 2006, the Borrowers shall make a scheduled principal repayment of the Seven-Year Fixed Rate Loan in an amount equal to $135,500,000 (the "Seven-Year Fixed Rate Loan Principal Reduction"), which repayment shall (provided no Loan has been accelerated) be applied toward the reduction of the outstanding principal balances of the Seven-Year Fixed Rate Notes in the respective amounts set forth therein; provided that the Borrowers shall be permitted to prepay the Seven-Year Fixed Rate Loan Principal Reduction, without premium or penalty, on any Business Day (other than first Business Day prior to the 15th day of any calendar month) that is not more than 30 days prior to the Payment Date in April 2006.

            (iii) The Borrowers shall provide not less than 10 Business Days' prior written notice of any prepayment permitted under this Section 1.3(a). Any such prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus, if made on a date that is not a Payment Date, the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Fixed Rate Interest Accrual Period in which such prepayment is made, and, if made on a date that is not a Payment Date, shall be held by Lender until the next succeeding Payment Date in an Eligible Account in the name of Lender and shall be invested at the direction of the Borrowers in Permitted Investments, and any income earned thereon during such period shall be remitted to the Borrowers on such Payment Date.

            (iv) The entire outstanding principal balance of the Seven-Year Fixed Rate Loan, together with interest thereon through the end of the Fixed Rate Interest Accrual Period in which the Seven-Year Maturity Date falls, shall be due and payable by the Borrowers to Lender on the Seven-Year Maturity Date.

            (b) Ten-Year Non-Amortizing Fixed Rate Loan.

            (i) The Ten-Year Non-Amortizing Fixed Rate Loan shall be in an aggregate amount equal to the Ten-Year Non-Amortizing Fixed Rate Loan Amount and shall be represented by the Ten-Year Non-Amortizing Fixed Rate Notes, each of which shall have the initial principal balance and interest rate set forth therein. Except for any prepayment of the Ten-Year Non-Amortizing Fixed Rate Loan on any Business Day (other than first Business Day prior to the 15th day of any calendar month) from and after the third Payment Date prior to the Ten-Year Maturity Date, for which no premium or penalty shall be due, no voluntary prepayment of the Ten-Year Non-Amortizing Fixed Rate Loan shall be permitted (although Defeasance shall be permitted as described in Section 2.2).

            (ii) The Borrowers shall provide not less than 10 Business Days' prior written notice of any prepayment permitted under this Section 1.3(b). Any such prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus, if made on a date that is not a Payment Date, the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Fixed Rate Interest Accrual Period in which such prepayment is made, and, if made on a date that is not a Payment Date, shall be held by Lender until the next succeeding Payment Date in an Eligible Account in the name of Lender and shall be invested at the direction of the Borrowers in Permitted Investments, and any income earned thereon during such period shall be remitted to the Borrowers on such Payment Date.

            (iii) The entire outstanding principal balance of the Ten-Year Non-Amortizing Fixed Rate Loan, together with interest thereon through the end of the Fixed Rate Interest Accrual Period in which the Ten-Year Maturity Date falls, shall be due and payable by the Borrowers to Lender on the Ten-Year Maturity Date.

            (c) Ten-Year Amortizing Fixed Rate Loan.

            (i) The Ten-Year Amortizing Fixed Rate Loan shall be in an aggregate amount equal to the Ten-Year Amortizing Fixed Rate Loan Amount and shall be represented by the Ten-Year Amortizing Fixed Rate Note, which shall have the initial principal balance and interest rate set forth therein. Except for any prepayment of the Ten-Year Amortizing Fixed Rate Loan on any Business Day (other than first Business Day prior to the 15th day of any calendar month) from and after the third Payment Date prior to the Ten-Year Maturity Date, for which no premium or penalty shall be due, no voluntary prepayment of the Ten-Year Amortizing Fixed Rate Loan shall be permitted (although Defeasance shall be permitted as described in Section 2.2).

            (ii) The Borrowers shall provide not less than 10 Business Days' prior written notice of any prepayment permitted under this Section 1.3(c). Any such prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus, if made on a date that is not a Payment Date, the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Fixed Rate Interest Accrual Period in which such prepayment is made, and, if made on a date that is not a Payment Date, shall be held by Lender until the next succeeding Payment Date in an Eligible Account in the name of

      Lender and shall be invested at the direction of the Borrowers in Permitted Investments, and any income earned thereon during such period shall be remitted to the Borrowers on such Payment Date.

            (iii) On each Payment Date from and after the first Payment Date following the second anniversary of the Closing Date, the Borrowers shall make a scheduled principal repayment of the Ten-Year Amortizing Fixed Rate Loan in the amount indicated in Schedule B.

            (iv) The entire outstanding principal balance of the Ten-Year Amortizing Fixed Rate Loan, together with interest thereon through the end of the Interest Accrual Period in which the Ten-Year Amortizing Ten-Year Maturity Date falls, shall be due and payable by the Borrowers to Lender on the Ten-Year Maturity Date.

            (d) Payments of Interest. Commencing with the Initial Payment Date, and on each and every Payment Date thereafter, the Borrowers shall pay interest on each outstanding Fixed Rate Note for the Fixed Rate Interest Accrual Period immediately preceding such Payment Date at a rate per annum equal to the applicable Fixed Rate (except that in each case, interest shall be payable on the Indebtedness at the Default Rate with respect to any portion of such Fixed Rate Interest Accrual Period falling during the continuance of an Event of Default). Interest on each of the Fixed Rate Loans shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

            1.4. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 12:30 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify the Borrowers in writing of any changes in the account to which payments are to be made. If the amount received from the Borrowers (or, during a Low DSCR Period, from the Cash Management Account pursuant to Section 3.2(b)) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loans and the Notes in such sequence as Lender shall elect in its sole discretion.

            1.5. Release. Lender shall promptly execute instruments prepared by the Obligors in customary form releasing and discharging all Liens on all Collateral securing payment of the Indebtedness, including all balances in the Collateral Accounts and shall return to the Obligors any remaining Defeasance Collateral, upon payment of the Indebtedness in full in accordance with this Agreement (including any reasonable fees and expenses associated with such payment and releases).

            1.6. Rating Agency Monitoring Fees. The Borrowers shall pay the annual monitoring fees of the Rating Agencies in connection with the Securitization.

                                   ARTICLE II

                   PREPAYMENTS, DISPOSITIONS AND SUBSTITUTIONS

            2.1. Voluntary Prepayment of Floating Rate Loans.

            (a) So long as no Event of Default or material monetary Default is then continuing, the Borrowers may from time to time voluntarily prepay the Floating Rate Loans in whole or in part on any Business Day; provided that (i) no prepayment of the Five-Year Floating Rate Loan shall be permitted prior to the first Payment Date following the six-month anniversary of the Closing Date, and no more than $100,000,000 in the aggregate may be prepaid prior to the one-year anniversary of the Closing Date, (ii) no prepayment of the Seven-Year Floating Rate Loan shall be permitted prior to the first Payment Date following the first anniversary of the Closing Date, (iii) any prepayment of the Seven-Year Floating Rate Loan from and including the first Payment Date following the first anniversary of the Closing Date to but excluding the first Payment Date following the fourth anniversary of the Closing Date shall be accompanied by the applicable Prepayment Premium, (iv) no prepayment shall be permitted on the last day of any Floating Rate Interest Accrual Period, and (v) each such prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest which would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Floating Rate Interest Accrual Period in which such prepayment is made. Each such voluntary prepayment shall be applied toward the reduction of the outstanding principal balances of the Five-Year Floating Rate Notes or the Seven-Year Floating Rate Notes, as applicable, pro rata in accordance with their then outstanding principal balances. Any amount so prepaid on any day that is not a Payment Date shall be held by Lender until the next succeeding Payment Date in an Eligible Account in the name of Lender and shall be invested at the direction of the Borrowers in Permitted Investments, and any income earned thereon during such period shall be remitted to the Borrowers on such Payment Date.

            (b) The Borrowers must give Lender written notice of their intent to make a voluntary prepayment, which notice shall be given at least 30 days prior to the Business Day upon which prepayment is to be made and shall specify the Business Day on which such prepayment is to be made and the amount of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the Business Day specified therein or on a later Business Day (not more than 30 days after the Business Day with respect to which Lender received such original notice) provided that the Borrowers give Lender prior notice of the Borrowers' requirement to extend the date for such prepayment; provided, however, that if such prepayment is not made on such date (as may have been extended) (x) the Borrowers' notice of prepayment shall be deemed rescinded, and (y) the Borrowers shall on such date pay to Lender all actual reasonable expenses suffered by Lender as a consequence of such rescission.

            2.2. Property Releases.

            (a) So long as no Event of Default or material monetary Default is then continuing, any Obligor may from time to time obtain the release of one or more of its Properties (each, a "Released Property") from the Liens of the Loan Documents and, to the extent after such release such Obligor no longer owns any Property subject to the Loan or any Defeasance Collateral, Lender shall release such Obligor from all liabilities and obligations arising under the Loan Documents which by their terms do not survive repayment of the Loan, provided the following conditions are met with respect to each such Property:

            (i) the Borrowers shall (x) prepay any Loan or portion thereof to the extent permitted hereunder, or repay any Loan at maturity or repay the Seven-Year Fixed Rate Principal Reduction when due, and/or (y) Defease all or a portion of any Fixed Rate Loan in the manner described in clause (ii) below, in such proportions as the Borrowers shall elect, provided that the sum of the amount of such Notes so prepaid or repaid, as the case may be, and the amount of the Fixed Rate Loans so Defeased shall be equal to, or if the Borrowers elect, greater than, the applicable Release Price;

            (ii) if the Borrowers elect to Defease all or any portion of any Fixed Rate Loan, the Borrowers shall deliver the following to or at the direction of Lender with respect to Fixed Rate Notes evidencing such Fixed Rate Loan (in the case of a partial Defeasance of a Fixed Rate Loan, each such Defeasance shall be applied toward the applicable Fixed Rate Notes sequentially (i.e., first to the Fixed Rate Note corresponding to the highest-rated Certificate in the Securitization until it has been Defeased in full, next to the Fixed Rate Note corresponding to the second-highest rated Certificate in the Securitization until it has been Defeased in full, and so on)):

                  (1) Defeasance Collateral sufficient to provide payments on or prior to, and in any event as close as possible to, all successive Payment Dates through the third Payment Date prior to the Seven-Year Maturity Date or the Ten-Year Maturity Date, as the case may be, in an amount sufficient (x) to pay the interest and scheduled principal (including the Seven Year Fixed Rate Loan Principal Reduction, if applicable) due on such Payment Dates on the portion of such Fixed Rate Note that is Defeased and (y) to repay the unamortized portion of such portion of such Fixed Rate Note on the third Payment Date prior to the Seven-Year Maturity Date or the Ten-Year Maturity Date, as the case may be;

                  (2) written confirmation from an independent certified public accounting firm that such Defeasance Collateral is sufficient to provide the payments described in clause (1) above;

                  (3) a security agreement, in form and substance reasonably satisfactory to Lender, the Borrowers and the Rating Agencies, creating in favor of Lender a first priority perfected security interest in such Defeasance Collateral (a "Defeasance Pledge Agreement");

                  (4) an opinion of counsel for the Borrowers, in form and
            substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender (and Lender hereby confirms that such opinion from Piper Marbury Rudnick & Wolfe shall be acceptable counsel), opining that the Defeasance Pledge Agreement has been duly authorized and is enforceable against the applicable Borrower in accordance with its terms (subject to customary qualifications) and that

            Lender has a perfected first priority security interest in such Defeasance Collateral (subject to customary qualifications);

                  (5) such other customary certificates, opinions, documents or instruments as Lender and the Rating Agencies may reasonably request; and

                  (6) each of the Rating Agencies shall have delivered Rating
            Confirmation with respect to the satisfaction of the foregoing requirements.

            (iii) With respect to any Fixed Rate Note that is partially Defeased, the Obligors shall execute and deliver all documents necessary to amend and restate such Fixed Rate Note with two substitute notes: one note having a principal balance equal to the Defeased portion of the original Fixed Rate Note (the "Defeased Note") and one note having a principal balance equal to the undefeased portion of the original Fixed Rate Note (the "Undefeased Note"). The Undefeased Note may be the subject of a further Defeasance in accordance with the terms of this Section 2.2 (the term "Fixed Rate Note", as used in this Section 2.2, being deemed to refer to the Undefeased Note that is the subject of further Defeasance).

            (iv) If an Obligor which owns the Released Property will, after such release, continue to own Property subject to Lender's Lien, such Obligor shall transfer and assign all of its interest in the Released Property to a third party or an Affiliate that is not an Obligor. If an Obligor which owns the Released Property will not continue to own Property subject to Lender's Lien, such Obligor shall not be required to transfer such Released Property, provided the following requirements are satisfied:

                  (1) all of the Defeasance Collateral shall be transferred to a
            Single-Purpose Entity which shall assume the obligations of the Obligors hereunder (a "Defeasance Borrower"); and

                  (2) such Defeasance Borrower shall have executed and delivered to Lender an assumption agreement in form and substance reasonably acceptable to Lender, the Borrowers and Defeasance Borrower, such Uniform Commercial Code financing statements as may be reasonably requested by Lender and legal opinions of counsel reasonably acceptable to Lender which are equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions which (i) prior to any Securitization, are reasonably satisfactory to Lender, or (ii) after any Securitization, are in customary form as confirmed by each of the Rating Agencies; and the Obligors and the Defeasance Borrower shall have delivered such other documents, certificates and legal opinions as Lender shall reasonably request, each of the Rating Agencies shall have delivered Rating Confirmation with respect to the satisfaction of the foregoing requirements; in which event each Obligor shall be completely released and relieved of all of its obligations under the Loan Documents (including all indemnity obligations), except those obligations which by their terms survive the repayment of the Loan;

            (v) after giving effect thereto, unless the Floating Rate Loans are prepaid in full and the Fixed Rate Loans are Defeased in full, DSCR for the Fiscal Quarter then most recently ended, recalculated to include only income and expense attributable to the Properties remaining after the contemplated release and to exclude the interest expense and principal payments on the aggregate amount prepaid and/or Defeased, shall be equal to or greater than the greater of (x) the applicable Threshold DSCR and
      (y) actual DSCR for the Fiscal Quarter then most recently ended; provided, however, notwithstanding anything in this Agreement to the contrary, the Borrowers shall have the right to Defease a portion of the Fixed Rate Loans and/or prepay a portion of the outstanding principal balance of the Floating Rate Loan concurrent with the release (causing a recalculation of the DSCR for the Fiscal Quarter) if necessary to satisfy the aforesaid requirements; and

            (vi) the Borrowers shall reimburse Lender for any actual out-of-pocket costs and expenses incurred by Lender in connection with this Section 2.2 (including the reasonable fees and expenses of legal counsel and the Rating Agencies, the reasonable out-of-pocket expenses of the Servicer and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection herewith).

            (b) Except as provided in Section 2.2(a)(v), the Borrowers must give Lender and each Rating Agency at least 30 days' prior written notice of any prepayment and/or Defeasance under this Section 2.2, specifying the portion of the Floating Rate Loans to be prepaid and the portion of the Fixed Rate Loans to be Defeased. If such notice is given, the amounts specified in such notice shall be due and payable on the date specified therein or on a later date provided that the Borrowers give Lender reasonable prior written notice of their requirement to extend the date for such prepayment and/or Defeasance; provided, however, that if such prepayment and/or Defeasance is not made on such date (as may have been extended by not more than 30 days) (x) the Borrowers' notice of prepayment and/or Defeasance will be deemed rescinded, and (y) the Borrowers shall on such date pay to Lender all reasonable expenses actually suffered by Lender as a consequence of such rescission.

            (c) Upon satisfaction of the requirements contained in this Section 2.2, Lender will execute and deliver to the applicable Obligor such instruments, prepared by the applicable Obligor and reasonably approved by Lender, as shall be necessary to release the applicable Property and/or the applicable Obligor from the Liens of the Loan Documents.

            2.3. Substitution.

            (a) Subject to the terms and conditions set forth in this Section 2.3, so long as no Event of Default or material monetary Default is then continuing, the Obligors may, from time to time, replace Properties (individually, a "Replaced Property" and collectively, the "Replaced Properties") which in the aggregate (taking into account all such replacements during the term of the Loan) have initial Allocated Loan Amounts not exceeding 30% of the Aggregate Loan Amount with Qualified Substitute Properties (a "Property Substitution"), provided, in the case of each Property Substitution, the following conditions are met:

            (i) all conditions described in Section 8.2 shall have been satisfied with respect to each Qualified Substitute Property;

            (ii) the date of the Property Substitution shall not occur within the 12 month period immediately prior to the Payment Date in April 2006, the Seven-Year Loan Maturity Date or the Ten-Year Maturity Date;

            (iii) the sum of the current market values of the proposed Qualified Substitute Properties shall equal or exceed the greater of (x) the sum of the Initial Values of the corresponding Replaced Properties and (y) the sum of the current market values of such Replaced Properties (in each case, current market value shall be determined based on an actual arms-length purchase price, taking into account all agreements between the parties, payable at a closing on a purchase or sale of the applicable Property by an Obligor of the applicable property or pursuant to a purchase contract that is executed no earlier than six months prior to the date of the proposed Property Substitution, or, if no such purchase price exists or if an Obligor so elects, based on an Appraisal dated no earlier than six months prior to the date of the proposed Property Substitution; provided that if such purchase price is an allocated portion of the purchase price for a portfolio of properties, or if such purchase or sale is between affiliates, then Lender shall have the right to require that current market value be based on such an Appraisal);

            (iv) after giving effect thereto, DSCR for the Fiscal Quarter then most recently ended, recalculated to include only income and expense attributable to the remaining Properties (including the Qualified Substitute Properties, based on operating statements and rent rolls certified as true and correct by an officer of the Obligors), shall not be less than the sum of (x) the applicable Substitution DSCR Threshold plus
      (y) the applicable Substitution DSCR Improvement; provided, however, notwithstanding anything in this Agreement to the contrary, the Borrowers shall have the right to Defease a portion of any Fixed Rate Loan and/or prepay a portion of the outstanding principal balance of the Floating Rate Loan concurrent with the Property Substitution (causing a recalculation of the DSCR for the Fiscal Quarter) if necessary to satisfy the aforesaid requirement. With respect to any Property Substitution following which the sum of the initial Allocated Loan Amounts of all Qualified Substitute Properties acquired from time to time by the Obligors hereunder would be less than 15% of the Aggregate Loan Amount, the foregoing requirement shall be deemed satisfied if the aggregate Net Operating Income of the proposed Qualified Substitute Properties for the Fiscal Quarter then most recently ended equals or exceeds the greater of (x) 125% of the aggregate Net Operating Income of the applicable Replaced Properties for the Fiscal Quarter most recently ended and (y) 90% of the aggregate Closing Date Net Operating Income of the applicable Replaced Properties;

            (v) after giving effect thereto, the NOI Concentration Test and the State Concentration Test shall each be satisfied;

            (vi) after giving effect thereto, the number of individual Properties shall be not less than 80% of an amount equal to (x) the number of individual Properties on the Closing Date minus (y) the number of Properties theretofore released from the Collateral pursuant to Section 2.2;

            (vii) no Property shall be released from the Collateral if any Lease at any Property that would remain part of the Collateral grants to the Tenant thereunder a right to lease space at the Property proposed to be released (unless an agreement is entered into whereby the applicable Obligors shall be able to satisfy the requirements of any such Lease) or if as a result of such release the representations contained in Sections
      4.27 and 4.30 would no longer be true in all material respects unless with respect to Section 4.27, the applicable Obligor provides an easement or other agreement to remedy any such misrepresentations or with respect to
      Section 4.30, all necessary filings have been made in order to obtain a separate tax lot as a matter of right;

            (viii) each Qualified Substitute Property shall be either (a) an office property or (b) the same asset class (e.g., light industrial/warehouse) as the corresponding Replaced Property; and

            (ix) the Borrowers shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with the foregoing (including the reasonable fees and expenses of legal counsel and the Rating Agencies and the reasonable out-of-pocket expenses of the Servicer).

            (b) The Obligors must give Lender and each Rating Agency at least 30 days' prior written notice of any Property Substitution under Section 2.3(a), identifying the proposed Replaced Property or Properties, the proposed Qualified Substitute Property or Properties and the proposed date of the Property Substitution (which date may be extended by up to 30 days, provided that the Obligors give Lender reasonable prior written notice of the Obligors' requirement to extend the date for such Property Substitution). If such Property Substitution does not occur on such date (as may have been extended), (x) the Obligors' notice will be deemed rescinded, and (y) the Borrowers shall on such date pay to Lender all reasonable expenses actually suffered by Lender as a consequence of such rescission.

            (c) Upon the satisfaction of the conditions set forth in Section 2.3(a), Lender shall execute instruments prepared by the applicable Obligor and reasonably satisfactory to Lender releasing and discharging each Replaced Property from the Liens of the Loan Documents.

            (d) If the owner of the Substitute Property is not a current Obligor then such owner must be a Qualified Successor Borrower and must satisfy all of the requirements under Section 2.4(a), (b) and (c). If any owner of the Replaced Property no longer owns any Property or Defeasance Collateral, then upon satisfaction of the conditions set forth in Section 2.3(a), Lender shall execute instruments prepared by the applicable Obligor and reasonably satisfactory to Lender releasing and discharging such Obligor from the Liens of the Loan Documents.

            2.4. Assumption.

            (a) Each of the initial Obligors shall have the right to Transfer all or any portion of the Collateral to a Qualified Successor Borrower that will assume all of the obligations of the Borrowers hereunder (an "Assumption"), provided no Event of Default or material monetary Default is then continuing or would result therefrom and the following conditions are met:

            (i) such Qualified Successor Borrower shall have executed and delivered to Lender an assumption agreement, in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents; provided that such assumption agreement shall neither (a) increase the financial obligations of, or personal recourse to, the Qualified Successor Borrower or decrease the rights of the Qualified Successor Borrower, relative to the obligations of the transferor, nor (b) otherwise materially modify the provisions of the Loan Documents, other than the inclusion of representations and warranties covering customary matters relating to the Qualified Successor Borrower such as due organization, existence, good standing, and authority and the validity and enforceability of the assumption document and the Loan Documents as against the Qualified Successor Borrower;

            (ii) such Qualified Successor Borrower shall execute and deliver such Uniform Commercial Code financing statements as may be reasonably requested by Lender;

            (iii) such Qualified Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender which are substantially equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions; and the Obligors and the Qualified Successor Borrower shall have delivered such other documents, certificates and legal opinions as Lender shall reasonably request;

            (iv) each Qualified Title Insurance Policy shall have been properly endorsed to reflect the Transfer of the Properties or portion thereof to the Qualified Successor Borrower;

            (v) each of the Rating Agencies shall have delivered Rating Confirmation with respect to the satisfaction of the foregoing requirements; and

            (vi) Lender shall have received payment of all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the foregoing (including the reasonable fees and expenses of legal counsel and the Rating Agencies, the reasonable out-of-pocket expenses of the Servicer and the cost of title endorsements).

            (b) If the Qualified Successor Borrower is not an Affiliate of the Nonrecourse Carveout Indemnitor, then concurrently with an Assumption, Lender shall execute an instrument in form and substance reasonably satisfactory to the Nonrecourse Carveout Indemnitor and Lender pursuant to which the Nonrecourse Carveout Indemnitor shall be released from all of its duties and obligations arising under the Environmental Indemnity and Section 9.14 and Section 9.19(b) of this Agreement from and after the date of such Assumption with respect to the Collateral or portion thereof so transferred to a Qualified Successor Borrower, provided that a Qualified Equityholder or another party reasonably satisfactory to Lender executes and delivers to Lender an instrument, in form and substance reasonably satisfactory to Lender, Nonrecourse

Carveout Indemnitor and such Qualified Equityholder pursuant to which such Qualified Equityholder assumes such duties and obligations.

            2.5 Release of Development Parcels. Lender hereby agrees to release from the Lien of the Mortgage and the other Loan Documents one or more parcels or out-lots (each, a "Development Parcel") in connection with the expansion or other development of the Development Parcel upon satisfaction of the following conditions:

            (a) not less than 30 days prior to the date of the release, the applicable Obligor shall have delivered to Lender a notice setting forth
      (i) the date of the proposed release, (ii) the name of the proposed transferee, (iii) a metes and bounds or other legal description of the Development Parcel, (iv) a metes and bounds or other legal description of the remaining Property (such remaining Property, the "Affected Property"),
      (iv) a survey of the Development Parcel, and (vi) a survey of the remaining Affected Property;

            (b) on the date the applicable Obligor delivers to Lender notice of the proposed release and on the date of the release, no Event of Default is continuing;

            (c) the applicable Obligor shall have delivered to Lender evidence which would be satisfactory to a prudent lender acting reasonably that (i) after giving effect to the Transfer, the Development Parcel shall be legally separated from the remainder of the Affected Property; (ii) after giving effect to such Transfer, each of the Development Parcel and the balance of the Affected Property conforms to and is in compliance in all material respects with applicable Legal Requirements and constitutes a separate tax lot or all necessary filings have been made in order to obtain as a matter of right a separate tax bill for the Development Parcel; and (iii) the Development Parcel is not necessary for the Affected Property to comply with any zoning, building, land use or parking or other Legal Requirements applicable to the Affected Property or for the then current use of the Affected Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Development Parcel is necessary for any such purpose, a reciprocal easement agreement or other agreement has been executed and recorded that would allow the owner of the Affected Property to continue to use or benefit from the Development Parcel to the extent necessary for such purpose;

            (d) the applicable Obligor shall have delivered to Lender an endorsement to the Qualified Title Insurance Policy insuring the Mortgage
      (i) confirming no change in the priority of the Mortgage on the balance of the Affected Property (exclusive of the Development Parcel) or in the amount of the insurance or the coverage of the Affected Property (exclusive of the Development Parcel) under the policy; and (ii) insuring the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to clause (c)(iii) of this Section that has been executed and recorded, if any;

            (e) not less than five Business Days prior to the date of the release, the applicable Obligor shall have delivered to Lender approvals to the release executed by any Person other than Lender holding Liens encumbering the Affected Property or holding any other interest in the Affected Property that would be affected by the release, if and to the extent such approval is required pursuant to the terms of any loan agreement, deed of trust or other documents evidencing or securing such Lien or other interest including parties to any Leases, easement agreements, ground leases, parking agreements or other similar Material Agreements;

            (f) the applicable Obligor shall have delivered to Lender any other information, approvals, opinions and documents reasonably requested by Lender relating to the release, including copies of the executed documents evidencing the transfer of the Development Parcel;

            (g) all of Lender's reasonable out-of-pocket expenses relating to the release shall have been paid;

            (h) the applicable Obligor shall have delivered evidence in the form of an Officer's Certificate by such Obligor that any such release of a Development Parcel shall, to such Obligor's knowledge, not result in an event of default or breach by such Obligor, any right in favor of a third party of offset, abatement or reduction of rent payable to such Obligor, or any right in favor of a third party of termination, cancellation or surrender under any Material Agreements or Major Leases by which such Obligor or the Affected Property is bound or encumbered;

            (i) the Development Parcel is currently and shall at the time of the release be non-income producing in any material respects and unimproved (or improved only by surface parking areas not necessary for zoning compliance); and

            (j) the applicable Obligor shall represent and warrant to Lender in writing that such release of a Development Parcel shall not have a material adverse effect on the use or operation of the Affected Property or a material adverse effect on the value of the Affected Property (other than the fact that the value of the Affected Property will be reduced by the value of the applicable Development PARCEL).

                                   ARTICLE III

                                    ACCOUNTS

            3.1. Cash Management Account.

            (a) On or prior to the Closing Date, the Obligors shall establish and thereafter maintain with the Sweep Bank an account for the collection of income from the Properties (the "Sweep Account"). As a condition precedent to the Closing Date, the Obligors shall cause the Sweep Bank to execute and deliver an agreement satisfactory to Lender which provides, inter alia, that no party shall have the right to withdraw funds from the Sweep Account and that all funds on deposit in the Sweep Account shall be remitted at the end of each Business Day to the Cash Management Account (the "Sweep Agreement"). The fees and expenses of the Sweep Bank shall be paid by the Obligors. In addition, on or prior to the Closing Date, the Obligors shall establish and thereafter maintain with the Cash Management Bank an account for the collection of funds from the Sweep Account (the "Cash Management Account"). As a condition precedent to the Closing Date, the Obligors shall cause the Cash Management Bank to execute and deliver a Cash Management Agreement which provides, inter alia, that no party other than Lender shall have the right to withdraw funds from the Cash Management Account. The fees and expenses of the Cash Management Bank shall be paid by the Obligors.

            (b) Within ten Business Days following the Closing Date, each Obligor shall deliver to each Tenant in the Properties a written notice (a "Tenant Notice") in the form of Exhibit D instructing that (i) all payments under the Leases shall thereafter be transmitted by them directly to, and deposited directly into, the Sweep Account and (ii) such instruction may not be rescinded unless and until such Tenant receives from the applicable Obligor or Lender a copy of Lender's written consent to such rescission (which written consent Lender shall provide in connection with a release of a Property under
Section 2.2, a Property Substitution under Section 2.3 and an Assumption under
Section 2.4). The Obligors shall send a copy of each such written notice to Lender and shall redeliver such notices to each Tenant until such time as such Tenant complies therewith. The Obligors covenant to cause all cash Revenues relating to the Properties and all other money received by the Obligors with respect to the Properties (other than tenant security deposits required to be held in escrow accounts) to be deposited in the Sweep Account by the end of the first Business Day following the Obligors' or the Property Manager's receipt thereof; other than amounts collected by the Obligors in the amount of $10,000 per month per Property which the Obligors can elect to deposit on a monthly basis and the Obligors shall be permitted to deposit in the Sweep Account or the Cash Management Account such additional amounts as the Obligors may elect.

            (c) Lender shall have the right to replace the Sweep Bank and/or the Cash Management Bank with any other financial institution reasonably satisfactory to the Obligors which will promptly execute and deliver to Lender a Sweep Agreement or Cash Management Agreement, as applicable (and the Obligors shall cooperate with Lender in connection with such transfer) in the event that
(i) at any time the Sweep Bank or the Cash Management Bank, as the case may be, ceases to be an Eligible Institution, or (ii) there is a default by the Sweep Bank under the Sweep Agreement or a default by the Cash Management Bank under the Cash Management Agreement, as the case may be (in either case after the expiration of any grace period provided therein).

            3.2. Distributions from Cash Management Account.

            (a) The Cash Management Agreement shall provide that, as long as no Low DSCR Period is continuing, the Cash Management Bank shall remit to an account or accounts specified by Obligors, at the end of each Business Day during the term of the Loan all amounts then contained in the Cash Management Account. Additionally, the Cash Management Agreement shall provide that the Cash Management Bank shall remit to an account specified by the Obligors, at the end of each Business Day falling during the continuance of a Low DSCR Period, the amount, if any, by which amounts then contained in the Cash Management Account exceed the Minimum Balance; provided, however, that Servicer may terminate such remittances during the continuance of an Event of Default upon written notice to the Cash Management Bank. Servicer shall notify the Cash Management Bank and the Obligors of any change in the Minimum Balance at any time during the continuance of a Low DSCR Period.

            (b) On each Payment Date falling during the continuance of a Low DSCR Period, provided no Event of Default has occurred and is continuing, the Servicer shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

            (i) to the Tax, Insurance and Ground Rents Escrow Account, the amounts then required to be deposited therein pursuant to Section 3.3;

            (ii) to Lender, the amount of all scheduled or delinquent interest on the Loans and all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);

            (iii) to the TI/LC Reserve Account, any amount required to be deposited therein pursuant to Section 3.4;

            (iv) to the Capital Expenditure Reserve Account, the amounts required to be deposited therein pursuant to Section 3.5; and

            (v) all remaining amounts, to such accounts as the Obligors may direct.

            (c) If on any Payment Date during the continuance of a Low DSCR Period the amount in the Cash Management Account shall be insufficient to make all of the transfers described in Section 3.2(b)(i) through (iv), the Borrowers shall deposit into the Cash Management Account on such Payment Date the amount of such deficiency.

            3.3. Tax, Insurance and Ground Rents Escrow Account.

            (a) On or prior to the first Payment Date after the first occurrence of a Low DSCR Period, the Obligors shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts payable by the Obligors in respect of Taxes, Ground Rents and insurance premiums during each Low DSCR Period (the "Tax, Insurance and Ground Rents Escrow Account").

             (b) On the first Payment Date in each Low DSCR Period, the Tax, Insurance and Ground Rents Escrow Account shall be funded in an amount equal to the sum of (i) an amount sufficient to pay all Taxes by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Taxes, plus (ii) an amount sufficient to pay all Ground Rents by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Ground Rents, plus
(iii) an amount sufficient to pay all insurance premiums by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected insurance premiums.

            (c) On each subsequent Payment Date during the continuance of a Low DSCR Period, an additional deposit shall be made therein in an amount equal to the sum of:

            (A) 1/12 of the Taxes that Lender reasonably estimates, based on information provided by the Obligors, will be payable during the next ensuing 12 months, plus

            (B) 1/12 of the Ground Rents that Lender reasonably estimates, based on information provided by the Obligors, will be payable during the next ensuing 12 months, plus

            (C) 1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by the Obligors, will be payable during the next ensuing 12 months;

provided, however, that if at any time during the continuance of a Low DSCR Period Lender reasonably determines that the amount in the Tax, Insurance and Ground Rents Escrow Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions hereof) the full amount of all installments of Taxes, Ground Rents and insurance premiums by the date on which such amounts come due, then Lender shall notify the Borrowers in writing of such determination and the Borrowers shall increase their monthly payments to the Tax, Insurance and Ground Rents Escrow Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation.

            (d) The Borrowers shall have the right to deliver to Lender a Qualified Letter of Credit in lieu of making the cash deposits described above, provided that (i) the amount of such Qualified Letter of Credit shall at all times be at least the amount that would then be required to be held in the Tax, Insurance and Ground Rents Escrow Account had such Qualified Letter of Credit not been delivered, (ii) the Borrowers shall be obligated to make all payments of Taxes, Ground Rents and insurance premiums that would otherwise have been paid from amounts contained in the Tax, Insurance and Ground Rents Escrow Account, and (iii) if the letter of credit delivered to Lender at any time ceases to be a Qualified Letter of Credit, the Borrowers shall deliver to Lender a Qualified Letter of Credit in such amount within 10 days following the Borrowers' receipt of written notice from Lender.

            (e) Each Obligor shall provide Lender with copies of all tax and insurance bills relating to each Property promptly after such Obligor's receipt thereof. Lender will apply amounts in the Tax, Insurance and Ground Rents Escrow Account toward the purposes for which such amounts are deposited therein within a reasonable period following Lender's receipt of such tax and insurance bills. In connection with the making of any payment from the Tax, Insurance and Ground Rents Escrow Account, Lender may cause such payment to be made according to any bill or any statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by the applicable Obligor of such inaccuracy, invalidity or other contest. Provided no Event of Default has occurred and is continuing, the Borrowers shall have the right to have Lender apply amounts deposited in the Tax, Insurance and Ground Rents Escrow Account on account of Taxes toward the payment of such Taxes prior to their due dates or delinquent dates, as required for the purpose of achieving a discount on such Taxes.

            (f) Notwithstanding the terms and provisions of the foregoing paragraphs of this Section 3.3, in the event and for so long as the Obligors have provided evidence of insurance satisfying the requirements set forth in
Section 5.15 of this Agreement under any blanket policy paid in full, the Obligors shall not be required to reserve any amounts for payment of insurance premiums as otherwise required by this Section 3.3; provided, however, that (x) in the event Borrower shall fail to deliver satisfactory evidence of insurance to Lender when and as required by Section 5.15, this Section 3.3(f) shall be of no further force and effect; and (y) such blanket policy shall be maintained in effect but Borrower shall fail to have a Qualified Equityholder with a net worth of not less than $1.5 billion (or, with respect to Trizec, $1 billion), the Obligors shall be required upon written request from Lender to reserve in respect of insurance premiums only such amounts as Lender reasonably determines would be the cost for Policies if they were maintained on the Properties alone, and accumulated amounts reserved in respect of such premiums shall be returned to the Obligors each time Lender receives evidence of payment of insurance premiums when due.

             (g) If at any time (other than during the continuance of an Event of Default) the amount contained in the Tax, Insurance and Ground Rents Escrow Account exceeds the amount required to be contained therein in order to pay Taxes, Ground Rents and insurance premiums when due in accordance herewith, Lender shall, in its discretion, either return such excess to the Obligors or credit such excess against future payments to be made to the Tax, Insurance and Ground Rents Escrow Account.

            (h) Upon the termination of a Low DSCR Period, provided no Event of Default is then continuing, Lender shall remit to the Obligors the amount then contained in the Tax, Insurance and Ground Rents Escrow Account or return to the Obligors the Qualified Letter of Credit, as applicable.

            3.4. TI/LC Reserve Account.

            (a) On or prior to the first Payment Date after the first occurrence of a Low DSCR Period, the Obligors shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Tenant Improvements and Leasing Commissions during Low DSCR Periods (the "TI/LC Reserve Account").

            (b) On each Payment Date during the continuance of a Low DSCR Period, there shall be deposited into the TI/LC Reserve Account an amount equal to the Monthly Low DSCR TI/LC Amount.

            (c) Upon the written request of any Obligor at any time while no Event of Default is continuing, Lender will cause disbursements to such Obligor from the TI/LC Reserve Account, within five Business Days after request, to pay directly, or to reimburse such Obligor, for Leasing Commissions and Tenant Improvement costs incurred by such Obligor in connection with a new Lease (or Lease extension, amendment, modification or expansion) entered into in accordance with the terms of Section 5.8 hereof, provided that (1) such Obligor shall deliver to Lender invoices evidencing incurrence of the costs as to which such disbursements are requested, (2) Lender may condition the making of such disbursement on receipt of reasonable evidence establishing that the requested disbursement is in respect of Leasing Commissions and/or Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith, and (3) if a requested disbursement relates to a project costing more than $2,000,000, then Lender may condition the making of such disbursement on such Obligor's receipt of partial lien releases and waivers from contractors, subcontractors and others with respect to amounts for which such Obligor has previously received disbursements for such project under this Section 3.4(c).

            (d) The Obligors shall have the right to deliver to Lender a Qualified Letter of Credit in lieu of making the cash deposits described above, provided that (i) the amount of such Qualified Letter of Credit shall at all times be at least the amount that would then be required to be held in the TI/LC Reserve Account had such Qualified Letter of Credit not been delivered, (ii) the Obligors shall be obligated to make all payments of Tenant Improvements and Leasing Commissions that would otherwise have been paid from amounts contained in the TI/LC Reserve Account, and (iii) if the letter of credit delivered to Lender at any time ceases to be a Qualified Letter of Credit, the Obligors shall deliver to Lender a Qualified Letter of Credit in such amount within 10 days following the Obligors' receipt of written notice from Lender.

            (e) Whenever an Obligor receives a Termination Fee and either (i) a Low DSCR Period is then continuing or (ii) a Low DSCR Period would result from such termination (determined on a pro forma basis as if the terminated Lease had been terminated, and any executed Lease of all or a portion of the space covered by such terminated Lease had been entered into, prior to the commencement of the applicable Fiscal Quarter), such Obligor shall promptly cause such Termination Fee to be deposited into the TI/LC Reserve Account unless the amount of such Termination Fee is less than $500,000, in which case such Obligor shall promptly cause such Termination Fee to be deposited into the Cash Management Account in accordance with Section 3.1(b), which amount shall be applied in accordance with
Section 3.2(a) hereof.

            (f) Upon the termination of a Low DSCR Period, provided no Event of Default is then continuing, Lender shall remit to the Obligors the amount then contained in the TI/LC Reserve Account and/or return to the Obligors the Qualified Letter of Credit, as applicable, except that Lender shall retain in the TI/LC Reserve Account amounts reserved pursuant to clause (ii) of Section 3.4(e), which shall be remitted to Borrower at such time as no Low DSCR Period would be continuing if the terminated Lease had been terminated, and any executed Lease of all or a portion of the space covered by such terminated Lease had been entered into, prior to the commencement of the applicable Fiscal Quarter.

            3.5. Capital Expenditure Reserve Account.

            (a) On or prior to the first Payment Date after the first occurrence of a Low DSCR Period, the Obligors shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Capital Expenditures during Low DSCR Periods (the "Capital Expenditure Reserve Account").

            (b) On each Payment Date during the continuance of a Low DSCR Period, there shall be deposited into the Capital Expenditure Reserve Account an amount equal to the Monthly Low DSCR Capital Expenditure Amount.

            (c) Upon the written request of any Obligor at any time that no Event of Default is continuing, Lender will cause disbursements to such Obligor from the Capital Expenditure Reserve Account, within five Business Days after request, to pay directly, or to reimburse such Obligor, for Capital Expenditures; provided that (1) such Obligor shall deliver to Lender invoices evidencing incurrence of the costs as to which such disbursements are requested,
(2) Lender may condition the making of such disbursement on receipt of reasonable evidence establishing that the requested disbursement is in respect of Capital Expenditures, and (3) if a requested disbursement relates to a project costing more than $2,000,000, then Lender may condition the making of such disbursement on such Obligor's receipt of partial lien releases and waivers from contractors, subcontractors and others with respect to amounts for which such Obligor has previously received disbursements for such project under this
Section 3.5(c).

            (d) The Obligors shall have the right to deliver to Lender a Qualified Letter of Credit in lieu of making the cash deposits described above, provided that (i) the amount of such Qualified Letter of Credit shall at all times be at least the amount that would then be required to be held in the Capital Expenditure Reserve Account had such Qualified Letter of Credit not been delivered, (ii) the Obligors shall be obligated to make all payments in respect of Capital Expenditures that would otherwise have been paid from amounts contained in the Capital Expenditure Reserve Account, and (iii) if the letter of credit delivered to Lender at any time ceases to be a Qualified Letter of Credit, the Obligors shall deliver to Lender a Qualified Letter of Credit in such amount within 10 days following the Obligors' receipt of written notice from Lender.

            (e) Upon the termination of a Low DSCR Period, provided no Event of Default is then continuing, Lender shall remit to the Obligors the amount then contained in the Capital Expenditure Reserve Account or return to the Obligors the Qualified Letter of Credit, as applicable.

            3.6. Loss Proceeds Account.

            (a) Promptly after the occurrence of a Casualty or Condemnation, the Obligors shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of depositing any Loss Proceeds (the "Loss Proceeds Account").

             (b) Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.17.

            3.7. [Intentionally Omitted].

            3.8. [Intentionally Omitted].

            3.9. Account Collateral.

            (a) The Obligors hereby grant a perfected first-priority security interest in favor of Lender in and to the Account Collateral as security for the Indebtedness, together with all rights of a secured party with respect thereto. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender and shall be in the name of the Obligors, as pledgors, and Lender, as pledgee. No Obligor shall have any right to make withdrawals from any of the Collateral Accounts but Lender or Servicer shall remit amounts deposited therein as and when required under this Agreement. Funds in the Collateral Accounts shall not be commingled with any other monies at any time. The Obligors shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral.

            (b) The insufficiency of amounts contained in the Collateral Accounts shall not relieve any Obligor from its obligation to fulfill all covenants contained in the Loan Documents.

            (c) During the continuation of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts either toward the reduction or discharge of the Indebtedness, in the sequence described in Section 7.4, or toward the payment of Operating Expenses and Capital Expenditures.

            3.10. Permitted Investments.

            (a) So long as no Event of Default shall be continuing, the Obligors shall be permitted to direct the investment of the funds from time to time held in the Collateral Accounts in Permitted Investments and to sell and reinvest proceeds from the sale or liquidation of Permitted Investments in other Permitted Investments, with all such proceeds and reinvestments to be held in the applicable Collateral Account; provided, however, that the maturity of an adequate portion of the Permitted Investments on deposit in the Collateral Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement, and provided further that the Obligors shall remit into the applicable Collateral Account an amount equal to any losses realized on Permitted Investments contained therein. No Permitted Investment shall be liquidated at a loss at the direction of the Obligors except to the extent required to make a required payment to Lender on behalf of Lender on a Payment Date.

            (b) All income and gains from the investment of funds in the Collateral Accounts shall be retained in the Collateral Accounts from which they were derived. As between the Obligors and Lender, the Obligors shall treat all income, gains and losses from the investment of amounts in the Collateral Accounts as their income or loss for federal, state and local income tax purposes.

            (c) Within one business day after the Loans and all other Indebtedness have been paid and/or Defeased in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be promptly paid to the Obligors.

            (d) So long as the Loans are in a Securitization, provided no Event of Default is continuing, funds remitted to Lender from time to time by the Obligors in respect of interest and scheduled principal payments on the Loans shall be held by or on behalf of the Lender in an Eligible Account and the Obligors shall direct the investment of such funds in Permitted Investments until the first Business Day prior to the date on which such funds are required to be distributed to holders of Certificates. All investment income resulting from such investment shall be disbursed to or at the direction of the Obligors from time to time; provided that the Obligors shall remit into the account in which such Permitted Investments are contained an amount equal to any losses realized on Permitted Investments contained therein on or prior to the first Payment Date after the Obligors receive written notice of such losses.

            3.11. Bankruptcy. The Obligors and Lender hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against an Obligor under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of such Obligor's bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by the Obligors and Lender, the Account Collateral and/or the Revenues do constitute property of such Obligor's bankruptcy estate, then each Obligor and Lender hereby further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Each Obligor acknowledges that Lender does not consent to any Obligor's use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, no Obligor shall have the right to use or apply or require the use or application of such cash collateral unless (i) such Obligor shall have received a court order authorizing the use of the same, and (ii) such Obligor shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            The Obligors hereby represent and warrant to Lender that, as of the Closing Date and, with respect to each Qualified Substitute Property, as of the date of such Property Substitution, except as set forth in the Exception Report or, with respect to a Qualified Substitute Property, as hereafter consented to by Lender in its reasonable discretion:

            4.1. Organization.

            (a) Each Obligor is either a limited liability company validly existing and in good standing under the laws of the State of Delaware, the State of Maryland or the Commonwealth of Virginia, and is in good standing as a foreign limited liability company, as the case may be, in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and each Obligor has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

            (b) Except for the Maryland Guarantors' ownership of the applicable Borrowers, no Obligor has any subsidiaries or owns any equity interest in any other Person.

            4.2. Authorization. Each Obligor has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents, and has by proper action duly authorized the execution and delivery of the Loan Documents.

            4.3. No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its operating agreement, certificate of formation or other governance document, (ii) violate any law, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, material contract or other Material Agreement to which any Obligor or Nonrecourse Carveout Indemnitor is a party or by which any Obligor or Nonrecourse Carveout Indemnitor may be bound, or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any Obligor's properties in favor of any party other than Lender.

            4.4. Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of this Agreement or the other Loan Documents, except for any of the foregoing which have been obtained.

            4.5. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by the Obligors and constitute the Obligors' legal, valid and binding obligations, enforceable in accordance with their respective terms, and the Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Obligor, including the defense of usury, in each case subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            4.6. No Event of Default. No Default or Event of Default presently exists or will exist immediately following the making of the Loans.

            4.7. Payment of Taxes. To each Obligor's knowledge, such Obligor has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes due (including interest and penalties). Each Obligor has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve any Liens in favor of Lender, except for taxes which are not yet delinquent.

            4.8. Compliance with Law. To the Obligors' knowledge, each Property and the use thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes except for such noncompliance that is not reasonably likely to have a Property Material Adverse Effect. Each of the Properties is a conforming use or legal non-conforming use (except for any nonconformance that would not have a Property Material Adverse Effect). No Obligor has received written notice of any default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could cause a Property Material Adverse Effect. There has not been committed by or on behalf of any Obligor or, to the Obligors' actual knowledge (without independent investigation), any other person in occupancy of or involved with the operation or use of any Property, any act or omission affording the federal government or any state or local government the right of forfeiture as against any Property or any portion thereof. Neither the Obligors nor Nonrecourse Carveout Indemnitor has purchased any portion of any Property with proceeds of any illegal activity.

            4.9. ERISA; Employee Benefits Matters.

            (a) Other than with respect to any Multiemployer Plan, neither the Obligors nor any ERISA Affiliate of the Obligors has incurred any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

             (b) No Obligor, nor any ERISA Affiliate, has incurred any unsatisfied, or is reasonably expected to incur any, Withdrawal Liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. No Obligor, nor any ERISA Affiliate, has received any notification that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA and, to the best of each Obligor's knowledge, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA, in any case if such event could reasonably be expected to result in a Material Adverse Effect. If any Obligor or any ERISA Affiliate were to completely withdraw from all Multiemployer Plans, neither any Obligor nor any its ERISA Affiliates would incur, directly or indirectly, Withdrawal Liability to any such Multiemployer Plans that would have a Material Adverse Effect.

             (c) No Obligor holds any Plan Assets by reason of Department of Labor regulation section 2510.3-101 or otherwise.

            4.10. Government Regulation. No Obligor is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended,

             (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

            4.11. No Bankruptcy Filing. No Obligor has filed or is contemplating the filing of a petition by it under any state or federal bankruptcy or insolvency laws. No Obligor has liquidated or is contemplating the liquidation of all or a major portion of its assets or property. No Obligor has knowledge of any Person that has filed or is contemplating the filing of any such petition against it.

            4.12. Other Debt. After consummation of the Transaction, no Obligor shall have outstanding any Debt other than Permitted Debt.

            4.13. Litigation. No Obligor has received written notice of any actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending, and to the Obligors' knowledge there are no such actions, suits or proceedings threatened against or affecting any Obligor or any Property, which actions, suits or proceedings, alone or in the aggregate, if determined against it or any Property, could result in a Property Material Adverse Effect.

            4.14. Leases; Material Agreements.

            (a) The rent rolls delivered to Lender in connection with the Closing (the "Rent Rolls") are true and correct in all material respects as of the date of this Agreement. Except as indicated on the Rent Rolls, (i) no Tenant under any Major Lease has any expansion, extension, renewal or termination options, (ii) no security deposits are being held by any Obligor, (iii) to the Obligors' knowledge, all work to be performed by the landlord under the Major Leases has been substantially performed, all contributions to be made by the landlord to the Tenants thereunder have been made and all other conditions to each such Tenant's obligations thereunder have been satisfied, and (iv) no Tenant or other party has any option, right of first refusal or similar preferential right to purchase all or any portion of any Property or any other real property.

            (b) The Obligors have delivered to Lender true and complete copies of all Leases requested by Lender. No person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases or by, through and under any Tenant under a Lease (i.e., subleases).

            (c) Except as indicated on the Rent Rolls, no fixed rent has been paid more than 30 days in advance of its due date and no payments of rent are more than 30 days delinquent.

            (d) There are no Material Agreements except as described in Schedule
I. The Obligors have made available to Lender true and complete copies of all Material Agreements.

            (e) The Leases and the Material Agreements are in full force and effect and, except as indicated on the Rent Rolls, (i) no Obligor has received written notice of any defaults thereunder by such Obligor which would have a Property Material Adverse Effect, and (ii) to the Obligors' knowledge, based on an inquiry of its local property managers, there are no defaults thereunder by any of the Obligors or any other party thereto. No Obligor has received written notice of any default by such Obligor in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Property is bound which remain uncured.

            4.15. Full and Accurate Disclosure. To the Obligors' knowledge, no statement of fact made by any of the Obligors in this Agreement or in any of the other Loan Documents, taken as a whole, contains any untrue statement of a material fact or intentionally omits to state any material fact necessary to make statements contained herein or therein not misleading to a reasonable person. To the Obligors' actual knowledge, there is no fact about the Obligors or the Properties which has not been disclosed in writing to Lender which is reasonably likely to result in a Material Adverse Effect.

            4.16. Financial Condition. To the Obligors' knowledge, all financial data concerning the Obligors and the Properties heretofore provided to Lender on or prior to Closing Date, taken as a whole, is true, complete and correct in all material respects, as of the date on which it is made, and the Obligors have not intentionally failed to disclose any material fact necessary to make statements contained herein or therein not misleading. To the Obligors' knowledge, since the delivery of such data, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances which have had or which any of the Obligors believes are reasonably likely to result in a Material Adverse Effect.

            4.17. Single-Purpose Requirements. Each Obligor and each Single-Purpose Equityholder is a Single-Purpose Entity.

            4.18. Location of Chief Executive Offices. The location of each Obligor's principal place of business and chief executive office is 4350 LaJolla Village Drive, Suite 700, San Diego, California 92122.

            4.19. Not Foreign Person. No Obligor is a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

            4.20. Labor Matters. Except as described in the Exception Report, no Obligor is a party to any collective bargaining agreements. The termination of any collective bargaining agreement described in the Exception Report would not have a Material Adverse Effect.

            4.21. Title. Each Obligor owns good, marketable and indefeasible title in fee to the applicable Properties (except for any Ground Lease Property, as to which such applicable Obligor has good, marketable and indefeasible title to the leasehold estate therein), and good title to the related personal property, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgages, when properly recorded in the appropriate records, together with the Assignments of Rents and Leases and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority liens on the Properties or the leasehold interests therein, as the case may be, subject


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

only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or current use or operation, of any Property. The Permitted Encumbrances do not and will not materially adversely affect the security intended to be provided by the Mortgages or the Obligors' ability to repay the Loan in accordance with the terms of the Loan Documents. Except as indicated in and insured over by a Qualified Title Insurance Policy, no Obligor has received any written notice of any claims for payment for work, labor or materials affecting any Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents, and to the Obligors' knowledge no such claims exist. NOTHING IN THIS PARAGRAPH MAY BE RELIED ON BY ANY TITLE INSURANCE COMPANY ISSUING A QUALIFIED TITLE INSURANCE POLICY. The Assignments of Rents and Leases, when properly recorded in the appropriate records, create a valid first priority assignment of, or a valid first priority security interest in, certain rights under the related Leases, subject only to licenses granted therein to the Obligors to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the related Properties. No Person other than the Obligors owns any interest in any payments due under such Leases that is superior to or of equal priority with Lender's interest therein.

            4.22. No Encroachments. To the Obligors' knowledge, with respect to each Property, except as shown on the Exception Report, all of the related improvements lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining property encroach upon such Property, and no easements or other encumbrances upon such Property encroach upon any of the improvements, so as, in any case, to cause a Property Material Adverse Effect, except those which are insured against by a Qualified Title Insurance Policy.

            4.23. Physical Condition.

            (a) To the Obligors' knowledge, except for matters set forth in the Engineering Reports and Environmental Reports, each Property (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) is in good condition, order and repair in all respects material to its use, operation or value.

            (b) To the Obligors' knowledge, except for matters set forth in the Engineering Reports and Environmental Reports, there are no material structural or other material defects or damages in any Property, whether latent or otherwise.

            (c) No Obligor has received written notice from any insurance company or bonding company of any defects or inadequacies in any Property which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

            4.24. Solvency. None of the Obligors has entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Each Obligor has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the aggregate fair salable value of the Obligors' assets exceeds and will, immediately following the making of the Loans and the use and disbursement of the proceeds thereof, exceed the Obligors' aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). The fair salable value of the Obligors' aggregate assets is and will, immediately following the making of the Loans and the use and disbursement of the proceeds thereof, be greater than the Obligors' probable aggregate liabilities (including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured). The Obligors' aggregate assets do not and, immediately following the making of the Loans and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Obligors do not intend to, and do not believe that they will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of the Obligors).

            4.25. Management. No property management agreements are in effect with respect to any Property.

            4.26. Condemnation. No Obligor has received any written notice of any Condemnation that has been commenced or is contemplated with respect to all or any material portion of any Property or for the relocation of roadways providing access to any Property.

            4.27. Utilities and Public Access. To the Obligors' knowledge, the following statements are accurate with respect to each Property in all material respects, except as indicated in the Exception Report: (i) such Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by water, electric, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of such Property as presently used and enjoyed are located in the public right-of-way abutting the premises or in areas ("Easement Areas") that are the subject of recorded irrevocable easement agreements which benefit such Property and which are listed in Schedule A of the applicable Qualified Title Insurance Policy so as to be included in the coverage thereof, none of which alone or collectively will have a Property Material Adverse Effect; (iii) all such utilities are connected so as to serve such Property without passing over other property other than Easement Areas; and (iv) all roads necessary for the full utilization of such Property for its current purpose have been completed and are either part of the Property (by way of deed, easement or ground lease) or dedicated to public use and accepted by all Governmental Authorities.

            4.28. Environmental Matters. Except as disclosed in the Environmental Reports, to the Obligors' knowledge:

            (i) Each Property is in compliance in all material respects with all Environmental Laws applicable to such Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of such Property under all Environmental Laws).

            (ii) There is no Environmental Claim pending or threatened, with respect to any Property.

            (iii) There have not been and are no past, present or threatened Releases of any Hazardous Substance from or at any Property that are reasonably likely to form the basis of any Environmental Claim.

            (iv) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Property and no Governmental Authority has been taking any action to subject such Property to Liens under any Environmental Law.

            (v) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of any Obligor in relation to any Property which have not been made available to Lender.

            4.29. Assessments. Except as disclosed in the Exception Report, the Obligors have received no written notice of, and to the Obligors' knowledge there are no, pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

            4.30. No Joint Assessment. Except as disclosed in the Exception Report, no Obligor has suffered, permitted or initiated the joint assessment of any Property (i) with any other real property constituting a separate tax lot, or (ii) with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against such other real property or personal property shall be assessed or levied or charged to such Property as a single Lien.

            4.31. Separate Lots. To the Obligors' knowledge, except as disclosed in the Exception Report, no Property includes any real property that is part of a tax lot that includes (i) all or any portion of another Property, or (ii) any property that is not Collateral.

            4.32. Permits; Certificate of Occupancy. To the Obligors' knowledge, each Obligor has obtained all material Permits necessary for the use and operation of each Property other than Permits the failure of which to obtain would not have a Property Material Adverse Effect. To each Obligor's knowledge, the uses being made of each Property are in conformity in all material respects with the certificate of occupancy and/or Permits for such Property and any other restrictions, covenants or conditions affecting such Property.

            4.33. Flood Zone. Except as disclosed in the Exception Report, none of the Improvements on any Property is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as having special flood hazards

(Zone A), and, to the extent that any portion of a Property is located in an area identified by the Federal Emergency Management Agency as a "100 year flood plain," such Property is covered by flood insurance meeting the requirements set forth in Section 5.16(a).

            4.34. Security Deposits. To the Obligors' knowledge, each Obligor is in compliance in all material respects with all Legal Requirements relating to security deposits.

            4.35. Parking. To the Obligors' knowledge, except as disclosed in the Exception Report, parking spaces adequate for compliance of each Property with applicable zoning requirements and other Legal Requirements are located on such Property unless such failure to comply would not cause a Property Material Adverse Effect.

            4.36. [Intentionally Omitted].

            4.37. Ground Leased Parcel.

            (a) With respect to the Ground Leased Parcel forming a part of the Property commonly known as Continental Center II, 600 Jefferson, Houston, Texas, and each of the Ground Leases applicable thereto, each of the following is true:

            (i) a true and complete copy of each such Ground Lease has been delivered to Lender, and each such Ground Lease or a memorandum thereof has been duly recorded;

            (ii) each such Ground Lease permits the interest of the ground lessee thereunder to be encumbered by the applicable Mortgage and does not restrict the use of the Property by such ground lessee, its successors or assigns in a manner that would cause a Property Material Adverse Effect;

            (iii) the Ground Lease relating thereto dated June 1, 1959 (the "Rosenthall Ground Lease") has an original term which expires on May 31, 2058, and the Ground Lease relating thereto dated September 15, 1960 (the "Pitner Ground Lease") has an original term which expires on September 14, 2059;

            (iv) the base rental under each such Ground Lease is not subject to material increase;

            (v) neither such Ground Lease is subject to any liens or encumbrances superior to, or of equal priority with, the applicable Mortgage (other than the related ground lessor's fee interest and Permitted Encumbrances);

            (vi) there is no Lien encumbering the related ground lessor's fee interest other than Permitted Encumbrances, and neither Ground Lease provides that it shall be subordinate to any Lien upon the related fee interest that may hereafter be granted;

            (vii) each such Ground Lease is assignable by a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein upon either a foreclosure of such deed of trust or mortgage, a deed-in-lieu thereof or any other similar transfer without the consent of the ground lessor thereunder, and, in the event of any such assignment, each such Ground Lease is further assignable by the assignee in connection with such assignment (and its successors and assigns) upon notice to, but without the need to obtain the consent of, such ground lessor;

            (viii) each such Ground Lease is in full force and effect and no default has occurred thereunder nor, to the Obligors' knowledge, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of either such Ground Lease;

            (ix) each such Ground Lease requires the ground lessor thereunder to give notice of any default by the applicable ground lessee to a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein;

            (x) Lender constitutes a "mortgagee" (or the applicable corresponding term) as such term is used in each such Ground Lease;

            (xi) a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein is permitted within the period during which the applicable Obligor is permitted to cure the same to cure any default under either of the Ground Leases which is curable;

            (xii) neither of the Ground Leases imposes any restrictions on subletting (except for restrictions on the subletting of the entirety of that portion of the applicable Property which is subject to each such Ground Lease); and the ground lessor thereunder is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the ground lessee in the relevant portion of the Property subject to each such Ground Lease for any reason, or in any manner, which would adversely affect the security provided to Lender by the applicable Mortgage (provided such subtenant of the ground lessee is not in default under such Ground Lease);

            (xiii) the Rosenthall Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of Lender, and any such action without such consent will be void;

            (xiv) if the Rosenthall Ground Lease is terminated due to a bankruptcy or insolvency of the ground lessee thereunder (or any successor or assign) or any other event, the Lender (or any successor or assign) shall have the right to enter into a new ground lease with the applicable ground lessor on the same terms as the Rosenthall Ground Lease; and

            (xv) the loss of the leasehold estate created by either such Ground Lease would not constitute a Property Material Adverse Effect (except with respect to the use and operation of a portion of the above-ground parking garage on the applicable Property).

            (b) With respect to the Ground Leased Parcel forming a part of the Property commonly known as Capital Center II & III, Sacramento, California, and the Ground Lease relating thereto, each of the following is true:

             (i) such Ground Lease or a memorandum thereof has been duly recorded and the Ground Lease (together with an estoppel letter executed by the ground lessor thereunder) permits the interest of the ground lessee thereunder to be encumbered by the related Mortgage; such Ground Lease does not restrict the use of the Property by such ground lessee, its successors or assigns in a manner that would adversely affect the security provided to Lender by the applicable Mortgage; and a true and complete copy of such Ground Lease has been delivered to Lender;

            (ii) such Ground Lease has an original term (or an original term plus one or more optional renewal terms which have been previously exercised) which extends until December 31, 2017;

            (iii) such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the applicable Mortgage (other than the related ground lessor's fee interest);

            (iv) the Ground Lease relating thereto is in full force and effect and no default has occurred thereunder nor, to the Obligors' knowledge after due inquiry and investigation, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of such Ground Lease;

            (v) except for its right to inspect the relevant portions of the Property subject to such Ground Lease, the ground lessor under such Ground Lease is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the ground lessee in such portions of the Property for any reason or in any manner (subject to applicable law), which would adversely affect the security provided to Lender by the applicable Mortgage; and

            (vi) the loss of the leasehold estate created by such Ground Lease would not constitute a Property Material Adverse Effect.

            (c) With respect to each Ground Leased Parcel forming a part of the Property commonly known as 10 South Riverside Plaza and the Property commonly known as 120 South Riverside Plaza in Chicago, Illinois, and each Ground Lease relating thereto, each of the following is true:

            (i) a true and complete copy of each Ground Lease relating thereto has been delivered to Lender, and each such Ground Lease or a memorandum thereof has been duly recorded;

            (ii) each such Ground Lease permits the interest of the ground lessee thereunder to be encumbered by the applicable Mortgage and does not restrict the use of the Property by such ground lessee, its successors or assigns in a manner that would cause a Property Material Adverse Effect;

            (iii) The Ground Lease relating to the 120 South Riverside Property dated July 1, 1965, as amended, has an original term, plus, if all renewal options are exercised,


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

      extension terms, of approximately 70 years from the commencement date of such Ground Lease (which, based on an estoppel letter dated December 7, 1998 executed by the applicable ground lessor, would result in an expiration date of April 30, 2039 for such Ground Lease). The Ground Lease relating to the 10 South Riverside Property dated September 13, 1963, as amended, has an original term, plus, if all renewal options are exercised, extension terms, of approximately 70 years from the commencement date of such Ground Lease (which, based on an estoppel letter dated December 7, 1998 executed by the applicable ground lessor, would result in an expiration date of April 30, 2036 for such Ground Lease). The Ground Leases described as Master Leases, dated April 19, 1989, which relate to the 10 South Riverside and 120 South Riverside Properties, respectively (each, a "Master Lease"), each expire April 30, 2150;

            (iv) the base rental under each such Ground Lease is subject to increase;

            (v) none of such Ground Leases is subject to any liens or encumbrances superior to, or of equal priority with, the applicable Mortgage (other than the related ground lessor's fee interest and Permitted Encumbrances);

            (vi) there is no Lien encumbering the fee interest of the ground lessor under each such Ground Lease other than Permitted Encumbrances (or if any such Lien exists, it is subordinate to the Lien held by Lender under the applicable Mortgage);

            (vii) each such Ground Lease is assignable by a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein upon either a foreclosure of such deed of trust or mortgage, a deed-in-lieu thereof or any other similar transfer without the consent of the ground lessor thereunder (provided that, subject to the mortgagee rights described in (xii) below, a default does not then exist under such Ground Lease and no event or condition exists which, with the passage of time would constitute a default thereunder), and, in the event of any such assignment, each such Ground Lease is further assignable by the assignee in connection with such assignment (and its successors and assigns) upon notice to, but without the need to obtain the consent of, such ground lessor (provided that, subject to the mortgagee rights described in (xii) below, a default does not then exist under such Ground Lease and no event or condition exists which, with the passage of time would constitute a default thereunder);

            (viii) each such Ground Lease is in full force and effect and no default has occurred thereunder nor, to the Obligors' knowledge, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of such Ground Lease (except that the ground lessor under each Master Lease has claimed that a continuing problem exists with the smoke exhaust fans and plenums and that certain other conditions at the applicable Properties require remediation; the Obligors hereby represent that such remediation, if necessary, will not result in a Property Material Adverse Effect;

            (ix) each such Ground Lease (together with an estoppel letter executed by the ground lessor thereunder) requires such ground lessor to give notice of any default by the ground lessee to a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein;

            (x) Lender constitutes a "mortgagee" (or the applicable corresponding term) as such term is used in each such Ground Lease;

            (xi) the ground lessor under each such Ground Lease may not terminate such Ground Lease (or, in the case of the Master Leases, the ground lessee's possession under each such Ground Lease of the applicable portions of the 10 South Riverside and 120 South Riverside Properties):

                  a. in connection with a default under the Ground Lease by the ground lessee relating to bankruptcy or insolvency, if the Lender requests the ground lessor thereunder not to exercise such right within thirty days after such ground lessor shall have notified the Lender of the existence of such event and if a new lease to the Lender would not be subject to material title exceptions other than those to which such Ground Lease was then subject; or

                  b. in connection with any other default under the Ground Lease by the ground lessee, unless the Lender fails to cure such default within thirty days after receipt of notice from the ground lessor that such ground lessee has failed to cure or proceed with reasonable promptness to cure such default (as the case may be); provided that, (i) if such default cannot reasonably be cured within thirty days, the Lender shall have the right to begin to cure such default within thirty days after receipt of notice of such default, and (ii) if the Lender proceeds with reasonable promptness and diligence to cure such default, until such cure is completed, such ground lessor will not be permitted to terminate such Ground Lease; and provided further that (x) in the case of a default which by its nature can be cured by Lender only after Lender has obtained possession of the applicable demised premises or after foreclosure of the applicable Mortgage, the curing of such default shall include Lender's taking all appropriate legal or other action to obtain such possession or to foreclose such Mortgage, and (y) if a default by its nature cannot be cured by Lender, the conditions of the preceding proviso shall be satisfied so long as Lender cooperates in good faith in any legal or other action taken by the applicable ground lessor to compel the ground lessee or others to cure such default;

            (xii) If the ground lessor under any such Ground Lease terminates such Ground Lease (or, in the case of either Master Lease, terminates possession of the premises due to default), then such ground lessor will be obligated to lease the applicable demised premises to the Lender on the same terms as such Ground Lease for the balance of the unexpired term thereof, if (a) the Lender is ready to do so within thirty days after the termination of such Ground Lease (or of the ground lessee's possession under such Ground Lease), and (b) the Lender undertakes to cure any defaults of the ground lessee which would exist absent such termination, other than by bankruptcy or insolvency (provided that if any such default cannot reasonably be cured within such thirty day period, (1) the Lender shall have the right to begin to cure such default within such thirty day period (or, in case of a default which by its nature can be cured by the Lender only after obtaining possession of the premises, within thirty days after possession is available to it) and to proceed with reasonable promptness and diligence thereafter, and (2) if the Lender so proceeds with curing such default until completion, the ground lessor will not be permitted to terminate the new ground lease by reason of such prior default; and provided further that, in case of any default which by its nature cannot be cured by the Lender, the foregoing conditions shall be satisfied so long as the Lender cooperates in good faith in any legal or other action taken by the ground lessor to compel the ground lessee or others to cure such default);

            (xiii) none of such Ground Leases imposes any restrictions on subletting; and the ground lessor under each such Ground Lease has agreed to enter into non-disturbance agreements with subtenants provided that, among other conditions (a) rents under the applicable sublease may not be prepaid more than 3 months in advance, (b) rents under such sublease are comparable to those for other subtenants, and (c) such sublease does not impose substantial burdens on the sublandlord thereunder; and

            (xiv) under each such Ground Lease and the related Mortgage, taken together, any related Loss Proceeds are to be applied to the repair or restoration of the applicable demised premises (all such Loss Proceeds to be held in an account in the name of the Lender and the applicable ground lessor, pending joint disbursement thereof by the Lender and such ground lessor in connection with, and as, such repair or restoration progresses);

            (d) With respect to the Ground Leased Parcel at the Property commonly known as the Allstate Parcel, Atlanta Georgia, and the Ground Lease relating thereto, each of the following is true:

            (i) a true and complete copy of such Ground Lease has been delivered to Lender, and such Ground Lease or a memorandum thereof has been duly recorded;

            (ii) such Ground Lease permits the interest of the ground lessee thereunder to be encumbered by the applicable Mortgage and does not restrict the use of the Property by such ground lessee, its successors or assigns in a manner that would cause a Property Material Adverse Effect;

            (iii) such Ground Lease has an original term which expires on January 1, 2011, subject to a right of automatic extension;

            (iv) the base rental under such Ground Lease is not subject to material increase;

            (v) such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the applicable Mortgage (other than the related ground lessor's fee interest and Permitted Encumbrances);

            (vi) there is no Lien encumbering the related ground lessor's fee interest other than Permitted Encumbrances (or if any such Lien exists, it is subordinate to the Lien held by Lender under the applicable Mortgage) and the Ground Lease does not provide that it shall be subordinate to any Lien upon the related fee interest that may hereafter be granted;

            (vii) such Ground Lease is assignable by a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein upon either a foreclosure of such deed of trust or mortgage, a deed-in-lieu thereof or any other similar transfer without the consent of the ground lessor thereunder, and, in the event of any such assignment, such Ground Lease is further assignable by the assignee in connection with such assignment (and its successors and assigns) upon notice to, but without the need to obtain the consent of, such ground lessor;

            (viii) such Ground Lease is in full force and effect and no default has occurred thereunder nor, to the Obligors' knowledge, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of such Ground Lease;

            (ix) such Ground Lease does not impose any restrictions on subletting; and the ground lessor thereunder is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the ground lessee in the relevant portion of the Property subject to such Ground Lease for any reason, or in any manner, which would adversely affect the security provided to Lender by the applicable Mortgage, provided such subtenant of the ground lessee is not in default under such Ground Lease beyond any applicable cure periods;

            (x) such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of the Lender, which consent will not be unreasonably withheld, delayed or conditioned, and any such action without such consent will be void;

            (xi) the ground lessor under such Ground Lease is required to give notice of any default by the ground lessee thereunder to the Lender and no notice given under the Ground Lease will be effective against the Lender unless a copy of such notice has been given to the Lender;

            (xii) the Lender will receive sixty days in addition to any applicable cure period provided to the ground lessee under such Ground Lease to cure any default of such ground lessee before the ground lessor thereunder will be permitted to terminate such Ground Lease (and when necessary, prior to termination of such Ground Lease, the Lender will be permitted the opportunity to gain possession of the applicable demised premises through legal proceedings or to take other similar action, so long as Lender is diligently proceeding with the same);

            (xiii) in the case of any default under such Ground Lease which is not curable by the Lender, or in the event of the bankruptcy or insolvency of the ground lessee thereunder, the Lender (or a nominee thereof) will have the right, following termination of such Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the ground lessor thereunder on the same terms as such Ground Lease, and all rights of the ground lessee thereunder may be exercised by Lender (or such nominee); and

            (xiv) under such Ground Lease and the Loan Documents, taken together, any Loss Proceeds will be held and applied in the manner set forth in this Loan Agreement.

            (e) With respect to the Ground Leased Parcel commonly known as the Borden Building, Columbus, Ohio, and the Ground Lease relating thereto, each of the following is true:

            (i) the Ground Lease or a memorandum thereof has been duly recorded, and there has not been a material change in the terms of the Ground lease since its recordation, with the exception of the written instruments which are part of the related mortgage file (including, without limitation, the Amended and Restated Ground Lease relating to the Ground Lease Parcel, dated as of May 1, 2001;

            (ii) such Ground Lease permits the interest of the ground lessee thereunder to be encumbered by the applicable Mortgage and does not restrict the use of the Property by such ground lessee, its successors or assigns in a manner that would cause a Property Material Adverse Effect;

            (iii) such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of Lender, as beneficiary, and any such action without such consent is void;

            (iv) such Ground Lease has an original term which expires on December 31, 2051;

            (v) the base rental under such Ground Lease is not subject to material increase;

            (vi) such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the applicable Mortgage (other than the related ground lessor's fee interest and any Mortgage held by Lender as security for the Loans);

            (vii) there is no Lien encumbering the related ground lessor's fee interest (or if any such Lien exists, it is held by Lender as security for the Loans), and the Ground Lease shall remain prior to any Lien upon the related fee interest that may hereafter be granted;

            (viii) such Ground Lease is assignable by a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein upon either a foreclosure of such deed of trust or mortgage, a deed-in-lieu thereof or any other similar transfer without the consent of the ground lessor thereunder, and, in the event of any such assignment, such Ground Lease is further assignable by the assignee in connection with such assignment (and its successors and assigns) upon notice to, but without the need to obtain the consent of, such ground lessor;


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

            (ix) such Ground Lease is in full force and effect and no default has occurred thereunder nor, to Borrower's knowledge, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of such Ground Lease;

            (x) such Ground Lease requires the ground lessor thereunder to give notice of any default by the ground lessee to a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein; and such Ground Lease further provides that no notice given thereunder is effective against such holder, unless a copy has been given to such holder in the manner described in such Ground Lease;

            (xi) Lender constitutes a "mortgagee" (or the applicable corresponding term) as such term is used in the Ground Lease;

            (xii) a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein is permitted at least 30 days in addition to Borrower's applicable cure period to cure any default under such Ground Lease which is curable after the receipt of notice of any such default before the ground lessor thereunder may terminate such Ground Lease (and, where necessary, is permitted the opportunity to gain possession of the interest of the ground lessee under such Ground Lease through legal proceedings or to take other action so long as such holder is proceeding diligently);

            (xiii) in the case of any default which is not curable by a holder of a deed of trust or mortgage encumbering the ground lessee's interest therein, or in the event of the bankruptcy or insolvency of the ground lessee under such Ground Lease, such holder has the right, following termination of the existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the ground lessor on the same terms as the existing Ground Lease, and all rights of the ground lessee under such Ground Lease may be exercised by or on behalf of such holder; and

            (xiv) such Ground Lease does not impose any restrictions on subletting; and the ground lessor thereunder is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the ground lessee in the relevant portion of the applicable Property for any reason, or in any manner, which would adversely affect the security provided to Lender by the applicable Mortgage.

            (xv) under such Ground Lease and the Loan Documents, taken together, any Loss Proceeds will be held and applied in the manner set forth in this Loan Agreement.

            4.38. Insurance. The Obligors have obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the date hereof have been paid for the current policy period. To the Obligors' knowledge, no Person, including an Obligor, has done, by act or omission, anything which would impair the coverage of any such policy.

            4.39. Condominium. The applicable Obligor has a 70% aggregate percentage interest in the Condominium. Neither the applicable Obligor nor, to the Obligors' knowledge,


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any other party thereto, is in default under the Declaration or the By-laws of the Association (unless such default would not cause a Property Material Adverse Effect).

            4.40 Survival. Each Obligor agrees that all of the representations and warranties of the Obligors set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, warranties, covenants and agreements made by the Obligors in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

            5.1. Existence. Each Obligor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company and all rights, licenses, Permits, franchises and other agreements necessary for the continued use and operation of its business (except where the absence of such rights, licenses, Permits, franchises and other agreements would not have Property Material Adverse Effect). Each Obligor shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof.

            5.2. Maintenance of Properties; Compliance with Legal Requirements. The Obligors will keep the Properties in good working order and repair, reasonable wear and tear excepted, and shall from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Without limiting the generality of the foregoing, the Obligors shall reasonably promptly remediate the items set forth in Schedule K (and shall exercise reasonable efforts to do so within one year following the Closing Date). Upon the written request of Lender from time to time, the Obligors shall provide an Officer's Certificate setting forth the status of such remediation. The Obligors shall comply with, and shall cause the Properties to be operated, maintained, repaired and improved in compliance with, all Legal Requirements and Insurance Requirements (subject to the applicable Obligor's right to contest allegations of noncompliance in good faith and by appropriate proceedings).

            5.3. Impositions and Other Claims. The Obligors shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when such taxes, assessments and charges are due and payable, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances. The Obligors shall file all federal, state and local tax returns and other reports that they are required by law to file. In the event of the enactment after this date of any law or regulation applicable to Lender, any Note, any Property or any Mortgage deducting from the value of property for the purpose of taxation any lien or security interest thereon, or imposing upon Lender the payment of the whole or any portion of the taxes, assessments or charges or liens herein required to be paid by any Obligor, or changing in any way the laws or regulations relating to the taxation of deeds of trust or mortgages or security agreements or debts secured by deeds of trust or mortgages or security agreements or the interest


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

of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect any Mortgage, the Indebtedness or Lender, then the Obligors, upon demand by Lender, shall pay such taxes, assessments, charges or liens, or reimburse Lender for any amounts paid by Lender; provided that if in the opinion of Lender's counsel it might be unlawful to require the Obligors to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable Law, Lender may elect to declare all of the Indebtedness to be due and payable 180 days from the giving of written notice by Lender to the Obligors (without prepayment premium, fee or Release Price).

            5.4. Access to Property. Each Obligor shall permit agents, representatives and employees of Lender and the Servicer, at Lender's (or Servicer's) cost to inspect the Properties or any portion thereof (subject to the rights of Tenants), and/or the books and records of the Obligors (unless during the continuance of an Event of Default, not more than four times per year), at such reasonable times during normal business hours as may be requested by Lender upon reasonable advance written notice.

            5.5. Notice of Default. Each Obligor shall promptly advise Lender of any Default or Event of Default of which such Obligor is aware.

            5.6. Litigation. Each Obligor shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against such Obligor which is reasonably likely to have a Material Adverse Effect.

            5.7. Cooperate in Legal Proceedings. Except with respect to any claim by an Obligor against Lender, each Obligor shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election and expense, participate or designate a representative to participate in any such proceedings.

            5.8. Leases.

            (a) Each applicable Obligor shall furnish Lender with executed copies of all Major Leases, together with a detailed breakdown of income and cost associated therewith. A new Lease which is not a Major Lease, and a renewal or amendment of a Lease which is not a Major Lease, and any termination of, or surrender of rights under, a Lease which is not a Major Lease, shall not require Lender's approval, provided that, in the case of the execution of a new Lease that is not a Major Lease or amendment or renewal of a Lease which is not a Major Lease, (i) the rent and other amounts payable thereunder, based upon the location of the demised premises, the type of property, and the tenant improvements, allowances or concessions to be made or provided by the landlord thereunder (taken as a whole) are "market" rate and (ii) the proposed terms thereof (taken as a whole) are Commercially Reasonable. Any Lease that does not satisfy the requirements set forth in the preceding sentence, and all new Leases which are Major Leases, and all terminations, renewals and amendments of Major Leases, and any surrender of rights under any Major Lease which results in a reduction of the rent payable thereunder, may be entered into only with the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or qualified. Additionally, Lender's approval shall not be required for the extension, renewal or other amendment of a Lease that is not a Major Lease if such extension, renewal or other amendment is at a rental rate required pursuant to the terms of such Tenant's existing Lease and the other terms of such extended, renewed or modified Lease are, taken as a whole, substantially the same as or better than those contained in such Tenant's existing Lease. All new Leases shall provide that they are subject and subordinate to any current or future mortgage financing on the applicable Property and that the Tenant agrees to attorn to any foreclosing mortgagee at such mortgagee's request; provided that Lender will enter into subordination, nondisturbance and attornment agreements with any Tenant, if required to do so pursuant to such Tenant's Lease, on Lender's standard form of subordination, nondisturbance and attornment agreement attached hereto as Exhibit J, subject to such changes as Lender shall approve in its reasonable discretion.

            (b) Notwithstanding anything to the contrary contained in this
Section 5.8, and in addition thereto, Lender agrees that Lender's consent shall be given with respect to a proposed Major Lease if (i) the rent and other amounts payable under such proposed Major Lease based upon the location of the demised premises, the type of property, the tenant improvements, allowances and concessions to be made or provided by the landlord under such proposed Major Lease (taken as a whole) is at "market" rates, and (ii) the proposed terms of such proposed Major Lease (taken as a whole) are Commercially Reasonable. In addition, Lender's approval of any extension or renewal of a Major Lease (whether such extension or renewal is by way of a modification of a Tenant's existing Lease or by way of a new Lease with such Tenant) shall not be required if such extension or renewal is required pursuant to the terms of such Tenant's existing Lease and the other terms of such extended or renewed Lease are, taken as a whole, substantially the same or better than those contained in such Tenant's existing Lease, and Lender's approval of any amendment of a Major Lease shall not be required if such amendment is required pursuant to the terms of such Major Lease. Furthermore, Lender's approval of any termination of any Major Lease shall not be required following a material default thereunder by the respective Tenant.

            (c) Any proposed new Major Lease, and any proposed terminations, renewals, amendments of a Major Lease or any other Lease amendment or matter which requires Lender's approval under this Section 5.8, which is submitted to Lender together with a summary of the economic terms thereof and any termination options contained therein or, with respect to a proposed termination, a description of the reason therefor and any proposed subordination, non-disturbance and attornment agreement, shall be deemed approved by Lender if
(i) Lender shall not have notified the applicable Obligor in writing of its disapproval and the reasons therefor within 10 Business Days after such submission (provided, however, that if Lender requests additional information during such 10-Business Day period, then such period shall be extended through the 5th Business Day following Lender's receipt of such additional information), and (ii) such submission explicitly and prominently refers to the 10-day deemed approval requirement. For any such disapproval to be effective, it shall be accompanied by a written statement in reasonable detail describing the basis for such disapproval and, if relevant to Lender's disapproval, the suggested modifications, if any, which if adopted would render such proposed Major Lease, lease amendment, subordination, non-disturbance and attornment agreement or other matter acceptable to Lender.

            (d) Each Obligor shall (i) deliver to each new Tenant a Tenant Notice upon execution of such Tenant's Lease, and promptly thereafter deliver to Lender evidence of such Tenant's receipt thereof; (ii) observe and perform all the material obligations imposed upon the lessor under the Leases, the Material Agreements and the Permitted Bond Debt in a commercially reasonable manner;
(iii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed except to the extent the enforcement thereof is not, in the reasonable judgment of such Obligor, in the best interests of the applicable Property; (iv) not seek to collect any of the rents thereunder more than one month in advance; (v) not execute any assignment of lessor's interest in the Leases or associated rents other than the Assignment of Leases; and (vi) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender, not to be unreasonably withheld, delayed or qualified (clause (vi) of this Section 5.8(d) shall be subject to the deemed approval requirement contained in Section 5.8(c), mutatis mutandis).

            (e) Following the occurrence and during the continuance of any Event of Default, the Obligors shall, upon Lender's request, to the extent not prohibited by applicable Legal Requirements, remit to Lender an amount equal to the aggregate amount of the security deposits (and any interest theretofore earned thereon to which Tenants are entitled) under all Leases, which security deposits will thereafter be held by Lender subject to the terms of the Leases until such Event of Default is cured.

            5.9. Plan Assets, etc.

            (a) The Obligors will do, or cause to be done, all things necessary to ensure that none of them will be deemed to hold Plan Assets at any time.

            (b) As long as there is outstanding any Loan, Obligor shall notify Lender, promptly, and in any event within five Business Days after receipt thereof by any Obligor, any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Obligor, or any ERISA Affiliate concerning
(A) the imposition of Withdrawal Liability by a Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA which could reasonably be expected to result in a Material Adverse Effect, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA which could reasonably be expected to result in a Material Adverse Effect, and (D) the amount of liability incurred, or which may be incurred, by the Obligor, or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above, individually or collectively, which could reasonably be expected to result in a Material Adverse Effect.

            5.10. Further Assurances. Each Obligor shall, at the Obligors' sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including Uniform Commercial Code financing statements and amended or replacement mortgages) as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of the Obligors under the Loan Documents or to facilitate a replacement of the Cash Management Bank, in each case if requested by Lender, and do and execute all such further lawful and reasonable acts,


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

conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably require from time to time. Each Obligor hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should the applicable Obligor fail to do so itself in violation of this Agreement following written request from Lender, in each case without the signature of any Obligor. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Each Obligor hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 5.10.

            5.11. Management of Collateral.

            (a) Subject to Section 5.11(f), each Property shall be managed by the applicable Obligor owning such Property or an Affiliate of such Obligor (provided that the management fee payable to such Affiliate shall not exceed 4% of Operating Income for the applicable Property), or by a Qualified Manager appointed in accordance with Section 5.11(b), in accordance with standards at least equal to those of owners and managers of office buildings of comparable quality in the respective locale.

            (b) Each Obligor may from time to time appoint one or more Qualified Managers to manage one or more of the Properties, provided that the appointment of each Qualified Manager (other than the appointment of an Affiliate, so long as no Manager Appointment Event is continuing) and the terms of its management agreement (excluding the management agreement of any Affiliate, provided that the management fee payable to such Affiliate shall not exceed 4% of Operating Income and such management agreement shall otherwise be on commercially reasonable terms) shall be subject to Lender's prior written consent (such consent not to be unreasonably withheld, delayed or qualified) (and any subsequent replacement of a Property Manager or material modification to a management agreement shall also require such consent (such consent not to be unreasonably withheld, delayed or qualified)). Each Qualified Manager selected hereunder to manage one or more of the Properties shall execute a Subordination of Property Management Agreement for Lender's benefit. Each property management agreement hereafter entered into by any Obligor shall be collaterally assigned to Lender pursuant to the Contract Assignment.

            (c) Following the occurrence of a Manager Appointment Event with respect to any Property, Lender shall have the right to require that the applicable Obligor, within 30 days following receipt of written notice from Lender, terminate the applicable Property Manager or cease to self-manage such Property, as the case may be, and appoint a replacement Property Manager satisfactory to Lender.

            (d) Each Obligor covenants and agrees to maintain or cause to be maintained at all times during the term of the Loan worker's compensation insurance with respect to each Property as required by Governmental Authorities.

             (e) Each Obligor shall promptly notify Lender in writing of any "Event of Default" under and as defined in any Property Management Agreement of which such Obligor has actual knowledge.

            (f) Notwithstanding anything in this Agreement to the contrary, at any time the Properties known as Minnesota Center, Williams Center I & II, Clark Tower, Borden Building, and Capital Center II & III may, at the applicable Obligor's option, be managed by Persons that are not Qualified Managers so long as (i) each of the other requirements provided in subsection (b) hereof have been satisfied and (ii) the sum of the Allocated Loan Amounts of the Properties managed by Persons that are not Qualified Managers shall not exceed 5% of the sum of the Allocated Loan Amounts of all Properties which are then Collateral for the Loans.

            5.12. Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year, the Obligors will furnish, or cause to be furnished, to Lender a balance sheet of each Obligor, on a Property-by-Property basis as at the end of such year, together with related statements of income and partners/members capital for such Fiscal Year, audited by independent certified public accountants of recognized national standing whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of any Obligor as a going concern. Together with the Obligors' annual financial statements, the Obligors shall furnish to Lender:

            (i) a statement of cash flows, on a Property-by-Property basis;

            (ii) then current rent rolls and occupancy reports;

            (iii) an annual report, for the most recently completed fiscal year, describing Capital Expenditures (stated separately with respect to any project costing in excess of $250,000), Tenant Improvements, Leasing Commissions, and renovations, expansions and enhancements;

            (iv) the Annual Budget for the applicable Fiscal Year; and

            (v) such other information as Lender shall reasonably request which can be provided by the Obligors without undue burden or cost.

            5.13 Quarterly Reporting. As soon as available, and in any event within 60 days after the end of each Fiscal Quarter of the Obligors, the Obligors will furnish, or cause to be furnished, to Lender, a quarterly and year-to-date financial statements prepared for such fiscal quarter with respect to the Obligors, including an operating statement as at the end of such Fiscal Quarter, together with related statements of income, partners/members capital and cash flow (on a Property-by-Property basis) for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, which shall be accompanied by an Officer's Certificate as being true and correct in all material respects and as having been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following:


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

             (i) a statement in reasonable detail which calculates DSCR and Net Operating Income for the trailing four Fiscal Quarters, in each case, ending at the end of such quarter;

            (ii) a comparison of the budgeted income and expenses and the actual income and expenses for such Fiscal Quarter and year-to-date for the Properties, together with a reasonably detailed explanation of any variances of 5% or more between budgeted and actual amounts in the aggregate and on a line-item basis for such period and year to date, determined on a Property-by-Property basis;

            (iii) a summary of Leases signed during such quarter, which summary shall include the Tenant's name, lease term, base rent, Tenant Improvements, Leasing Commissions paid, free rent and other concessions; and

            (iv)  then current rent rolls and occupancy reports.

            5.14. Assignment or Participation of Note. In the event that Lender notifies the Obligors that a sale of a Note or any interest therein (an "Assignment"), or a sale of a participation interest in a Note (a
"Participation"), to another party is desirable, then, subject to Section 9.7, the Obligors agree reasonably to cooperate with Lender in order to effectuate such Assignment or Participation.

            5.15. Insurance.

            (a) Each Obligor shall obtain and maintain with respect to its Properties, for the mutual benefit of such Obligor and Lender at all times, the following policies of insurance:

            (i) insurance against loss or damage by standard perils included within the classification "All Risks of Physical Loss". Such insurance shall be in an aggregate amount equal to the then full replacement cost of the respective Properties and fixtures (without deduction for physical depreciation); shall have reasonable and customary deductibles; shall be paid annually in advance; shall contain a "Replacement Cost Endorsement" with a waiver of depreciation; and shall include an ordinance or law coverage endorsement containing Coverage A: "Loss Due to Operation of Law" (with a minimum liability equal to replacement cost), Coverage B:
      "Demolition Cost" and Coverage C: "Increased Cost of Construction" coverages;

            (ii) flood insurance if any portion of the Property is located in an area identified by the Federal Emergency Management Agency as a "100 year flood plain", in an amount at least equal to the lesser of the applicable Release Price or the maximum limit of coverage available with respect to the Property under such program;

            (iii) Commercial general liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 per location aggregate for any policy year. In addition, at least $75,000,000 per Property excess and/or umbrella liability insurance (or, if such Obligor's liability insurance is not a blanket policy, $50,000,000 per Property) shall be


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

      obtained and maintained for any and all claims, including all legal liability imposed upon such Obligor and all related court costs and attorneys' fees and disbursements;

             (iv) rental loss and/or business interruption insurance in an annual aggregate amount equal to the estimated gross revenues from such Property, such insurance to cover losses for a period of at least 18 months. The amount of such insurance shall be increased from time to time (but not more than once in any 12-month period) as and when the gross revenues from the Property increase;

            (v) insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to such Property;

            (vi) worker's compensation insurance with respect to all employees of such Obligor as and to the extent required by any Governmental Authority or Legal Requirement and employer's liability coverage of at least $1,000,000;

            (vii) during any period of repair or restoration, builder's "all risk" insurance in an amount equal to not less than the full insurable value of the Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may reasonably request, in form and substance reasonably acceptable to Lender;

            (viii) coverage to fully compensate for the cost of demolition and the increased cost of construction, renovation or alteration for the Property;

            (ix) if required by Lender, earthquake insurance in an amount equal to the probable maximum loss of such Property, as indicated in the applicable Engineering Report, with a reasonable and customary deductible;

            (x) if required by Lender, windstorm insurance in an amount equal to the probable maximum loss of such Property, as indicated in the applicable Engineering Report, with a deductible reasonably approved by Lender; and

            (xi) such other insurance as may from time to time be reasonably required by Lender, to the extent such insurance is then routinely maintained by owners of similar properties in the applicable locations and is available at commercially reasonable rates.

            (b) All policies of insurance (the "Policies") required pursuant to this Section 5.15:

            (i) with respect to at least 75% of the applicable limit of liability, shall be issued by an insurer which has a claims paying ability rating of not less than Aa2 by Moody's, AA- by S&P and either AA- by Fitch or, if not rated by Fitch, A:VIII by A.M.

      Best (except that with respect to at least 50% of the applicable limit of liability, earthquake insurance may be issued by an insurer which has a claims paying ability rating of not less than A2 by Moody's and A by S&P, subject to Section 5.15(d)); provided that no portion of the applicable limit of liability may be issued by an insurer which has a claims paying ability rating of less than A2 by Moody's or BBB- by S&P;

            (ii) shall be maintained throughout the term of the Loans without cost to Lender;

            (iii) with respect to casualty policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as first mortgagee and loss payee;

            (iv) with respect to liability policies, shall name Lender and its successors and assigns as additional insureds;

            (v) with respect to rental or business interruption insurance policies, shall name Lender and its successors and/or assigns as loss payee;

            (vi) shall contain an endorsement providing that neither such Obligor nor Lender nor any other party shall be a co-insurer under said Policies and that Lender shall receive at least 30 days' prior written notice of any modification, reduction or cancellation;

            (vii) shall contain an endorsement providing that no act or negligence of such Obligor or of a Tenant or other occupant shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

            (viii) shall contain a waiver of subrogation against Lender;

            (ix) shall contain deductibles no larger than is customary for similar policies covering similar properties in the geographic market in which such Property is located; and

            (x) may be in the form of a blanket policy, provided that the Obligors shall provide evidence to Lender that the insurance premiums for the Properties are separately allocated under such Policy to the Properties.

Any policies of insurance maintained by an Obligor but not required hereunder shall comply with clauses (iii), (iv), (v), (vi) and (viii) above.

            (c) The Obligors shall pay the premiums for all Policies as the same become due and payable. Copies of such Policies, certified as true and correct by the Obligors, or certificates thereof (on ACORD Form 27 where available), shall be delivered to Lender promptly upon request. Not later than 30 days prior to the expiration date of each Policy, the applicable Obligor shall deliver to Lender evidence of its renewal.


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

             (d) The Nonrecourse Carveout Indemnitor agrees with Lender, as evidenced by the signature of the Nonrecourse Carveout Indemnitor below, that if
(i) an earthquake damage occurs with respect to a Property, (ii) the applicable Obligor is permitted to apply insurance proceeds toward restoration pursuant hereto, and (iii) any portion of the earthquake insurance maintained by the Obligors hereunder with respect to such Earthquake Insurance Property is issued by an insurer which has a claims paying ability rating of less than "Aa" or "AA" (or the equivalent), then the Nonrecourse Carveout Indemnitor shall be liable to make a payment to the Obligors, for the benefit of the Lender, in the amount of the applicable deductible, for application in accordance with Section 5.16.

            5.16. Casualty and Condemnation.

            (a) In the event of any Casualty or Condemnation, the applicable Obligor shall give prompt notice thereof to Lender. Lender (i) shall, provided there is no continuing Event of Default, jointly with such Obligor settle and adjust any claims; provided, however, that so long as no Event of Default is continuing, such Obligor may settle and adjust claims aggregating not in excess of the lesser of (x) $10,000,000 and (y) 10% of the applicable Allocated Loan Amount if such settlement or adjustment is carried out in a competent and timely manner, and such proceeds shall be discharged directly to such Obligor to be applied to the restoration of the affected Property, (ii) may, after the occurrence and during the continuation of an Event of Default which constitutes a Lender Settlement Event, settle and adjust any claims without the consent or participation of such Obligor, (iii) may, after the occurrence and during the continuation of an Event of Default which does not constitute a Lender Settlement Event, direct a Qualified Adjuster to settle and adjust such claims in a manner that would, in the professional opinion of such Qualified Adjuster, maximize the present value of aggregate recoveries (provided that any settlement which would result in receipt by Lender of less than the amount of the Indebtedness shall be subject to the prior written consent of Lender), and (iv) shall, at its option, allow such Obligor to settle and adjust any claims. The reasonable expenses incurred by Lender in connection with the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by the Borrowers to Lender upon demand therefor.

            (b) All Loss Proceeds from any Casualty or Condemnation not made available to the Obligors under Section 5.16(a) above shall be immediately deposited into the Loss Proceeds Account, except as otherwise required under any applicable Ground Lease and except for monthly rental loss proceeds (which rental loss proceeds shall be deposited into the Cash Management Account). If any Condemnation or Casualty occurs as to which, (x) Loss Proceeds total less than 1% of the sum of the Allocated Loan Amounts of the Properties which are then Collateral for the Loans or (y) in the reasonable judgment of Lender:

            (i) the Condemnation or Casualty, together with all contemporaneous Condemnations and Casualties, did not involve an actual or constructive loss of more than 15% (in the case of a Condemnation) or 30% (in the case of a Casualty) of the aggregate fair market value of the Properties and did not render untenantable or result in the cancellation of Leases covering more than 15% (in the case of a Condemnation) or 30% (in the case of a Casualty) of the aggregate rentable area of the Properties;


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             (ii) restoration of the affected Property is expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Ten-Year Maturity Date; and

            (iii) after such restoration, the fair market value of the affected Property will equal at least the fair market value of such Property immediately prior to such Condemnation or Casualty (assuming the affected portion of the Property is relet);

or (z) if Lender otherwise elects to allow the applicable Obligor to restore the affected Property, then, provided that no Event of Default shall have occurred and be then continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses actually incurred by Lender in connection therewith shall be disbursed to such Obligor from time to time upon Lender's being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) funds, or assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to the remaining Loss Proceeds, to complete the proposed restoration, and (iii) such architect's certificates, waivers of lien, contractor's sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the lesser of (x) $10,000,000 and (y) 10% of the applicable Allocated Loan Amount be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, conditioned or delayed). If Lender reasonably estimates that the cost to restore will exceed the lesser of (x) $10,000,000 and (y) 10% of the applicable Allocated Loan Amount, Lender may retain a local construction consultant to inspect such work and review such Obligor's request for payments and such Obligor shall, on demand by Lender, reimburse Lender for the actual reasonable fees and disbursements of such consultant (which fees and expenses shall constitute Indebtedness). With respect to disbursements made pursuant to this paragraph, (i) no payment of "hard" costs of construction shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration, and (ii) funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all liens or claims for lien. Any Loss Proceeds not required to be made available for restoration by the provisions of this Section or applied to the prepayment of the Notes in accordance with subsection (d) below shall be disbursed to the Cash Management Account.

            (c) The Obligors shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the affected Property. Lender shall be reimbursed for any actual expenses reasonably incurred in connection therewith (including reasonable attorneys' fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds. Except for the expenses described in this subsection (c) and the costs and


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

expenses of the local construction consultant described in subsection (b) hereof, the Obligors shall not be responsible for any other costs or expenses of Lender or Servicer (including, without limitation, any processing or other Lender or Servicer fee) in connection with a Casualty or Condemnation or the disbursement of Loss Proceeds.

            (d) If the applicable Obligor is not entitled to apply Loss Proceeds toward the restoration of the affected Property pursuant to Section 5.16(b) and Lender elects not to permit such Loss Proceeds to be so applied, then provided no Event of Default is continuing, such Loss Proceeds shall be applied on the second Payment Date following such election to the prepayment of the Floating Rate Notes and the Fixed Rate Notes pro rata in accordance with their then outstanding principal balances and shall be accompanied by interest thereon through the end of the applicable Interest Accrual Periods (and if an Event of Default is continuing such Loss Proceeds shall be applied on such Payment Date in the manner set forth in Section 7.4).

            (e) Notwithstanding anything herein to the contrary, provided no Event of Default is continuing, the Obligors shall be entitled to all Loss Proceeds obtained in connection with a Condemnation of a portion of a Property if the income generated from such Property and the fair market value of such Property is not materially reduced and to the extent such Loss Proceeds are not necessary for the restoration of the Property remaining after the Condemnation as determined by the applicable Obligor.

            5.17. General Indemnity. Subject to Section 9.19, the Obligors shall indemnify, reimburse, defend and hold harmless Lender and its officers, directors, employees and agents (collectively, the "Indemnified Parties") for, from and against any and all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys' fees and legal expenses whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the making or holding or enforcement of the Loans by Lender or the administration of the Transaction to the extent resulting, directly or indirectly, from any claim made (whether or not in connection with any legal action, suit, or proceeding) by or on behalf of any Person; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for its own fraud, bad faith, gross negligence or willful misconduct. In addition, the Obligors shall, to the extent permitted by law, indemnify Lender against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents. The provisions of and undertakings and indemnification set forth in this Section 5.17 shall survive until three years after the satisfaction and payment in full of the Indebtedness and termination of this Agreement (except that, as to any claim pending at such date, such provisions, undertakings and indemnification shall survive until the ultimate disposition of such claim).

            5.18  Condominium Covenants.


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            (a) In connection with its ownership of the Obligor Units, the applicable Obligor shall, to the extent (x) permitted by law, and (y) failure to do so would cause a Property Material Adverse Effect:

            (i) comply with all material terms, conditions and covenants of the Declaration as the same may be from time to time amended, and all documents and agreements binding upon or otherwise pertaining to the Condominium or such Obligor;

            (ii) conform to and abide by all law affecting the Condominium, condominium development and land sales, including all applicable federal laws and laws of the State of Texas;

            (iii) promptly deliver to Lender a true and complete copy of each and every notice of default received by such Obligor with respect to any obligation of such Obligor under the provisions of the Declaration, the by-laws of the Association or the rules and regulations promulgated thereunder;

            (iv) deliver to Lender copies of any written notices of default or event of default relating to the Condominium served by the applicable Obligor;

            (v) after the occurrence of an Event of Default, so long as any of the Loans are outstanding, the applicable Obligor shall not cast its vote(s) in the Association without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed).

            (b) In connection with its ownership of the Obligor Units, the applicable Obligor shall pay to the Association all Condominium fees, assessments and charges assessed pursuant to the Declaration against the Obligor and the Obligor Units as and when the same become due and payable. Upon request of Lender, the applicable Obligor shall deliver to Lender evidence reasonably satisfactory to Lender that all Condominium fees, assessments and charges for the immediately preceding month or quarter, as applicable, and all other fees and charges assessed pursuant to the Declaration against the applicable Obligor and the Obligor Units, which are then due and payable, have been paid by such Obligor, which evidence shall include, without limitation, a true and correct photocopy of such Obligor's cancelled check(s) evidencing such payment(s).

            (c) In the event proceeds of a Casualty or Condemnation with respect to the common areas of the Condominium are required to be deposited into an account pursuant to Sections 11.04 and/or 12.01 of the Declaration, the applicable Obligor shall cause such the Condominium to select an Eligible Account to serve such purpose.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

            6.1. Liens on the Properties. No Obligor shall permit the existence of any Lien on any of its assets, other than Permitted Encumbrances.


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

            6.2. Ownership. Except for the ownership by the Maryland Guarantors of equity interests in the corresponding Borrower, no Obligor shall own any assets other than the Properties and related personal property and fixtures located therein or used in connection therewith.

            6.3. Transfer. No Obligor shall Transfer any Collateral other than in compliance with Article II and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business.

            6.4. Debt. No Obligor shall have any Debt, other than Permitted
Debt.

            6.5. Dissolution; Merger or Consolidation. No Obligor shall dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Qualified Successor Borrower pursuant to Section 2.4 other than with respect to a technical dissolution or termination for tax purposes that is not a dissolution for state law purposes and that is immediately followed by a reconstitution of such entity.

            6.6. Change in Business. No Obligor shall make any material change in the scope or nature of its business objectives, purposes or operations; or undertake or participate in activities other than the continuance of its present business.

            6.7. Debt Cancellation. No Obligor shall cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

            6.8. Affiliate Transactions. No Obligor shall enter into, or be a party to, any transaction with any Affiliate of such Obligor, except on terms which are no less favorable to such Obligor than would be obtained in a comparable arm's length transaction with an unrelated third party.

            6.9. Misapplication of Funds. No Obligor shall distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Cash Management Account as required by Section 3.1(b), or misappropriate any security deposit or portion thereof.

            6.10. Place of Business. No Obligor shall change its chief executive office or its principal place of business without giving Lender at least 30 days' prior written notice thereof and promptly providing Lender such information and replacement Uniform Commercial Code financing statements as Lender may reasonably request in connection therewith.

            6.11. Modifications and Waivers. Unless otherwise consented to in writing by Lender (such consent not to be unreasonably withheld, delayed or qualified):

            (i) No Obligor shall terminate its operating agreement or certificate of formation, as the case may be;

            (ii) No Obligor shall amend or modify any portion of its operating agreement or certificate of formation in any manner that would alter the single purpose or


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

      bankruptcy remoteness provisions contained therein or that would result in a Material Adverse Effect on such Obligor.

            (iii) No Obligor shall amend, modify, surrender or waive any material rights or remedies under, or enter into or terminate, any Material Agreement or Permitted Bond Debt, if doing so would have a Property Material Adverse Effect.

            (iv) No Obligor shall amend, modify, surrender, cancel, terminate or waive any material rights or remedies under, or agree or otherwise consent to the amendment, modification, surrender, cancellation, termination or waiver of any material rights or remedies under, any Ground Lease, provided that Lender's consent shall not be required with respect to any of the foregoing under this clause (iv) if Rating Confirmation is received with respect thereto.

            6.12. ERISA.

            (a) No Obligor shall maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of such Obligor to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, other than with respect to any Multiemployer Plan.

            (b) No Obligor shall hold any Plan Assets by reason of Department of Labor regulation Section 2510.3-101 or otherwise.

            (c) No Obligor and no ERISA Affiliate shall incur any liability with respect to any Multiemployer Plan or all Multiemployer Plans which, alone or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

            6.13. Alterations and Expansions. No Obligor shall perform or contract to perform any Material Alteration without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed provided no Event of Default is continuing and, provided no Event of Default is continuing, shall be deemed given by Lender if (A) Lender shall not have notified the applicable Obligor in writing of its refusal to grant such consent within the Material Alteration Approval Period (as hereinafter defined) after its receipt of a written request for such consent from such Obligor and (B) the written request described in clause (A) explicitly and prominently refers to the deemed approval requirement during the Material Alteration Approval Period. If Lender's consent is requested hereunder with respect to a Material Alteration and the cost of such Material Alteration exceeds $10,000,000, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. The Obligors shall, on demand by Lender, reimburse Lender for the actual reasonable fees and disbursements of such consultant. As used herein, "Material Alteration Approval Periods" shall mean the 10 Business Day period following the Lender's receipt of Obligor's written request; provided, however, that Lender may by written notice given to the applicable Obligor within the initial 10 Business Day period extend the initial Material Alteration Approval Period for a reasonable time (not to exceed 30 days, subject to reasonable extension by Lender if Lender is diligently pursuing its evaluation of the proposed Material Alteration).


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

            6.14. Advances and Investments. No Obligor shall lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments. Notwithstanding anything in this Agreement to the contrary, each Obligor shall be permitted to distribute proceeds of the Loan, Revenues and other income to any of its Affiliates.

            6.15. Single-Purpose Entity. No Obligor shall cease to be a Single-Purpose Entity. No Obligor shall change its name unless it shall have first given Lender 30 days' prior written notice. Any Obligor that changes its name shall execute such UCC financing statements as Lender shall determine are necessary to reflect such change. No Obligor shall change its jurisdiction of formation.

            6.16. Zoning and Uses. No Obligor shall, without the consent of Lender, do any of the following:

            (i) initiate or support any limiting change in the permitted uses of any Property (or to the extent applicable, zoning reclassification of any Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Property if such variance would have a Property Material Adverse Effect, or use or permit the use of any Property in a manner that would result in the use of any Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, operating agreement, Legal Requirement or Permitted Encumbrance;

            (ii) consent to any modification, amendment or supplement to any of the terms of any Permitted Encumbrance in any manner that would have a Property Material Adverse Effect;

            (iii) impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon any Property in any manner that would have a Property Material Adverse Effect or have a material adverse effect on the transferability of any Property;

            (iv) execute or file any subdivision plat affecting any Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising any Property in any manner that would have a Property Material Adverse Effect; or

            (v) permit or consent to any Property being used by the public or any Person in such manner as might make reasonably likely a claim of adverse usage or possession or of any implied dedication or easement which claim, if successful, would have a Property Material Adverse Effect.

            6.17. Waste. No Obligor shall commit or permit any Waste on any Property, nor take any actions that might invalidate any insurance carried on any Property.

            6.18. Condominium Covenants. In connection with its ownership of the Obligor Units, the applicable Obligor shall not, without the prior written consent of Lender,


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

amend or cause to be amended the Declaration or the by-laws of the Association in any manner that might diminish the value of the Obligor's Units or diminish in any material respect the rights of the applicable Obligor thereunder, and the applicable Obligor shall not, without the consent of Lender, terminate the Declaration or the by-laws of the Association for any reason or purpose whatsoever.

                                   ARTICLE VII

                                    DEFAULTS

            7.1. Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an "Event of Default" hereunder (any Event of Default which has occurred shall continue unless and until cured by the Obligors or waived by Lender in its sole discretion):

            (a) Payment. The Borrowers shall (i) default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder), subject to Lender's right in its sole and absolute discretion to provide, by written notice to the Borrowers, a grace period through no later than the penultimate day of the applicable Floating Rate Interest Accrual Period, or (ii) default, and such default shall continue for at least five (5) Business Days after written notice to the Borrowers that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents. Notwithstanding anything to the contrary set forth in this Agreement including, without limitation, the terms of this Section 7.1(a), if an Event of Default described in this Section 7.1(a) shall arise by reason of the Borrowers' failure to make a payment required to be made on a Payment Date (other than the Maturity
Date), and such failure has not occurred on any other occasion in the prior 12-month period, then Lender's right to accelerate the Loan under Section 7.2 by reason of such failure shall be conditioned on Borrower's failure to cure such default by 12:30 p.m. on the first Business Day after Borrower's receipt from Lender of written notification thereof.

            (b) Representations. Any representation or warranty made by any Obligor in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender, or any representation or warranty deemed to have been made by any Obligor hereunder in connection with the acquisition of a Qualified Substitute Property, shall have been false or misleading in any material respect (or, with respect to any representation or warranty which itself contains a materiality qualifier, in any respect), without regard to knowledge qualifiers contained therein, as of the date such representation or warranty was made, and such default is not cured within 30 days after written notice from Lender; provided, however, that if any such default which cannot be cured by the payment of money is susceptible of cure but cannot reasonably be cured within such 30-day period and the applicable Obligor shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, the Obligors shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from the original notice.

             (c) Other Loan Documents. Except to the extent willfully caused by Lender, any Loan Document shall fail to be in full force and effect or to convey the material liens, rights, powers and privileges purported to be created thereby (including any such failure that results from a change in any provision of the Condominium Act of the State of Texas or the interpretation thereof) and such failure is not promptly remedied pursuant to Section 5.10; or a default shall occur under any of the other Loan Documents, any Ground Lease, any Permitted Bond Debt or the Declaration or by-laws of the Condominium, in each case beyond the expiration of any applicable cure period.

            (d) Bankruptcy, etc. Any of the following shall occur:

            (i) Any Obligor or Single-Purpose Equityholder shall commence a voluntary case concerning itself under Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the "Bankruptcy Code");

            (ii) Any Obligor or Single-Purpose Equityholder shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such Obligor or Single-Purpose Equityholder;

            (iii) there is commenced against any Obligor or Single-Purpose Equityholder an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 60 days after commencement;

            (iv) any Obligor or Single-Purpose Equityholder is adjudicated insolvent or bankrupt;

            (v) any order of relief or other order approving any such case or proceeding is entered;

            (vi) any Obligor or Single-Purpose Equityholder suffers appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment;

            (vii) any Obligor or Single-Purpose Equityholder makes a general assignment for the benefit of creditors; or

            (viii) any action is taken by any Obligor or Single-Purpose Equityholder for the purpose of effecting any of the foregoing.

            (e) Change of Control. A Change of Control shall occur with respect to any Obligor or Single-Purpose Equityholder; or any party shall hereafter obtain 49% or more of the direct equity interests in any Obligor or Single-Purpose Equityholder (even if not constituting a Change of Control) and the Obligors shall fail to deliver to Lender with respect to such new equityholder a new non-consolidation opinion which is in customary form as confirmed in writing by each of the Rating Agencies.

            (f) Insurance. The Obligors shall fail to maintain in full force and effect all Policies required hereunder.

            (g) ERISA; Negative Covenants. A default shall occur in the due performance or observance by any Obligor of any term, covenant or agreement contained in Section 5.9 or Article VI, and if such default is susceptible of cure such default is not cured within 30 days after written notice from Lender, provided, however, that if any such default which cannot be cured by the payment of money is susceptible of cure but cannot reasonably be cured within such 30-day period and the Obligors shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, the Obligors shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 90 days from the original notice and provided further that no cure period shall be available with respect to a default under Section 6.3, which default therefore shall constitute an immediate Event of Default).

            (h) Other Covenants. A default shall occur in the due performance or observance by the Obligors of any term, covenant or agreement (other than those referred to in subsections (a) through (g), inclusive, of this Section 7.1) contained in this Agreement or in any of the other Loan Documents, provided that if such default referred to in this subsection (h) is susceptible of being cured, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after the Obligors receive written notice thereof, for a default which can be cured by the payment of money, or for 30 days after Obligors receive written notice thereof, for a default which cannot be cured by the payment of money; provided, however, that if a default which cannot be cured by the payment of money is susceptible of cure but cannot reasonably be cured within such 30-day period and the Obligors shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, the Obligors shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from the original notice.

Upon the occurrence of any such Event of Default and at any time thereafter when such Event of Default is continuing, Lender or its successors or assigns may by written notice to the Obligors, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Mortgages, and the other Loan Documents, at law or in equity, declare by written notice to the Obligors all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Obligors and the Properties (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in paragraph 7.1(d) shall occur, then the Notes and the Loans shall immediately become due and payable without the giving of any notice or other action by Lender.
            7.2. Remedies.

            (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against the Obligors under this Agreement, the Notes (or, with respect to the Maryland Guarantors, the Maryland Guarantees), the Mortgages or any of the other Loan Documents executed by or with respect to the Obligors, at law or in equity, may be exercised by Lender at any time and from time to time, whether or not


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all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Properties. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

            (b) In the event of the foreclosure or other action by Lender to enforce its remedies in connection with all or any portion of the Properties, Lender shall apply all proceeds from any letters of credit (including any Qualified Letters of Credit) or net proceeds of such foreclosure received to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Properties and the other Loan Documents, it being understood and agreed by the Obligors that the Obligors are liable for the repayment of all the Indebtedness; provided, however, that at the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Properties and applied in reduction of the Indebtedness.

            (c) Upon the occurrence of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on the Obligors and without releasing any Obligor from any obligation hereunder or under any of the other Loan Documents, take any action to cure such Event of Default. Lender may enter upon any or all of the Properties upon reasonable notice to the applicable Obligors for such purposes or appear in, defend, or bring any action or proceeding to protect its interests and the interests of Lender in the Properties or to foreclose any or all of the Mortgages or collect the Indebtedness. The actual costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys' fees to the extent permitted by law), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were actually incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Mortgages and other Loan Documents and shall be due and payable to Lender upon demand therefor.

            (d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loans at a rate of interest equal to the Default Rate.

            7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy that Lender may have against the Obligors pursuant to this Agreement or the other Loan Documents executed by or with respect to the Obligors, existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any


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

subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

            7.4. Application of Payments after an Event of Default. During the continuance of an Event of Default, all amounts received by Lender in respect of the Loans shall be applied toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loans and the Notes in such sequence as Lender shall elect in its sole discretion.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

            8.1. Conditions Precedent to Closing. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.3):

            (a) Loan Documents. Lender shall have received a duly executed copy of each Loan Document. Each Loan Document which is to be recorded in the public records shall be in form suitable for recording.

            (b) Collateral Accounts. Each of the Collateral Accounts shall have been established with the Cash Management Bank and funded to the extent required under Article III.

            (c) Opinions of Counsel. Lender shall have received (i) a New York legal opinion in substantially the form of Exhibit I-1, (ii) legal opinions, in substantially the form of Exhibit I-2, from the Obligors' local counsel in each state in which a Property is located, (iii) a bankruptcy nonconsolidation opinion in substantially the form of Exhibit I-3 with respect to each Person owning at least a 49% direct equity interest in any Obligor or Single-Purpose Equityholder, and (iv) a Delaware legal opinion in substantially the form of
Exhibit I-4.

            (d) Organizational Documents. Lender shall have received all documents reasonably requested by Lender relating to the existence of the Obligors and the Single-Purpose Equityholders, the validity of the Loan Documents and other matters relating thereto, in form and substance reasonably satisfactory to Lender, including, but not limited to:

            (i) Authorizing Resolutions. A certified copy of the resolutions of its board of managers approving and adopting the applicable Loan Documents and authorizing the execution and delivery thereof.

            (ii) Operating Agreement. Certified copies of the certificate of formation and the operating agreement of each such Person, in each case together with all amendments thereto.

            (iii) Certificates of Good Standing or Existence. Certificates of good standing or existence for each such Person issued as of a recent date by its state of organization and by each state in which Properties are located.


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

            (e) Lease; Material Agreements. Lender shall have received true and complete copies of all Leases requested in writing by Lender and all Material Agreements.

            (f) Lien Search Reports. Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien and judgment searches conducted by a search firm reasonably acceptable to Lender with respect to the Properties, the Obligors and the Single-Purpose Equityholders, such searches to be conducted in such locations as Lender shall have requested.

            (g) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement.

            (h) No Injunction. No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loans or the consummation of the Transaction.

            (i) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on such date.

            (j) Tenant Estoppel Letters. Lender shall have received estoppel letters in form and substance reasonably satisfactory to Lender from either (i) Tenants occupying not less than 80% of the aggregate occupied rentable square feet in the Properties or (ii) Tenants contributing not less than 80% of the aggregate base rent at the Properties, which estoppel letters shall include estoppel letters from the Tenants under each Major Lease, and such subordination, non-disturbance and attornment agreement with respect to such Major Leases as Lender shall reasonably require.

            (k) No Material Adverse Effect. As of the Closing Date, no event or series of events shall have occurred which Lender reasonably believes has had or is reasonably likely to have a Material Adverse Effect.

            (l) Transaction Costs. The Obligors shall have paid all Transaction Costs (or provided for the direct payment of such Transaction Costs by Lender from the proceeds of the Loans).

            (m) Insurance. Lender shall have received certificates of insurance on ACORD Form 27, demonstrating insurance coverage in respect of the Properties of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth herein. Such certificates shall indicate that Lender is named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee endorsement in favor of Lender.

            (n) Title. Lender shall have received a marked, signed commitment to issue, or a pro-forma version of, a Qualified Title Insurance Policy in respect of each Property, listing only encumbrances set forth in clauses (i), (ii), (iii), (v) and (vi) of the definition of "Permitted Encumbrances" and such exceptions as are reasonably satisfactory to Lender.

            (o) Zoning. Lender shall have received evidence reasonably satisfactory to Lender that each Property is in compliance in all material respects with all applicable zoning requirements (including, where obtainable, zoning endorsements and letters from the applicable municipalities).

            (p) Permits; Certificate of Occupancy. Lender shall have received a copy of all material Permits for the use and operation of the Properties and the certificate(s) of occupancy, if required, for each Property, all of which shall be in form and substance reasonably satisfactory to Lender.

            (q) Engineering Report. Lender shall have received a current Engineering Report with respect to each Property, each of which reports shall be in form and substance reasonably satisfactory to Lender.

            (r) Environmental Report. Lender shall have received an Environmental Report (not more than six months old) with respect to each Property which discloses no material environmental contingencies with respect to such Property that would have a Material Adverse Effect.

            (s) Qualified Survey. Lender shall have received a Qualified Survey with respect to each Property in form and substance reasonably satisfactory to Lender.

            (t) Appraisal. Lender shall have obtained an Appraisal of each Property reasonably satisfactory to Lender.

            (u) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Obligors, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

            (v) Financial Information. Lender shall have received (i) audited financial statements for the Nonrecourse Carveout Indemnitor and operating statements for the Properties, in each case for the prior three years, prepared by an independent certified public accountant of recognized national standing,
(ii) current results from operations certified by an officer of the Nonrecourse Carveout Indemnitor, and (iii) such other financial information as Lender shall reasonably request, which information shall be in form and substance reasonably satisfactory to Lender.

            (w) Annual Budget. Lender shall have received the 2001 Annual Budget with respect to each Property.

            (x) Condominium Estoppel. Lender shall have received the Condominium Estoppel.


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

            (y) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loans as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loans shall be reasonably satisfactory in form and substance to Lender.

            8.2. Conditions Precedent to Addition of Qualified Substitute Property. Any addition of a Qualified Substitute Property to the Collateral which is otherwise permitted hereunder shall be made only upon satisfaction of the following requirements:

            (a) Completion. The Qualified Substitute Property shall be fully completed (except for punch-list items and the build-out of unleased space), and at least 70% of the rentable area therein shall be leased to Tenants in occupancy which have commenced payment of rent pursuant to executed Leases (which, in the case of Major Leases, shall have been reasonably approved by Lender).

            (b) Rating Agency Notification and Confirmation. Each Rating Agency shall have received prior written notice of the proposed addition of the Qualified Substitute Property to the Collateral and such other information with respect to such Qualified Substitute Property as such Rating Agency shall reasonably request. If following such a Property Substitution, the sum of the initial Allocated Loan Amounts of Qualified Substitute Properties acquired by the Obligors from time to time under Section 2.3 would exceed 15% of the Aggregate Loan Amount, Lender shall have received Rating Confirmation with respect thereto. Lender shall affirmatively recommend to the Rating Agencies that they grant Rating Confirmation if Lender determines that the conditions described in this Section 8.2 (other than such Rating Confirmation requirement) and in Section 2.3 have been satisfied.

            (c) Representations and Warranties. Each of the representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects with respect to the Obligor acquiring the Property and each Qualified Substitute Property on and as of the date such Qualified Substitute Property is added to the Collateral except as set forth in any Exception Report delivered to Lender (provided that any such Exception Report shall be subject to Lender's reasonable approval, which shall be provided so long as the matters set forth therein do not constitute a Property Material Adverse Effect) and such Obligor's acquisition of such Property shall be deemed to constitute such Obligor's representation to such effect. In addition, if a material portion of such Qualified Substitute Property is a Ground Leased Parcel, the applicable Obligor shall represent and warrant as follows:

            (i) a true and complete copy of the Ground Lease relating thereto has been delivered to Lender, and such Ground Lease or a memorandum thereof has been duly recorded;

            (ii) such Ground Lease permits the interest of the lessee thereunder to be encumbered by the applicable Mortgage and does not restrict the use of the Property by such lessee, its successors or assigns in a manner that would cause a Property Material Adverse Effect;


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

            (iii) such Ground Lease may not be cancelled or terminated by the ground lessor unless prior written notice of default shall have been given to Lender and the time specified in the Ground Lease for curing such default shall have expired without the same having been cured; no notice of termination by ground lessor shall be effective unless notice thereof has been sent to Lender;

            (iv) the leasehold estate of such Ground Lease has an original term (or an original term plus one or more optional renewal terms which may be exercised at the option of lessee) which extends not less than 20 years beyond the Maturity Date;

            (v) the base rental under such Ground Lease is not subject to material increase;

            (vi) such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the applicable Mortgage (other than the related ground lessor's fee interest);

            (vii) to the best of the Obligors' knowledge, there is no Lien encumbering the related ground lessor's fee interest (or if any such Lien exists, it does not encumber the leasehold estate under the applicable Mortgage), and the Ground Lease shall remain prior to any Lien upon the related fee interest that may hereafter be granted;

            (viii) such Ground Lease is assignable by a holder of a deed of trust or mortgage encumbering the lessee's interest therein upon a foreclosure of such deed of trust or mortgage without the consent of the lessor thereunder;

            (ix) such Ground Lease is in full force and effect and no default has occurred thereunder nor, to the Obligors' knowledge, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of such Ground Lease;

            (x) such Ground Lease requires the lessor thereunder to give notice of any default by the lessee to a holder of a deed of trust or mortgage encumbering the lessee's interest therein; and such Ground Lease further provides that no notice given thereunder is effective against such holder, unless a copy has been given to such holder in the manner described in such Ground Lease;

            (xi) Lender constitutes a "mortgagee" (or the applicable corresponding term) as such term is used in the Ground Lease;

            (xii) a holder of a deed of trust or mortgage encumbering the lessee's interest therein is permitted at least 10 days, in the case of monetary defaults, and 30 days, in the case of non-monetary defaults, in addition to the applicable Obligor's applicable cure period to cure any default under such Ground Lease which is curable after the receipt of notice of any such default before the lessor thereunder may terminate such Ground Lease (and, where necessary, is permitted the opportunity to gain possession of the interest of the lessee under such Ground Lease through legal proceedings or to take other action so long as such holder is proceeding diligently; but not more than 180 days from notice of such default);

            (xiii) in the case of any default which is not curable by a holder of a deed of trust or mortgage encumbering the lessee's interest therein, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such holder has the right, following termination of the existing Ground Lease, to enter into a new ground lease with the lessor on the same terms as the existing Ground Lease, and all rights of the lessee under such Ground Lease may be exercised by or on behalf of such holder;

            (xiv) such Ground Lease does not impose any material restrictions on subletting; and the lessor thereunder is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee in the relevant portion of the Property subject to such Ground Lease for any reason, or in any manner, which would adversely affect the security provided to Lender by the applicable Mortgage; provided such subtenant is not in default under the applicable sublease;

            (xv) under the terms of the Ground Lease and the applicable Mortgage, taken together, any related Loss Proceeds will be applied either to repair or restoration of all or part of the related Property, with the Lender alone or the Lender and the Ground Lessor or a trustee appointed by Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to payment of the outstanding principal balance of the Loan with any accrued interest thereon; and

            (xvi) such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of Lender, and any such action without such consent will be void;

            (d) Loan Documents. The applicable Obligor shall have executed, acknowledged and delivered to Lender, with respect to each Qualified Substitute Property, a Mortgage, an Assignment of Rents and Leases, an Assignment of Contracts (or an amendment of the existing Assignment of Contracts), an Environmental Indemnity (or an amendment of the existing Environmental Indemnity) and applicable Uniform Commercial Code financing statements, in each case with such state-specific modifications as shall be recommended by counsel admitted to practice in such state and selected by Lender. Each Mortgage shall secure the entire Indebtedness, provided that in the event that the jurisdiction in which the applicable Qualified Substitute Property is located imposes a mortgage recording, intangibles or similar Tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such Tax payable, the principal amount secured by such Mortgage shall be equal to 150% of such Qualified Substitute Property's Allocated Loan Amount.

            (e) Legal Opinions. Lender shall have received (i) a legal opinion from the Obligors' New York counsel in substantially the form of Exhibit I-1, and (ii) a legal opinion from the Obligors' local counsel in the state in which such Qualified Substitute Property is located in substantially the form of
Exhibit I-2 subject to customary qualifications and exceptions.

            (f) Lien Search Reports. Lender shall have received reports of Uniform Commercial Code, tax lien and judgment searches conducted by a nationally recognized search firm with respect to the Qualified Substitute Property and such Obligor and showing no Liens, claims or encumbrances against such Obligor or the Qualified Substitute Property which is not reasonably approved by Lender. Such searches to be conducted in such locations as Lender shall have reasonably requested.

            (g) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date either before or after the addition of such Qualified Substitute Property to the Collateral.

            (h) Tenant Estoppel Letters. Lender shall have received estoppel letters in the form attached hereto as Exhibit K (or in such other form as Lender may reasonably approve) and containing no material exceptions or qualifications (unless reasonably approved by Lender) from either (i) Tenants occupying not less than 80% of the aggregate occupied rentable square feet in the Qualified Substitute Property or (ii) Tenants contributing not less than 80% of the aggregate base rent at the Qualified Substitute Property, which estoppel letters shall include estoppel letters from the Tenants under each Major Lease at the Qualified Substitute Property; and Lender shall have received such subordination, non-disturbance and attornment agreements as Lender shall reasonably require.

            (i) Transaction Costs. The Obligors shall have paid all Transaction Costs.

            (j) Insurance. Lender shall have received certificates of insurance on ACORD Form 27, demonstrating insurance coverage in respect of the Qualified Substitute Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth herein. Such certificates shall indicate that Lender is named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee endorsement in favor of Lender.

            (k) Title. Lender shall have received a marked, signed commitment to issue, or a signed pro-forma version of, a Qualified Title Insurance Policy in respect of the Qualified Substitute Property, listing only encumbrances set forth in clauses (i), (iii), (v) and (vi) of the definition of "Permitted Encumbrances" and such other exceptions as are reasonably satisfactory to Lender; provided, however, that an exception to title listed in clause (iv) of the definition of "Permitted Encumbrances" that is endorsed over by the Title Company shall be an acceptable exception to title for purposes of this subsection.

            (l) Zoning. Lender shall have received evidence reasonably satisfactory to Lender that the Qualified Substitute Property is in compliance in all material respects with all applicable zoning requirements (including, where obtainable, zoning endorsements and letters from the applicable municipalities).

            (m) Permits; Certificate of Occupancy. Lender shall have received a copy of all material Permits for the use and operation of the Properties and the certificate(s) of occupancy, if required and obtainable, for the Qualified Substitute Property.

            (n) Engineering and Environmental Reports. Lender shall have received reasonably satisfactory Environmental Reports and Engineering Reports regarding each Qualified Substitute Property and, if corrective measures are recommended therein and the cost thereof exceeds the lesser of (x) 1% of the Allocated Loan Amount of such Qualified Substitute Property and (y) $500,000, the applicable Obligor shall have either (i) deposited into escrow with the Lender pursuant to documentation reasonably satisfactory to the Lender 125% of the amount required to fund such corrective measures or (ii) delivered to Lender a Qualified Letter of Credit in such amount or (iii) if such cost is less than $5 million, delivered to Lender a guaranty from Trizec (provided that Trizec has a net worth of not less than $1 billion), in form and substance reasonably satisfactory to Lender, in such amount; and in any case the applicable Obligor shall covenant to perform such corrective measures within the time period recommended in such reports.

            (o) Qualified Survey. Lender shall have received a Qualified Survey with respect to the Qualified Substitute Property in form and substance reasonably satisfactory to Lender.

            (p) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Obligors, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

            (q) Financial Information. Lender shall have received (i) operating statements for the Qualified Substitute Property for the prior three years, prepared by an independent certified public accountant of recognized national standing to the extent such statements can be obtained without undue burden or cost, (ii) current results from operations certified by an officer of the Nonrecourse Carveout Indemnitor if an Affiliate of the Obligors owned the Property for the prior fiscal year, and (iii) such other financial information as Lender shall reasonably request and is obtainable without undue burden or cost, which information shall be in form and substance reasonably satisfactory to Lender.

            (r) Annual Budget. Lender shall have received the then-current Annual Budget with respect to the Qualified Substitute Property.

            (s) Lease; Material Agreements. Lender shall have received true and complete copies of all Leases requested in writing by Lender (from a rent roll listing all Leases previously delivered to Lender) and all Material Agreements.

            (t) Appraisal. Lender shall have obtained an Appraisal with respect to such Qualified Substitute Property if required under Section 2.3.

            (u) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loans as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loans shall be reasonably satisfactory in form and substance to Lender.

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of the Obligors, shall inure to the benefit of Lender and its successors and assigns and all covenants, promises and agreements in this Agreement contained by or on behalf of Lender shall inure to the benefit of the Obligors and their respective successors and permitted assigns.

            9.2. GOVERNING LAW.

            (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO THE PROVISIONS OF THE NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 1402, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS OF THE SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED, OR (IN THE CASE OF THE ACCOUNT COLLATERAL OR OTHER INTANGIBLES) THE LAW OF THE STATE OR STATES WHICH GOVERN SUCH CREATION, PERFECTION AND ENFORCEMENT.

             (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY OBLIGOR OR THE NONRECOURSE CARVEOUT INDEMNITOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK) SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. THE OBLIGORS, LENDER AND THE NONRECOURSE CARVEOUT INDEMNITOR HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

            9.3. Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.

            9.4. Notices.

            (a) All notices, requests, directions and other communications permitted or provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, facsimile transmission) and mailed, faxed or delivered, (i) if to the Obligors or the Nonrecourse Carveout Indemnitor, to the following address: Sears Tower, 233 S. Wacker Drive, Suite 4600, Chicago, IL 60606, Attention: Jeffrey D. Echt, or to such other address as shall be designated by the Obligors and/or the Nonrecourse Carveout Indemnitor in a written notice to Lender from time to time, (ii) if to Lender, to it c/o Wells Fargo Bank, N.A., 45 Fremont Street, San Francisco, CA 94105, 2d floor,
Attention: Commercial Mortgage Servicing, with a copy to Robert F. Darling, Esq., Wells Fargo Bank, N.A, 633 Folsom Street, 7th Floor 94111, or to such other address as shall be designated by Lender in a written notice to the Obligors from time to time. THE OBLIGORS HEREBY APPOINT TRIZECHAHN COLONY SQUARE GP LLC (TOGETHER WITH ITS PERMITTED SUCCESSORS, THE "REPRESENTATIVE OBLIGOR") TO SERVE AS AGENT ON BEHALF OF ALL OBLIGORS TO RECEIVE ANY NOTICES REQUIRED TO BE DELIVERED TO ANY OR ALL OF THE OBLIGORS HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND TO BE THE SOLE PARTY AUTHORIZED TO DELIVER NOTICES ON BEHALF OF THE OBLIGORS HEREUNDER. ANY NOTICE DELIVERED TO THE REPRESENTATIVE OBLIGOR SHALL BE DEEMED TO HAVE BEEN DELIVERED TO ALL OBLIGORS, AND ANY NOTICE RECEIVED FROM THE REPRESENTATIVE OBLIGOR SHALL BE DEEMED TO HAVE BEEN RECEIVED FROM ALL OBLIGORS. THE OBLIGORS SHALL BE ENTITLED FROM TIME TO TIME TO APPOINT A REPLACEMENT REPRESENTATIVE OBLIGOR BY WRITTEN NOTICE DELIVERED TO LENDER AND SIGNED BY BOTH THE NEW REPRESENTATIVE OBLIGOR AND THE REPRESENTATIVE OBLIGOR BEING SO REPLACED.

            (b) All such notices and communications transmitted by overnight delivery shall be effective when delivered or upon refusal to accept delivery (in the case of overnight delivery) or if mailed or delivered, upon receipt or upon refusal to accept delivery. All notices hereunder sent by facsimile transmission shall be deemed sufficiently served or given for all purposes hereunder upon transmission as confirmed by the sender's verified facsimile transmission or certified facsimile activity report, provided that such transmission is promptly followed by another form of notice allowed by this
Section 9.4.

            9.5. TRIAL BY JURY. THE OBLIGORS, LENDER AND THE NONRECOURSE CARVEOUT INDEMNITOR, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE OBLIGORS AND THE NONRECOURSE CARVEOUT INDEMNITOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER, THE OBLIGORS AND NONRECOURSE CARVEOUT INDEMNITOR ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OBLIGORS, LENDER AND THE NONRECOURSE CARVEOUT INDEMNITOR.


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

            9.6. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

            9.7. Assignment and Participation. Except as explicitly provided in
Article II, no Obligor may sell, assign or transfer any interest in the Loan Documents or any portion thereof (including, without limitation, the Obligors' rights, title, interests, remedies, powers and duties hereunder and thereunder). Lender and each assignee of all or a portion of the Loans (an "Assignee") shall have the right from time to time in its discretion to make an Assignment or sell a Participation. In the case of an Assignment, (i) each Assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a "Lender" hereunder and under the other Loan Documents,
(ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be) and to be the sole Lender to designate the account to which payments shall be made by the Borrowers to the Lenders hereunder. Goldman Sachs Mortgage Company shall maintain, or cause to be maintained, as agent for the Borrowers, a register at 85 Broad Street or such other address as it shall notify the Borrowers in writing, on which it shall enter the name or names of the registered owner or owners from time to time of the Notes (and the Borrowers may review such register upon request following reasonable advance written notice). The Borrowers agree that upon effectiveness of any Assignment of any Note in part, the Borrowers will promptly provide to the assignor and the Assignee separate promissory notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. The assigning Lender shall notify in writing each of the other Lenders of any Assignment. Each potential Assignee and potential participant (until it becomes clear that such potential Assignee or potential participant is not to become an actual Assignee or participant), and each actual Assignee and participant, and each rating agency or potential investor in connection with a Securitization, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment or Participation, the party conveying the Assignment or Participation shall provide notice to the Obligors of the identity and address of the Assignee or participant. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the Assignee) shall continue to have the benefits of any indemnifications contained herein which such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.

            9.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


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

            9.9. Preferences. Lender shall have no obligation to marshal any assets in favor of the Obligors or any other party or against or in payment of any or all of the obligations of the Obligors pursuant to this Agreement, the Notes or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by the Obligors to any portion of the obligations of the Obligors hereunder and under the Loan Documents. To the extent the Obligors make a payment or payments to Lender, which payment or proceeds or any portion thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

            9.10. Rating Confirmations.

            (a) Whenever any covenant or agreement in this Agreement or the other Loan Documents requires that the performance of any covenant or the satisfaction of any condition shall be to the Lender's or Servicer's "satisfaction" or words of similar import, then Lender's or Servicer's determination with respect to such agreement or conditions shall be exercised promptly, in good faith, and in a commercially reasonable manner.

            (b) Lender and Servicer shall reasonably cooperate with Borrower in obtaining any Rating Confirmation required under this Agreement or any of the Loan Documents as long as, if Lender's consent to such underlying action is required, such Lender consent has been given, and shall within five Business Days following any written request to Borrower provide Borrower with, to Lender's knowledge, a detailed list of requirements for obtaining any such Rating Confirmation, all at no cost and expense of the Borrower, except for the reasonable third party out-of pocket costs paid or incurred by Lender or Servicer, as the case may be.

            9.11. Offsets, Counterclaims and Defenses. All payments made by the Obligors hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoffs or counterclaims. The Obligors hereby waive the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any Assignee of Lender's interest in a Loan shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loans.

            9.12. No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any Obligor and Lender, nor to grant Lender any interest in the Properties other than that of mortgagee or lender.

            9.13. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, the Mortgages or any of the other Loan Documents, the provisions of this Agreement shall prevail.


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

            9.14. Brokers and Financial Advisors. Each Obligor, Nonrecourse Carveout Indemnitor and Lender hereby represents it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except for Goldman, Sachs & Co. and Morgan Stanley & Co., Incorporated. Lender, Borrowers and each Nonrecourse Carveout Indemnitor hereby agree, jointly and severally, to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnified party in connection with the transactions contemplated herein. The provisions of this Section 9.14 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

            9.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

            9.16. Estoppel Certificates. The Obligors and Lender each hereby agree at any time and from time to time, upon not less than 5 Business Days' prior written notice, to execute, acknowledge and deliver to the party specified in such notice a statement, in writing, certifying that each of the Loan Documents is in full force and effect and has not been modified (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Event of Default has occurred and is then continuing, and, if so, specifying each such Event of Default. In addition, any such written statement shall specify (A) the unpaid principal amount of the Note, (B) the date installments of interest and/or principal were last paid, (C) whether, to the knowledge of such party, there exist any offsets or defenses to the payment of the Indebtedness, and (D) such other matters related to the status of the Loan as such party may reasonably request.

            9.17. Payment of Expenses; Mortgage Recording Taxes. The Obligors covenant and agrees to reimburse Lender upon receipt of written notice from Lender for all (i) Transaction Costs; (ii) costs and expenses reasonably and actually incurred by Lender in connection with (A) the Obligors' ongoing performance of and compliance with their agreements and covenants contained in this Agreement and the other Loan Documents on their part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by the Obligors or by Lender; (C) filing and recording fees and expenses, title insurance and reasonable fees and disbursements of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Obligor, this Agreement, the other Loan Documents or any other security given for the Loans or the Properties; and
(E) enforcing any obligations of or collecting any payments due from any Obligor under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings.

            9.18. No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and the Obligors, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and the Obligors any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loans hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loans in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

            9.19. Recourse.

            (a) Except as set forth in the balance of this Section, in the Environmental Indemnity and in Section 9.14, no recourse shall be had for the Indebtedness against any Affiliate of the Obligors or any officer, director, stockholder, partner, member or other owner of the Obligors or any such Affiliate, or any separate account contract holder, beneficial owner, advisor, consultant, manager, fiduciary or employee of any of the foregoing, and recourse to the Obligors shall be limited to the Obligors' interest in the Properties and the other Collateral. Each Obligor and the Nonrecourse Carveout Indemnitor (as evidenced by the Nonrecourse Carveout Indemnitor's signature below) shall indemnify Lender and hold Lender harmless from and against any and all actual damages to Lender (including the actual reasonable legal and other expenses of enforcing the obligations of the Nonrecourse Carveout Indemnitor under this
Section 9.19) resulting from fraud, intentional misrepresentation, voluntary bankruptcy filing by any Obligor or Single-Purpose Equityholder, misappropriation or misapplication of funds (including Loss Proceeds, Revenue and security deposits), Waste, failure of the Obligors to comply with Section 5.8(e) following the occurrence and during the continuance of an Event of Default, any liability for the payment of mortgage recording or other similar taxes relating to the Mortgages securing the Maryland Guarantees, and any breach of the representation contained in Section 4.17 to the extent such breach relates to events occurring prior to the Closing Date (the "Indemnified Liabilities").

            (b) Each Obligor and the Nonrecourse Carveout Indemnitor shall indemnify Lender and hold Lender harmless from and against any and all actual Damages to Lender resulting from or arising out of the Indemnified Liabilities (including the actual reasonable legal and other expenses of enforcing the obligations of the Nonrecourse Carveout Indemnitor under this Section 9.19(b)). The liability of the Nonrecourse Carveout Indemnitor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Obligors or any other Person, nor against the Collateral, and shall not be impaired or limited by any of the following events, whether occurring with or without notice to the Nonrecourse Carveout Indemnitor or with or without consideration:

            (i) any extensions of time for performance required by any of the Loan Documents or any extension or renewal of the Notes;

            (ii) any sale, assignment or foreclosure of the Notes, any Mortgage(s) or any of the other Loan Documents or any sale or transfer of any or all of the Properties;

            (iii) any Assumption or any other change in the composition of any Obligor, including the withdrawal or removal of the Nonrecourse Carveout Indemnitor from any current or future position of ownership, management or control of the Obligors;

            (iv) the accuracy or inaccuracy of the representations and warranties made by the Obligors in any of the Loan Documents;

            (v) the release of the Obligors or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Lender's voluntary act or otherwise; or

            (vi) the modification of the terms of any one or more of the Loan Documents.

The Nonrecourse Carveout Indemnitor hereby acknowledges that Lender would not make the Loans but for the personal liability undertaken by the Nonrecourse Carveout Indemnitor herein. The Nonrecourse Carveout Indemnitor agrees that it shall not demand or accept any payment from any Obligor in respect of any amounts owing or paid by the Nonrecourse Carveout Indemnitor hereunder until one year and one day after such time as the Indebtedness shall have been paid in full.

            (c) Without limitation to any other right or remedy provided to Lender in this Agreement or any of the other Loan Documents, each Obligor acknowledges and agrees that, to the full extent permitted under applicable law, this Agreement and the other Loan Documents upon the occurrence of an Event of Default (i) Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings which it, as Lender, in its sole and absolute discretion, shall determine from time to time, (ii) Lender is not required to either marshal assets, sell Collateral in any inverse order of alienation, or be subjected to any "one action" or "election or remedies" law or rule, (iii) the exercise by Lender of any remedies against any Collateral will not impede Lender from subsequently or simultaneously exercising remedies against any other Collateral, (iv) all Liens and other rights, remedies and privileges provided to Lender in this Agreement and in the other Loan Documents or otherwise shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold and/or otherwise realized upon and (v) each Property shall be security for the performance of all of the Obligors' obligations hereunder. Each Obligor acknowledges and agrees that it shall be jointly and severally liable for the obligations of all Obligors under the Loan Documents.

            (d) Notwithstanding anything to the contrary contained in this Section or in any other provision of this Agreement or in any of the Loan Documents, no member, shareholder, partner, or other owner of any Obligor or the Nonrecourse Carveout Indemnitor (or any interest therein) or any separate account contract holder, beneficial owner, advisor, consultant, manager, fiduciary, director, officer, employee or agent of any of the foregoing, shall have any personal or other liability under the Loan, this Agreement or other Loan Documents, except for the Obligors and the Nonrecourse Carveout Indemnitor to the extent provided herein and in the Environmental Indemnity.

            9.20. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or Affiliates of Lender wherever located) to or for the credit or the account of the Obligors against the obligations and liabilities of the Obligors to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

            9.21. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to the Obligors or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform the Obligors or any third party of (a) the existence, quality, adequacy or suitability of Appraisals of the Properties or other Collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender's rights under the Loan Documents, and shall not render Lender liable to the Obligors or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

            9.22. Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to the Obligors, whereupon any notice or consent from the Servicer to the Obligors, and any action by Servicer on Lender's behalf, shall have the same force and effect as if Servicer were Lender. Notice is hereby given that the initial Servicer shall be Wells Fargo, N.A.

            9.23 Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

            IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                                    LENDER:

                                    SECORE FINANCIAL CORPORATION

                                    By: ___________________________
                                    Its:  Authorized Signatory

                                    BORROWERS:


                                    TRIZECHAHN COLONY SQUARE GP LLC, a
                                    Delaware limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory


                                    TRIZECHAHN RESTON I LLC, a Delaware limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory


                                    TRIZECHAHN REGIONAL POOLING LLC, a
                                    Delaware limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory


                                    TRIZECHAHN 1250C/2401P LLC, a Delaware
                                    limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory

                                    TRIZECHAHN RESTON II LLC, a Virginia
                                    limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory


                                    TRIZECHAHN TBI CLARK TOWER LLC, a Delaware limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory

                                    TRIZECHAHN INTERSTATE NORTH
                                    DEVELOPMENT LLC, a Delaware limited
                                    liability company

                                    By:____________________________
                                    Its:  Authorized Signatory


                                    TRIZECHAHN NI SILVER SPRING METRO PLAZA
                                    LLC, a Delaware limited liability company

                                    By:____________________________
                                    Its:   Authorized Signatory

                                    TRIZECHAHN NI SILVER SPRING LLC, a
                                    Delaware limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory


                                    TRIZECHAHN TBI SACRAMENTO I LLC, a
                                    Delaware limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory

                                    MARYLAND GUARANTORS:


                                    TRIZECHAHN TBI SILVER SPRING LLC, a
                                    Maryland limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory


                                    TRIZECHAHN SILVER SPRING METRO PLAZA LLC, a Maryland limited liability company

                                    By:____________________________
                                    Its:  Authorized Signatory

NONRECOURSE CARVEOUT
INDEMNITOR:

TRIZECHAHN OFFICE PROPERTIES INC.


By: _______________________________
    Name:
    Title:


                                       2